UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. ____)

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☐	Soliciting Material Pursuant to §240.14a-12

AMBAC FINANCIAL GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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2020 NOTICE OF ANNUAL
MEETING OF STOCKHOLDERS &
PROXY STATEMENT

Ambac Financial Group, Inc. One World Trade Center New York, NY 10007 Tel: 212.658.7470

April 15, 2020

To Our Fellow Stockholders:

It is our pleasure to invite you to our 2020 Annual Meeting of Stockholders to be held on June 2, 2020 at 11:00 a.m. (Eastern). The meeting will be held at One World Trade Center, 64th floor, in New York City. Please note that we are actively monitoring the public health and travel concerns concerning COVID-19 (a/k/a Coronavirus) and the protocols that federal, state, and local governments have imposed. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication. Please monitor the Company’s website at www.ambac.com under the heading “Investor Relations” for updated information. If you are planning to attend the meeting, please check the website one week prior to the meeting date.

We are taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to stockholders via the internet. This electronic process gives you fast, convenient access to the materials, reduces the impact on the environment and reduces our printing and mailing costs. If you received a Notice Regarding the Availability of Proxy Materials (“Internet Notice”) by mail, you will not receive a printed copy of the proxy materials unless you specifically request them. The Internet Notice instructs you on how to access and review all of the important information contained in this Proxy Statement, as well as how to submit your proxy over the internet. If you want more information, please see the General Information section of this Proxy Statement or visit the Annual Meeting of Stockholders section of our Investor Relations website at http://ir.ambac.com.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the internet or by phone or, if you requested to receive printed proxy materials, by mailing a proxy or voting instruction card. Please review the instructions on each of your voting options described in this Proxy Statement, as well as in the Internet Notice you received in the mail.

Thank you for your interest in Ambac.

Sincerely,

Jeffrey S. Stein Chairman	Claude LeBlanc President and Chief Executive Officer

AMBAC FINANCIAL GROUP, INC.
NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

Time and Date	11:00 a.m. (Eastern) on June 2, 2020

Place	One World Trade Center * 64th floor New York, New York 10007

Items of Business	(1) To elect seven members of the Board of Directors to hold office until the next annual meeting of stockholders or until their respective successors have been elected and qualified.
(2) To approve, on an advisory basis, the compensation of our named executive officers.
(3) To ratify the appointment of KPMG LLP as Ambac’s independent registered public accounting firm for the fiscal year ending December 31, 2020.
(4) To approve Ambac's 2020 Incentive Compensation Plan.

Adjournments and Postponements
Any action on the items of business described above will be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date	You are entitled to vote only if you were an Ambac stockholder as of the close of business on April 7, 2020 (Record Date). You will need proof of ownership of our common stock to enter the meeting.

Voting
Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the instructions on the Notice Regarding the Availability of Proxy Materials (“Internet Notice”) you received in the mail, the section titled “General Information - Information About the Annual Meeting and Voting” in this Proxy Statement or, if you requested to receive printed proxy materials, your enclosed proxy or voting instruction card.

By order of the Board of Directors,

William J. White
Corporate Secretary

*
Please note, we are actively monitoring the public health and travel concerns relating to the coronavirus (COVID-19) and the protocols that federal, state, and local governments have imposed. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication. Please monitor the Company’s website at www.ambac.com under the heading “Investor Relations” for updated information. If you are planning to attend the meeting, please check the website one week prior to the meeting date.

This notice of Annual Meeting and Proxy Statement and form of proxy are being distributed and made available on or about April 15, 2020.

PROXY STATEMENT SUMMARY	1	Compensation Committee Report	56
GENERAL INFORMATION	11	2019 Summary Compensation Table	57
INCORPORATION BY REFERENCE	18	Grants of Plan-Based Awards in 2019	58
DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE	19	Agreement with Claude LeBlanc	59
Board of Directors	19	Agreements with Other Executive Officers	61
Board Leadership Structure	23	Outstanding Equity Awards at 2019 Fiscal Year-End	64
Board Committees	23	Stock Vested in 2019	64
Board’s Role in Risk Oversight	26	Nonqualified Deferred Compensation	65
Director Independence	27	Potential Payments Upon Termination or Change-in-Control	66
Compensation Committee Interlocks and Insider Participation	27	Pay Ratio Disclosure	68
Consideration of Director Nominees	27	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	69
Executive Sessions	28	THE AUDIT COMMITTEE REPORT	70
Outside Advisors	28	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	71
Board Effectiveness	28	PROPOSAL NUMBER 1	73
Code of Business Conduct	29	PROPOSAL NUMBER 2	74
Board Compensation Arrangements for Non-Employee Directors	29	PROPOSAL NUMBER 3	75
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	32	PROPOSAL NUMBER 4	76
EXECUTIVE COMPENSATION	34	Appendix A	A-1
Executive Officers	34	Appendix B	B-1
Compensation Discussion and Analysis	36

Ambac Financial Group, Inc. | i | 2020 Proxy Statement

PROXY STATEMENT SUMMARY
Below are the highlights of important information you will find in this Proxy Statement for Ambac Financial Group, Inc. ("Ambac" or the "Company") and its principal operating subsidiary, Ambac Assurance Corporation and its subsidiaries ("AAC").  As it is only a summary, please review the complete Proxy Statement before you vote.

Ambac Financial Group Fiscal Year 2019 Highlights
Performance Highlights:
The following events summarize our performance highlights for fiscal year 2019:

● Executed the COFINA Plan of Adjustment in the first quarter of 2019 resolving 78% of Ambac's total debt service exposure to Puerto Rico.
● Ceded $1.5 billion of performing par exposure to third party reinsurers, including $662 million of Adversely Classified and Watch List Credits.
● Realized $142 million in proceeds related to the settlement between the United States Securities and Exchange Commission and Citigroup Global Markets.
● Decreased our insured portfolio by 19% to $38.0 billion from year-end 2018.
● Decreased Adversely Classified and Watch list Credits by 28% to $14.3 billion.
● Executed additional headcount and other cost reductions including the consolidation of space for the New York headquarters.
● Ended 2019 with total Ambac stockholders’ equity (“Book Value“) of $1.5 billion, or $32.41 per share, and Adjusted Book Value(1) of $1.3 billion, or $28.83 per share.

(1)
Adjusted Book Value is a non-GAAP measure. A reconciliation of this non-GAAP financial measure and the most directly comparable GAAP financial measure is presented in Appendix A. In this Proxy Statement, we refer to Total Ambac Financial Group, Inc. Stockholders' Equity as "Book Value."

Ambac Financial Group, Inc. | 1 | 2020 Proxy Statement

Performance Against Compensation Metrics
Performance Against 2019 Short Term Incentive Plan Metrics. Short Term Incentive Plan ("STIP") awards for 2019 were determined based on a structured and objective approach in which 60% of an executive officer's annual STIP award was based on the Company’s achievement of pre-established financial performance targets at the Company related to changes in: (i) Watch List and Adversely Classified Credits, (ii) Gross Operating Run Rate Expense, and (iii) Net Asset Value; and the remaining 40% of an executive officer's annual STIP award was based on other performance considerations, including business unit results and individual performance. For the 2019 fiscal year, we established the following goals for each of our STIP performance metrics and assigned weighting factors as follows:

	Weighting Factor	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)
Watch List and Adversely Classified Credits (1)	30%	$17,945	$17,195	$16,672
Gross Operating Run Rate Expenses (2)	15%	$17.8	$17.2	$16.6
Value creation (Net Asset Value) (3)	15%	$(85)	$(42.5)	$-0-
The following graph/charts shows the Company's 2019 actual performance compared to the threshold, target and maximum achievement levels as established for each of the performance metrics.

Watch List and Adversely Classified Credits Net Par (1)	Gross Operating Run Rate Expenses (2)	Net Asset Value(3)

Threshold	Target	Maximum	- - - -	Actual

(1)	Reductions in Watch List and Adversely Classified Credits as of December 31, 2019 under the STIP were measured against Watch List and Adversely Classified Credits identified as of January 1, 2019.

(2)	Gross Operating Run Rate Expenses is measured by comparing actual gross operating run rate expenses for the fourth quarter of a fiscal year to performance goals established against budgeted amounts.

(3)
Net Asset Value is calculated by reducing Assets by Liabilities, determined as of December 31, 2019. See the definitions of Assets and Liabilities set forth in the CD&A under under "Pay Mix -- AAC LTIP Metric".

With respect to the Watch List and Adversely Classified Credits and the Net Asset Value, Ambac exceeded the maximum performance goal set for each of these metrics. Watch List and Adversely Classified Credits were reduced to $14.3 billion net par outstanding and Net Asset Value at year-end was $273.7 million. Gross Operating Run Rate Expenses for the fourth quarter of 2019 were $16.8 million, slightly better than target.

Ambac Financial Group, Inc. | 2 | 2020 Proxy Statement

Performance against 2016 LTIP metrics. In 2016, we established the following three year goals for each of our LTIP performance metrics and assigned weighting factors based on each named executive officer's areas of responsibility.

At AAC the Greater of		At Ambac	Percentage of Target Award Earned
Asset to Liability Ratio (1)	Net Asset Value (1) ($ in millions)	Cumulative EBITDA (1) ($ in millions)
100%	$0	$19	200%
94%	$(349)	$16	175%
89%	$(655)	$13	150%
84%	$(979)	$6	100%
79%	$(1,337)	$—	—%

(1)	Linear interpolation between levels results in a proportionate amount of the Ambac LTIP Target Award becoming earned and vested.
The following graph/charts shows the Company's actual performance over the three year performance period running from January 1, 2016 through December 31, 2018, compared to the achievement levels set forth in the chart above.

AAC Net Asset Value	Ambac Cumulative EBITDA

$0
-$200
-$400
-$600
-$800
-$1,000
-$1,200
($ Millions)
184%
% of Target Award Earned
Dec 2015
Dec 2016
Dec 2017
Dec 2018
Net Asset Value
% of Target Award Earned

200%
% of Target
Award Earned
$35.0
$30.0
$25.0
$20.0
$15.0
$10.0
$5.0
$0.0
($ Millions)
Dec 2015
Dec 2016
Dec 2017
Dec 2018
Cumulative EBITDA
% of Target Award Earned

For the 2016 LTIP, performance at AAC is judged based on the higher of the Asset to Liability Ratio or the Net Asset Value (this dual testing feature was eliminated in 2018). For the three years ended December 31, 2018, the measure of Net Asset Value exceeded the measure of the Asset to Liability Ratio. Therefore using the Net Asset Value as the metric for judging performance at AAC, management exceeded the target performance goal and achieved a Net Asset Value equal to approximately $(224) million. With respect to Cumulative EBITDA at Ambac, the Company exceeded the target performance goal and achieved a Cumulative EBITDA of $30 million.

Ambac Financial Group, Inc. | 3 | 2020 Proxy Statement

Response to 2019 Say on Pay Vote and Stockholder Outreach
At our 2019 annual meeting, stockholders representing approximately 91% of our common stock present, in person or by proxy, and entitled to vote at the meeting, voted to approve, on an advisory basis, the compensation of our named executive officers described in our 2019 proxy statement.
Key Features of Our Executive Compensation Program

Compensation Aligned to Market Levels	● The Chief Executive Officer’s total compensation is benchmarked to what the Compensation Committee believes is an appropriate level of compensation compared to peers.

Rigorous Performance Metrics
●    Rigorous performance goals based on multiple metrics for our short-term incentive program. Incentive compensation program for our Chief Executive Officer structured to align with the incentive compensation program for all of our executive officers.

Sixty percent of our Chief Executive Officer's annual incentive award is based on the achievement of objective financial performance metrics that have been established by the Compensation Committee pursuant to our Short-Term Incentive Compensation Plan and the remainder of the annual incentive award opportunity is based on other performance goals and objectives.

The determination of the portion of the annual incentive award that is not based on objective metrics is based on certain factors, including, but not limited to, evaluation of business unit performance and individual performance. The Compensation Committee believes that it is important to retain a substantial level of discretion with respect to other performance considerations given the Company's continuing exposure to certain events that are outside the control of management and could have a substantial negative impact on our financial performance.

Inclusion of a relative TSR modifier and a restricted stock unit component in the Long Term Incentive Compensation Plan
●    In response to stockholder feedback, we added a relative Total Shareholder Return ("rTSR") modifier of +/- 10% to our LTIP Awards beginning in 2019 so that any final performance stock unit ("PSU") award payout at the end of the three year performance period may be increased or decreased by 10% if the Company's stock performance compared to a peer group is at or above the 75th percentile or at or below the 25th percentile, respectively.

In order to encourage the retention of our most valued employees and to more closely align their interests with that of our stockholders, we included time based restricted stock units ("RSUs") as a component of our LTIP awards, which in our most recent compensation cycle were denominated 75% in performance stock units and 25% in RSUs.

Overall, our current executive compensation program heavily emphasizes performance and equity-based compensation to more closely align management's incentives with stockholder interests, and includes other practices that we believe serve stockholder interests such as not providing tax “gross-up” payments, providing limited perquisites, adopting plan provisions relating to claw-backs of incentive awards and maintaining policies prohibiting the hedging or pledging our Company’s stock.

Ambac Financial Group, Inc. | 4 | 2020 Proxy Statement

Corporate Responsibility and Sustainability
Ambac's long-term success depends not only on how we execute against our strategic priorities but also how we manage our relationships with our policy holders; the communities in which we work; and our employees. For this reason, we take an integrated approach to sustained value creation and managing risk in and around our business. The following report on ESG matters follows the five broad sustainability dimensions outlined by the Sustainability Accounting Standards Board ("SASB"): Business Model, Corporate Governance, Environmental, Social Capital and Human Capital.
Business Model
Ambac Financial Group, Inc. is a financial services holding company whose subsidiaries include Ambac Assurance Corporation, a guarantor of public finance and structured finance obligations. Our corporate initiatives are governed by our corporate Mission, Vision and Values.

Mission	Vision	Values
● Optimize our business and its components to achieve maximum return for shareholders; ● Aggressively pursue financially sound strategies to reduce risk and decrease the size of the insured portfolio	● Transition to a growth-oriented platform sufficiently capitalized to support businesses that are synergistic with Ambac’s core competencies	● Culture of respect, inclusion, collaboration and transparency; ● Attract, retain, and reward top performers who meet standards of excellence, integrity, and collaboration
Our principal subsidiary, AAC, is in active run off and has not written any new business since 2007. We are an event driven company which impacts our ability to drive our strategic initiatives. Our primary focus is on risk reduction, loss mitigation and asset recoveries with risk management playing a key role in our operations.
Ambac's Risk Management Group is primarily responsible for the development, implementation and oversight of loss mitigation strategies, surveillance and remediation of our insured portfolio. We continue to aggressively pursue and execute on various strategies to stabilize our insurance platform in order to reduce and mitigate potential adverse development, preserving future optionality and opportunities. Strategies implemented include commutations, risk transfers through reinsurance and, proactive facilitation of refinancings, and policy terminations. Our active de-risking efforts resulted in a 28% decrease of our riskiest exposures or Adversely Classified and Watchlist Credits, to $14.8 billion.
New Business Opportunities. As we look to expand our operations and grow our portfolio, risk versus reward remains at the forefront of our decision-making process, including Sustainability and Corporate Responsibility.

Ambac Financial Group, Inc. | 5 | 2020 Proxy Statement

Corporate Governance
Our Board conducts an annual review of its governance practices, Committee charters and governance policies to ensure that the Company’s practices are in line with current best practices. We are committed to a corporate governance approach that aligns the interests of management, the Board of Directors and our stockholders. In furtherance of this approach, in the fall of 2019 our investor relations department reached out to stockholders representing approximately 47% of our outstanding common stock to offer a meeting with the Chairman of the Board and the Chairs of the Compensation Committee and the Governance and Nominating Committee to solicit feedback from our stockholders on executive compensation and corporate governance matters. Our Chief Executive Officer provided a brief business update and participated in a discussion regarding the event driven nature of our business at the outset of each meeting before excusing himself and turning the meeting over to the directors. The feedback on our executive compensation program was very favorable, with a number of stockholders expressing the view that a meeting with our Board and committee chairs was unnecessary at the time because they were very satisfied with the Company's executive compensation program and had no concerns about other governance matters. Over the past three years our Board of Directors has been proactive in soliciting and responding to shareholder feedback and, following the recommendations of the Governance and Nominating Committee and the Compensation Committee, implemented the following corporate governance changes:

●    Beginning in 2017, we reduced the aggregate value of non-employee director annual cash retainer and equity grants by 33% compared to prior years, which had the effect of increasing the equity component as a percentage of total compensation. In 2020 we eliminated director meeting fees, which previously applied after a director had attended eight meetings of the Board, or eight meetings of a committee that he or she attended as a member.

●    In 2018 we eliminated the "retesting" feature in the Long-Term Incentive Compensation Program that allowed performance at AAC to be measured by the greater of two metrics: an improved asset liability ratio ("ALR") or improved Net Asset Value over a three year performance period. Beginning in 2018, metrics for LTIP awards related to AAC performance have been evaluated based on (i) reductions in Watch List and Adversely Classified Credits, and (ii) improvements in Net Asset Value. Watch List credits represent exposures for which there may be heightened potential for future adverse development based on qualitative and quantitative stress assumptions. Ambac performance for LTIP awards granted prior to 2020 will continue to be evaluated based on cumulative EBITDA.

● We adopted an Executive Stock Ownership and Retention Policy (“Stock Ownership Policy”) applicable to all of our executive officers.
●    We adopted a recoupment policy (otherwise known as a "claw-back") providing that in the event of a material financial restatement or the imposition of a material financial penalty, the Company may recoup incentive-based compensation received by our executive officers during a three-year look-back period.

●    We shifted our Short-Term Incentive Compensation Plan for our executive officers to be more performance-based by establishing financial performance metrics for calculating annual incentive award payouts. Sixty percent of an executive officer's annual incentive award for fiscal year 2019 was calculated based on the achievement of pre-established objective financial performance targets related to (i) Net Asset Value*, (ii) reductions in Gross Operating Run Rate Expense*, and (iii) reductions in Watch List and Adversely Classified Credits*.

● We made reductions to our Watch List and Adversely Classified Credits an additional performance-based financial metric in our Long-Term Incentive Compensation Plan.
●    In 2019, we added a relative Total Shareholder Return ("rTSR") modifier of +/- 10% to our LTIP Awards so that any final PSU award payout at the end of a three year performance period may be increased or reduced by 10% if the Company's stock performance compared to a peer group is at or above the 75th percentile or at or below the 25th percentile, respectively.

*
Reductions in Gross Operating Run Rate Expense is measured by comparing actual gross operating run rate expenses for the fourth quarter of a fiscal year to performance goals established against budgeted amounts. Reductions in Watch List and Adversely Classified Credits as of December 31, 2019 under the STIP were measured against Watch List and Adversely Classified Credits as of January 1, 2019. Net Asset Value is calculated by reducing Assets by Liabilities, determined as of December 31, 2019. See the definitions of Assets and Liabilities set forth in the CD&A under under "Pay Mix -- AAC LTIP Metric".

Ambac Financial Group, Inc. | 6 | 2020 Proxy Statement

Ambac's corporate governance practices drive accountability to shareholders
Independent Oversight and Leadership
✓    6 out of 7 directors independent
✓    Limited additional current Board obligations (no director sits on more than 3 other public company boards), allowing for focus on the execution of Ambac's strategy
✓    Separate Chairman and CEO roles
✓    Average tenure less than 5 years (vs. S&P average of 8.4)
✓    Added four new independent directors in the last three years with a focus on core skills and experience, as well as diversity and inclusion

Emphasis on Shareholder Rights	✓ No classified board - all directors elected annually ✓ No shareholder rights plan

Shareholder Engagement	✓ Actively engaged with shareholders on corporate governance issues, including Board diversity ✓ Track record of proactive, ongoing shareholder dialogue

Our Board of Directors is currently comprised of directors with diverse skill sets which is necessary in light of the unique nature of Ambac’s business.

	CEO Experience	CFO Experience	Insurance Expertise	Risk Management	Investment Experience	Restructuring Expertise
Alexander Greene				✓	✓	✓
Ian Haft		✓		✓	✓
David Herzog		✓	✓		✓	✓
Joan Lamm-Tennant	✓		✓	✓
Claude LeBlanc	✓	✓	✓	✓	✓	✓
C. James Prieur	✓		✓	✓	✓	✓
Jeffrey S. Stein				✓	✓	✓
_____________________________________

Environmental
Ambac is committed to maintaining an environmentally conscious workplace. Because Ambac's subsidiaries are not currently writing new business, the primary environmentally-related focus at the Company is on the assessment and management of environmental risks in the portfolio of insured credits. The Company's policies and procedures relating to risk assessment and risk management are overseen by its Board of Directors. The Board takes an enterprise-wide approach to risk management oversight that is designed to support the Company's business plans at a level of risk considered by the Board to be reasonable.
Environmentally Conscious Workplace

•
During the fourth quarter of 2019, Ambac reduced its corporate footprint by consolidating its New York headquarters from approximately 103,000 square feet to 47,000 square feet and moved into a LEEDs Certified, energy-efficient building at One World Trade Center.

Ambac Financial Group, Inc. | 7 | 2020 Proxy Statement

•
One World Trade Center has been awarded a Leadership in Energy and Environmental Design (LEED) gold certification.  LEED is a green building certification program developed by the non-profit U.S. Green Building Council and is a designation recognized worldwide. LEED certified buildings are designed and constructed to: save energy, use less water, reduce emissions and provide healthier indoor environmental quality.

•	In conjunction with our move to One World Trade Center, we have adopted the following sustainability practices which contribute to the circular economy:

◦	Green Cleaning Policy; promotes the use of green cleaning products, equipment, and strategies;

◦	Electronic Waste Recycling;

◦	Office furniture reuse program for unwanted and discarded furniture and fixtures;

◦	Organic Collection Program; designed to reduce the amount of greenhouse gas emissions associated with conventional organic waste disposal.
Portfolio Risk Management Surveillance
Many events, including extreme weather patterns caused by climate change, can have an impact on Ambac’s existing insured exposures. Our Risk Management Group focuses on the early identification of potential stress or deterioration in connection with credit exposures in the insured portfolio and the related credit analysis associated with these and other insured portfolio exposures. Additionally, the surveillance group will evaluate the impact of changes in economic, regulatory, political environment and extreme weather on the insured portfolio. Upon the occurrence of a credit related event, our surveillance team undertakes a further detailed review of how the event potentially impacts credits in order to assess the ability of issuers in affected regions to meet debt service obligations and adjusts internal rating downgrades as necessary and/or takes appropriate risk remediation actions.
_____________________________________

Social Capital
Ambac values relationships with key outside parties, such as local communities, the public and our policy holders.
Ambac follows responsible business practices with all business partners

•	Ambac pays all policy claims on time and in full.

•	Ambac is committed to making sure that our services comply with applicable data privacy laws.

•
The Ambac privacy statement (found at www.ambac.com) explains what personal data we collect from our business partners and visitors to our website and how we use it.  Ambac has not, and has no current intention to sell personal data that it collects and utilizes for its business.

•
Ambac’s policies, management oversight, accountability structures and technology are designed to protect privacy and personal data. Our data security program is governed by a senior management committee that meets regularly and reports to the Board at least annually.

•
Ambac has implemented and tested a business continuity and disaster recovery plan designed to ensure the safety of Ambac’s personnel, facilities and the continuity of critical business functions in case of natural disasters or other extraordinary events that could impact operations.

Ambac Financial Group, Inc. | 8 | 2020 Proxy Statement

Ambac is dedicated to supporting social impact causes internally and externally

•
Ambac supports many community charities, including Children’s Village, a non-profit organization focused on children in need, which we have supported for close to 20 years through financial and event support.

•	Beginning in 2019, Ambac instituted a paid time off employee volunteering program, promoting and providing opportunities for employees to volunteer for causes that benefit our communities.
_____________________________________

Human Capital Management
Ambac is committed to the professional development and personal health of its employees through established policies and events which we believe has contributed to our low 8.3% voluntary turnover ratio.
Deliberate investment in personal and professional employee development

•	Leadership training from Level Up Leader for senior and executive management.

•
A mentoring program was introduced during 2019 to foster upward mobility and enrich employee development. This program is intended to help drive positive cultural behavior by cultivating the healthy growth of Ambac employees through the connection of staff members with senior level managers.

•	Conducted financial planning seminars for employees to promote financial wellness and assist our employees to meet near- and long-term financial goals.

•	Health and Wellness programs

◦	Nutrition seminars

◦	Meditation classes

◦	Stress management workshops

◦	WWWellness program

•	Corporate tuition reimbursement provided to employees seeking to further their education.

•	Company sponsored annual health fair with free flu shots and biometric screenings provided by medical health care practitioners.

•	Corporate and departmental events are held throughout the year to promote Company cohesion and facilitate strategic and business planning.
Senior Advisory Team created to supplement Executive Team

•
In 2018, certain rising employees were identified and appointed to a Senior Advisory Team, the goal of which is to promote, retain, and incentivize talented individuals within the Company. Selected senior managers provide input and lead initiatives related to improving work environment/culture and corporate efficiencies, fostering better communication and team building.

Ambac Financial Group, Inc. | 9 | 2020 Proxy Statement

Investment Portfolio Management
All investments in our investment portfolio are made in accordance with the general objectives, policies, and guidelines for investments reviewed or overseen by Ambac's Board of Directors or the board of directors of the applicable subsidiary. These policies and guidelines include liquidity, credit quality, diversification and duration objectives and are periodically reviewed and revised as appropriate.

•
Beginning in 2018, we deployed some of our investment portfolio into a minority and women-owned investment fund which maintains internal social responsibility and diversity initiative guidelines, including a pledge to consider environmental, public health, safety, and social issues with potential investments. Additionally, the fund donates a percentage of its profits to mission-driven organizations that promote diversity.

_____________________________________

Ambac Financial Group, Inc. | 10 | 2020 Proxy Statement

AMBAC FINANCIAL GROUP, INC.
One World Trade Center
New York, New York 10007

PROXY STATEMENT

GENERAL INFORMATION
INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Proxy Materials
Why did I receive these Proxy Materials?
The Board of Directors of Ambac Financial Group, Inc. ("Ambac" or the "Company") has made these materials available to you on the internet or, upon your request, has delivered printed proxy materials to you, in connection with the solicitation of proxies for use at Ambac’s 2020 Annual Meeting of Stockholders (the "Annual Meeting"), which will take place on June 2, 2020 at 11:00 a.m. (Eastern). The meeting will be held at One World Trade Center, 64th floor, in New York City. Please note that we are actively monitoring the public health and travel concerns concerning COVID-19 (a/k/a Coronavirus) and the protocols that federal, state, and local governments have imposed. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication. Please monitor the Company’s website at www.ambac.com under the heading “Investor Relations” for updated information. If you are planning to attend the meeting, please check the website one week prior to the meeting date. As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under SEC rules and that is designed to assist you in voting your shares.
Why did I receive a notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?
In accordance with rules adopted by the SEC, we may furnish proxy materials, including this Proxy Statement and our 2019 Annual Report to Stockholders, to our stockholders by providing access to such documents on the internet instead of mailing printed copies. Stockholders will not receive printed copies of the proxy materials unless they request them. Instead, the Internet Notice, which was mailed to our stockholders, will instruct you as to how you may access and review all of the proxy materials on the internet. The Internet Notice also instructs you as to how you may submit your proxy on the internet, by phone or by mail. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Internet Notice.
What is included in the proxy materials?
The proxy materials (collectively, “Proxy Materials”) include:

•	Our Proxy Statement for the 2020 Annual Meeting of Stockholders;

•	Our 2019 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and

•	The proxy card or a voting instruction card for the Annual Meeting.

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How can I access the Proxy Materials over the internet?
The Internet Notice, proxy card or voting instruction card will contain instructions on how to:

•	View our Proxy Materials for the Annual Meeting on the internet and vote your shares; and

•	Instruct us to send our future Proxy Materials to you electronically by email.
Our Proxy Materials are available at www.proxyvote.com.
Choosing to receive your future Proxy Materials by email will save us the cost of printing and mailing documents to you, and will reduce the impact on the environment of printing and mailing these materials. If you choose to receive future Proxy Materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive Proxy Materials by email will remain in effect until you terminate it.
What information is contained in this Proxy Statement?
The information in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting and details regarding the voting process, the compensation of our directors and certain of our executive officers, corporate governance, and certain other required information.
Why did I only receive one set of materials when there is more than one stockholder at my address?
If two or more stockholders share one address, each such stockholder may not receive a separate copy of our Proxy Materials or Internet Notice. Stockholders who do not receive a separate copy of our Proxy Materials or Internet Notice and want to receive a separate copy may request to receive a separate copy of, or additional copies of, our Proxy Materials or Internet Notice via the internet, phone or email, as outlined above. Upon such request we shall furnish such copy, or additional copies, promptly. Stockholders who share an address and receive multiple copies of our Proxy Materials or Internet Notice may also request to receive a single copy by writing to our Investor Relations Department, Ambac Financial Group, Inc., One World Trade Center, New York, New York 10007.
Voting Information
What items of business will be voted on at the Annual Meeting?
The items of business scheduled to be voted on at the Annual Meeting are:

•	The election of seven directors to our Board of Directors.

•	To approve, on an advisory basis, the compensation of our named executive officers.

•	The ratification of the appointment of KPMG LLP as Ambac’s independent registered public accounting firm for the fiscal year ending December 31, 2020.

•	The approval of Ambac's 2020 Incentive Compensation Plan.
We will also consider any other business that properly comes before the Annual Meeting.
How does the Board of Directors recommend that I vote?
Our Board of Directors recommends that you vote your shares:

✓	"FOR” each of its nominees to the Board of Directors.

✓	"FOR” the approval, on an advisory basis, of the compensation of our named executive officers.

✓	"FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2020 fiscal year.

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✓	"FOR” the approval of Ambac's 2020 Incentive Compensation Plan.
Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Stephen M. Ksenak and William J. White, or either of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting.
What shares can I vote?
Each share of Ambac common stock issued and outstanding as of the close of business on the Record Date for the 2020 Annual Meeting of Stockholders is entitled to be voted with respect to all items on which stockholders may vote at the Annual Meeting. You may vote all shares owned by you as of the Record Date, including (i) shares held directly in your name as the stockholder of record, and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee, or other nominee. On the Record Date, we had 45,779,023 shares of common stock issued and outstanding.
How many votes am I entitled to per share?
Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the Record Date. The voting rights of certain substantial holders of common stock are restricted. A holder (including any group consisting of such holder and any other person with whom such holder or any affiliate or associate of such holder has any agreement, contract, arrangement or understanding with respect to acquiring, voting, holding or disposing of our common stock) will be entitled to vote only such number of shares that would equal (after giving effect to this restriction) one vote less than 10% of the votes entitled to be cast by all holders of our outstanding common stock. This restriction does not apply if the acquisition or ownership of common stock has been approved, whether before or after such acquisition or first time of ownership, by the Wisconsin Insurance Commissioner. Our certificate of incorporation also restricts the right of certain transferees to vote certain of their shares to the extent that, as a result of a transfer of shares (or any series of transfers of which such transfer is a part), either (i) any person or group of persons shall become a five-percent stockholder or (ii) the percentage stock ownership interest in our shares of any five-percent stockholder (including a group of persons treated as a five-percent stockholder) shall be increased.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most Ambac stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. If your shares are registered directly in your name with our transfer agent, Computershare Inc., you are considered, with respect to those shares, the stockholder of record. If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, like the vast majority of our stockholders, you are considered the beneficial owner of shares held in street name.
How can I vote my shares at the Annual Meeting?
Shares held in your name as the stockholder of record or held beneficially in street name may be voted by you in person at the Annual Meeting or by proxy. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If no instructions are indicated, the shares will be voted as recommended by the Board of Directors.
How can I vote my shares without attending the Annual Meeting?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. You can vote by proxy over the internet or by phone by following the instructions provided in the Internet Notice, or, if you requested to receive printed Proxy Materials, you can also vote by mail pursuant to instructions provided on the proxy card. If you hold shares through a bank or broker, please refer to your proxy card or other information forwarded by your bank or broker to see which voting options are available to you.

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•
You may submit your proxy by using the internet. The address of the website for submitting your proxy via the Internet is www.proxyvote.com for both registered holders and beneficial owners of our common stock holding in street name. Internet proxy submission is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 1, 2020. Easy-to-follow instructions allow you to submit your proxy and confirm that your instructions have been properly recorded.

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You may submit your proxy by calling. The phone number for submitting your proxy by phone is 1-800-690-6903. Submitting your proxy by phone is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on June 1, 2020.

•
You may submit your proxy by mail. As a result of implementing “Notice and Access,” you may request to receive printed copies of Proxy Materials by mail or electronically by email by following the instructions provided in the Internet Notice. You may submit your request in writing to our Corporate Secretary at Ambac Financial Group, Inc., One World Trade Center, New York, New York 10007 (or you can send an email to corporatesecretary@ambac.com). Once you receive your Proxy Materials, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope.

Can I change my vote or revoke my proxy?
You may change your vote at any time prior to the taking of the vote at the Annual Meeting. You may change your vote by (i) granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (until the applicable deadline for each method), (ii) providing a written notice of revocation to Ambac’s Corporate Secretary at Ambac Financial Group, Inc., One World Trade Center, New York, New York 10007 (and you can send a copy via email to corporatesecretary@ambac.com), prior to your shares being voted, or (iii) attending the Annual Meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote in person at the Annual Meeting.
Is my vote confidential?
Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed to parties other than Ambac, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; or

•	To facilitate a proxy solicitation.
How many shares must be present or represented to conduct business at the Annual Meeting?
The presence, in person or by proxy, of the holders of a majority of the voting power of Ambac’s shares of common stock outstanding as of the Record Date will constitute a quorum. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum.

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How may I vote in the election of directors, and how many votes must the nominees receive to be elected?
With respect to the election of directors, you may:

•	vote “FOR” all seven nominees for director;

•	vote “FOR” some of the nominees; or

•	“WITHHOLD” from voting with respect to one or more of the nominees for director.
Our directors are elected by a plurality of the shares of common stock present or represented by proxy and entitled to vote on the election of directors. This means that the seven individuals nominated for election to the Board who receive the most “FOR” votes among votes properly cast will be elected. Only “FOR” or “WITHHELD” votes are counted in determining whether a plurality has been cast in favor of a director nominee. A “WITHHELD” vote is not considered a vote cast "FOR" or "AGAINST" a director nominee under a plurality vote standard. You cannot abstain in the election of directors and broker non-votes are not counted. Each holder of our common stock is entitled to one vote for each share held as of the Record Date. There are no cumulative voting rights associated with any of Ambac's common stock.
How may I vote for the non-binding advisory vote approving executive compensation, and how many votes must this proposal receive to pass?
With respect to this proposal, you may:

•	vote “FOR” the approval of the non-binding resolution regarding executive compensation;

•	vote “AGAINST” the approval of the non-binding resolution regarding executive compensation; or

•	"ABSTAIN” from voting on the proposal.
In accordance with applicable law, this vote is “advisory,” meaning it will serve as a recommendation to our Board of Directors, but will not be binding. However, our Board of Directors and the Compensation Committee thereof will consider the outcome of the vote when making future compensation decisions for our executive officers.
How may I vote for the proposal to ratify the appointment of our independent registered public accounting firm, and how many votes must this proposal receive to pass?
With respect to this proposal, you may:

•	vote “FOR” the ratification of the accounting firm;

•	vote “AGAINST” the ratification of the accounting firm; or

•	“ABSTAIN” from voting on the proposal.
In order to pass, the proposal must receive the affirmative vote of a majority of the votes entitled to be cast by holders of our common stock who are present in person, or by proxy at the Annual Meeting.
How may I vote for the proposal to approve Ambac's 2020 Incentive Compensation Plan, and how many votes must this proposal receive to pass?
With respect to this proposal, you may:

•	vote “FOR” the proposal to approve Ambac's 2020 Incentive Compensation Plan;

•	vote “AGAINST” the proposal to approve Ambac's 2020 Incentive Compensation Plan; or

•	“ABSTAIN” from voting on the proposal.

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In order to pass, the proposal must receive the affirmative vote of a majority of the votes entitled to be cast by holders of our common stock who are present in person, or by proxy at the Annual Meeting.
What are broker non-votes?
If you hold shares beneficially in street name and do not vote your shares as described in this Proxy Statement, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. All of the matters scheduled to be voted on at the Annual Meeting are “non-routine,” except for the proposal to ratify the appointment of KPMG LLP as Ambac’s independent registered public accounting firm for the fiscal year ending December 31, 2020. In tabulating the voting result for any “non-routine” proposal, shares that constitute broker non-votes are not considered voting power present with respect to that proposal. Thus, broker non-votes will not affect the outcome of any “non-routine” matter being voted on at the Annual Meeting, assuming that a quorum is obtained. Abstentions are considered voting power present at the meeting and thus will have the same effect as votes against each of the matters scheduled to be voted on at the Annual Meeting (other than the election of directors).
Brokers may not vote your shares on the election of directors, certain executive compensation matters, or certain corporate governance matters in the absence of your specific instructions as to how to vote, so we encourage you to provide instructions to your broker regarding the voting of your shares.
Who will bear the cost of soliciting votes for the Annual Meeting?
Ambac pays the entire cost of preparing, assembling, printing, mailing, and distributing the Proxy Materials and soliciting votes. If you choose to access the Proxy Materials and/or vote over the internet, you are responsible for internet access charges you may incur. If you choose to vote by phone, you are responsible for any phone charges you may incur. In addition to the mailing of these Proxy Materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities.
What happens if additional matters are presented at the Annual Meeting?
Other than the four items of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, Stephen M. Ksenak or William J. White, will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any reason, any of the nominees for director included in this Proxy Statement is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.
Where can I find the voting results of the Annual Meeting?
We will announce preliminary voting results at the Annual Meeting and publish final voting results in the Annual Meeting of Stockholders section of our Investor Relations website at http://ir.ambac.com. We will also disclose the final voting results on a Current Report on Form 8-K filed with the SEC within four business days following the date on which the Annual Meeting concludes.
Attending the Annual Meeting
How can I attend the Annual Meeting?
Only stockholders, their proxy holders and our guests may attend the Annual Meeting. Verification of ownership will be requested at the admissions desk. If you are a holder of record and plan to attend the Annual Meeting, please indicate this when you vote. When you arrive at the Annual Meeting, you will be asked to present photo identification, such as a driver’s license. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 7, 2020, the record date for voting. If you want to vote your common stock held in street name in person, you must get a written proxy in your name from the broker, bank or other

Ambac Financial Group, Inc. | 16 | 2020 Proxy Statement

nominee that holds your shares. If you wish to obtain directions to attend the meeting in person, you may send an email to: corporatesecretary@ambac.com or call (212) 658-7456. Please note that we are actively monitoring the public health and travel concerns concerning COVID-19 (a/k/a Coronavirus) and the protocols that federal, state, and local governments have imposed. In the event it is not possible or advisable to hold the Annual Meeting in person, we will announce alternative arrangements for the meeting, which may include a change in venue or holding the meeting solely by means of remote communication. Please monitor the Company’s website at www.ambac.com under the heading “Investor Relations” for updated information. If you are planning to attend the meeting, please check the website one week prior to the meeting date.
Do directors attend the Annual Meeting?
It is currently expected that all of our directors will attend our Annual Meeting of Stockholders. All of our directors who were on the Board last year attended the 2019 Annual Meeting of Stockholders.
How can I find out if I am a stockholder of record entitled to vote?
For a period of at least ten days before the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for inspection by stockholders of record during ordinary business hours at our principal executive offices at One World Trade Center, New York, New York 10007.
Other Questions Related to the Meeting or Ambac
Who will serve as inspector of elections?
The inspectors of election will be representatives from Broadridge Financial Solutions, Inc.
How can I contact Ambac’s transfer agent?
Contact our transfer agent by either writing to Computershare Inc., PO Box 505000, Louisville, KY 40233, or 462 South 4th Street, Suite 1600, Louisville, KY 40202, by telephoning 1-800-662-7232 or via the web at www.computershare.com/investor.
Whom should I call if I have any questions?
If you have any questions about the Annual Meeting or voting, please contact William J. White, Corporate Secretary, at (212) 658-7456 or by email at corporatesecretary@ambac.com. If you have any questions about your investment in Ambac common stock, please contact Lisa Kampf, Managing Director, Investor Relations, at (212) 208-3177 or by email at ir@ambac.com.
How can a stockholder communicate directly with our Board?
Stockholders and other interested parties may communicate with Ambac’s Board by writing to Ambac’s Corporate Secretary at Ambac Financial Group, Inc., One World Trade Center, New York, New York 10007 or by sending an email to Ambac’s Corporate Secretary at corporatesecretary@ambac.com. Ambac’s Corporate Secretary will then forward your questions or comments directly to the Board.
Please note that material that is directly or indirectly hostile or threatening, illegal or otherwise unsuitable will not be forwarded to our Board. Any communication that is relevant to Ambac’s business and is not forwarded will be retained for one year and will be made available to our independent directors on request. The independent directors grant the Corporate Secretary discretion to decide what correspondence shall be shared with Ambac management and specifically instruct that any personal employee complaints be forwarded to our Human Resources Department.
What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?
For Stockholder Proposals that are to be included in our Proxy Statement under Rule 14a-8. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (“Exchange Act”), if a stockholder wants Ambac to include a proposal in our proxy statement and form of proxy for presentation at our 2021 Annual Meeting of

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Stockholders (other than a proposal relating to the nomination of a specific individual for election to our Board of Directors), the proposal must be received by us at our principal executive offices at One World Trade Center, New York, New York 10007, not later than December 15, 2020. The proposal must be sent to the attention of our Corporate Secretary, and must comply with the requirements of Regulation 14A under the Exchange Act (including, but not limited to, Rule 14a-8 or its successor provision).
Other Proposals and Nominations. Our by-laws govern the submission of nominations for director or other business proposals that a stockholder wishes to have considered at a meeting of stockholders, but which are not included in our proxy statement for that meeting. Under our by-laws, nominations for director or other business proposals to be addressed at our next annual meeting may be made by a stockholder entitled to vote who has delivered a notice to the Corporate Secretary of Ambac Financial Group, Inc. no later than the close of business on April 4, 2021, and not earlier than March 5, 2021, except if the date of our next annual meeting is not within 30 days before or after the anniversary of our 2020 Annual Meeting of Stockholders, such notice must be delivered no earlier than the 90th day before our 2021 Annual Meeting of Stockholders and no later than the later of the 60th day before our 2021 Annual Meeting of Stockholders and the 15th day following the day on which public announcement of the date of our 2021 Annual Meeting of Stockholders is first made by the Company. The notice must set forth and describe the information required by Article II of our by-laws.
These advance notice and information requirements are in addition to, and separate from, the requirements that a stockholder must meet in order to have a proposal included in our proxy statement under the rules of the SEC. A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above-referenced by-law provisions, subject to applicable rules of the SEC.
INCORPORATION BY REFERENCE
To the extent that this Proxy Statement has been or will be specifically incorporated by reference into any other filing of Ambac under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Report of the Audit Committee” (to the extent permitted by the rules of the SEC) shall not be deemed to be so incorporated, unless specifically provided otherwise in such filing.

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DIRECTORS, EXECUTIVE OFFICERS, AND CORPORATE GOVERNANCE
Board of Directors
The Board oversees the business of Ambac and monitors the performance of management. Addressing issues following Ambac’s emergence from Chapter 11 and the challenges confronting our principal operating subsidiary, AAC, a financial guarantee insurance company, requires a high level of focus, time commitment and engagement from our directors. The Board meets approximately five times per year in regularly scheduled meetings, but will meet more often, if necessary. The Board met fourteen times in 2019. Outside of formal meetings, directors frequently engage with management concerning Ambac’s business and strategies. In 2019, each director attended at least 89% of the total number of meetings of the Board and any committees on which he or she served. All of our current directors also serve as directors of AAC.
Directors
The names of our directors and their ages, positions, and biographies are set forth below. There are no family relationships among any of our directors or executive officers.

				Committee Membership
Name	Director Since	Age	Independent	Audit	Compensation	Governance and Nominating	Strategy
Alexander D. Greene	2015	61	●		▼	●	●
Director
Ian D. Haft	2016	49	●	● è	●		▼
Director
David L. Herzog	2016	60	●	▼ è			●
Director
Joan Lamm-Tennant	2018	67	●	● è			●
Director
Claude LeBlanc	2017	54
President and Chief Executive Officer and Director
C. James Prieur	2016	68	●	● è	●	▼
Director
Jeffrey S. Stein	2013	50	●			●
Chairman of the Board
▼ Chairman ● Member è Audit Committee Financial Expert
Our Board of Directors is currently comprised of directors with diverse skill sets which is necessary in light of the unique nature of Ambac’s business.

	CEO Experience	CFO Experience	Insurance Expertise	Risk Management	Investment Experience	Restructuring Expertise
Alexander D. Greene				✓	✓	✓
Ian D. Haft		✓		✓	✓
David L. Herzog		✓	✓		✓	✓
Joan Lamm-Tennant	✓		✓	✓
Claude LeBlanc	✓	✓	✓	✓	✓	✓
C. James Prieur	✓		✓	✓	✓	✓
Jeffrey S. Stein				✓	✓	✓

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Alexander D. Greene
Mr. Greene has been a director since April 2, 2015. Mr. Greene has over thirty-five years of corporate finance and private equity experience. From December 2005 to March 2014, he was a Managing Partner and head of U.S. Private Equity at Brookfield Asset Management, a global asset management company. Previously, Mr. Greene was a Managing Director and co-head of Carlyle Strategic Partners, a private equity fund; and a Managing Director and investment banker at Wasserstein Perella & Co., and Whitman Heffernan Rhein & Co. He is a director of Element Fleet Management Corp., GP Natural Resource Partners LLC and chairman of the Board of Directors of USA Truck, Inc. He is president of the Armonk Independent Fire Company and serves on the Budget and Finance Advisory Committee for the Town of North Castle, New York. He holds a Bachelor of Business Administration in Finance from George Washington University.
Experience, Qualifications and Skills:
With over thirty-five years of corporate finance and private equity experience, Mr. Greene has substantial insight and understanding of the issues affecting Ambac. In particular, his service at Brookfield Asset Management, where he led a team that invested in companies where operational improvement and strategic guidance were primary drivers of value creation, is invaluable to Ambac. He has served as an adviser to boards of directors and other constituencies, focusing on leveraged finance, merger and acquisition and recapitalization transactions. This background, as well as his financial expertise and other board experience, makes Mr. Greene well qualified to serve on our Board of Directors, its Strategy Committee and Governance and Nominating Committee, and to chair our Compensation Committee.
Ian D. Haft
Mr. Haft has been a director since March 28, 2016. He is the Managing Partner and Chief Executive Officer of Surgis Capital LLC, an investment manager he founded in 2018. From 2009 until 2017, Mr. Haft was a founding partner and Vice President and Secretary of Cornwall Capital Management LP (“Cornwall”), an investment manager. At Cornwall, Mr. Haft previously held the positions of Chief Financial Officer (until November 2011) and Chief Operating Officer and Chief Compliance Officer (until the end of 2015). Mr. Haft was also a member of Cornwall GP, LLC, the general partner of Cornwall Master LP. Prior to joining Cornwall, Mr. Haft was a Principal at GenNx360 Capital Partners, a private equity fund, from 2008 to 2009. From 2002 to 2008, Mr. Haft was a Senior Associate and then Vice President (from 2004) at ACI Capital Co., LLC, where he focused on middle market leveraged buyouts and growth equity investments on behalf of two private equity funds. Mr. Haft began his career at The Boston Consulting Group in 1993 and was also employed by Merrill Lynch & Co. and The Blackstone Group prior to joining ACI Capital in 2002. Mr. Haft currently serves as member of the board of directors of Keweenaw Land Association, Reef Communications Group and Baseline Data Services. Mr. Haft graduated magna cum laude with a BA in economics and mathematics from Dartmouth College in 1993 and he received his JD and MBA from Columbia University in 2000. Mr. Haft has extensive experience working with companies of all sizes and identifying, understanding and utilizing areas of value creation.
Experience, Qualifications and Skills:
Mr. Haft has over twenty years of experience working in alternative asset management, investment banking and management consulting. Through this experience, he has developed strong capabilities in business strategy, strategic analysis of industries and companies, mergers and acquisitions, valuation, debt and equity financing, derivatives and hedging, financial controls and regulatory compliance. Mr. Haft’s background and experience make him well-qualified to serve on our Board of Directors and to serve on its Audit Committee and Compensation Committee, and to chair the Strategy Committee.
David L. Herzog
Mr. Herzog has been a director since March 28, 2016. He was the Chief Financial Officer and Executive Vice President of AIG from October 2008 until his retirement from AIG in April 2016. Mr. Herzog served as Senior Vice President and Comptroller of AIG from June 2005 to October 2008, Chief Financial Officer for worldwide life insurance operations from April 2004 to June 2005 and Vice President, Life Insurance from 2003 to 2004. In

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addition, Mr. Herzog has served in other senior officer positions for AIG and its subsidiaries, including as the Chief Financial Officer and Chief Operating Officer of American General Life following its acquisition by AIG. Previously, Mr. Herzog served in various executive positions at GenAmerica Corporation and Family Guardian Life, a Citicorp Company, and at a large accounting firm that is now part of PricewaterhouseCoopers LLP. Mr. Herzog currently serves as a member of the Board of Directors of MetLife, Inc., DXC Technology Company and PCCW Ltd. Mr. Herzog received a bachelor's degree in accounting from the University of Missouri-Columbia and a master of business administration in finance and economics from the University of Chicago. In addition, Mr. Herzog holds the designations of Certified Public Accountant, a Fellow in the National Association of Corporate Directors and Fellow, Life Management Institute.
Experience, Qualifications and Skills:
Mr. Herzog was a key member of the AIG restructuring teams that orchestrated the repayment of US Government support provided following the 2008 financial crisis, and the repositioning of AIG’s debt capital structure. Mr. Herzog's financial and management experience in the oversight of AIG and its subsidiaries make him well qualified to serve on our Board of Directors and its Strategy Committee and to chair the Audit Committee.
Joan Lamm-Tennant
Joan Lamm-Tennant has been a director since March 1, 2018. She is currently the Chief Executive Officer of Blue Marble Microinsurance, a corporation formed by a consortium of eight insurance entities for the purpose of developing service ventures enabling the insurers to enter the microinsurance market.  Previously, Ms. Lamm-Tennant was the Global Chief Economist and Risk Strategist of Guy Carpenter & Company, LLC, the reinsurance and risk advisory operating company of Marsh & McLennan Companies. Prior to joining Guy Carpenter in 2007, Ms. Lamm-Tennant was the founding President of General Reinsurance Capital Consultants.  She was an Adjunct Professor at the Wharton School, University of Pennsylvania from September 2005 to May 2016 and held the Laurence and Susan Hirsch Chair in International Business. Ms. Lamm-Tennant was a tenured Professor at Villanova from September 1989 to May 2000 and was awarded the Thomas Labrecque Chair Professorship in Business in 1999. She is currently an Adjunct Professor at the Wharton School, University of Pennsylvania and held the Laurence and Susan Hirsch Chair in International Business. She currently serves on the Board of Hamilton Insurance Group, Equitable Holdings, Inc. and Element Fleet Management Corp. as well as the International Insurance Society.  Ms. Lamm-Tennant holds a Ph.D. in Finance and Investments from the University of Texas, Austin; an M.B.A. in Finance from St. Mary's University, San Antonio, Texas and a B.B.A. with Honors in Accounting from St. Mary's University, San Antonio, Texas.
Experience, Qualifications and Skills:
Ms. Lamm-Tennant has over twenty years of finance, and risk management experience in the insurance industry. She served as a risk strategist for Marsh & McLennan and formalized the enterprise wide risk oversight function resulting in the appointment of a Chief Risk Officer and a dedicated Board Risk Committee. Her expertise in emerging market strategy, enterprise risk modeling, implementation of risk-based decision processes and high value strategies resulting in capital efficiencies and profitable growth make her well-qualified to serve on our Board of Directors and its Audit Committee and Strategy Committee.
Claude LeBlanc
Mr. LeBlanc has served as President and Chief Executive Officer, and director of Ambac Financial Group, Inc. and Ambac Assurance Corporation since January 1, 2017. In this role Mr. LeBlanc is responsible for providing strategic leadership and oversight with regard to Ambac’s strategic priorities and vision with a view towards creating long-term shareholder value. Mr. LeBlanc is also responsible for all day-to-day management decisions and for ensuring the execution of the Company’s short and long term plans. Previously, Mr. LeBlanc was the Chief Financial Officer and Chief Restructuring Officer of Syncora Holdings Ltd., from 2010 until December 24, 2016. Mr. LeBlanc joined Syncora in 2006 as Executive Vice President and was responsible for all corporate development activities, strategic development, capital planning, and management of key bank and rating agency relationships. Prior to joining Syncora, Mr. LeBlanc served as Senior Vice President of Corporate Development

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and Strategy and as a member of the executive management group for XL Capital Ltd. In this role, he led various global corporate development initiatives, oversaw and managed significant capital market transactions, and, reporting to the Chief Financial Officer and Chief of Staff, was responsible for global strategy development and capital management. Prior to joining XL Capital in 2002, he served as Chief Operating Officer and a member of the executive management team for Transworld Network International, a North American telecommunications group where he led corporate development, financial planning, and certain business operations. Mr. LeBlanc began his career in 1991 at PricewaterhouseCoopers and later served as Vice President of Financial Advisory Services in 1997 when he advised on mergers and acquisitions, corporate restructurings, and transaction advisory. Mr. LeBlanc holds a BA in Economics from York University, a BComm from the University of Windsor and an MBA from the Schulich School of Business. He is a Chartered Accountant and Certified Public Accountant.
Experience, Qualifications and Skills:
Mr. LeBlanc has twenty-eight years of experience in the financial services sector and over that period has held a number of senior leadership roles overseeing strategy, corporate development, finance and risk. Immediately prior to joining Ambac, Mr. LeBlanc actively led global remediation and asset recovery initiatives at Syncora Holdings Ltd., evaluating strategic alternatives and overseeing all aspects of Syncora's finance function. He also served as Special Advisor to Syncora’s Board of Directors and led the successful restructuring of Syncora during the 2008-2009 financial crisis and again in its 2016 restructuring. Mr. LeBlanc's extensive experience in financial services and insurance makes him a valued member of our Board of Directors.
C. James Prieur
Mr. Prieur has been a director since January 5, 2016. Mr. Prieur has over thirty years of finance, investment management, risk management, and international business experience. Mr. Prieur served as Chief Executive Officer and director of CNO Financial Group, Inc. from 2006 until his retirement in 2011. CNO Financial Group is a life insurance holding company focused on the senior middle income market in the U.S. Prior to joining CNO Financial Group, Mr. Prieur had been with Sun Life Financial since 1979. He began his career at Sun Life Financial in Investments, and in 1997 he was named Senior Vice President and General Manager for U.S. operations, and became corporate President and Chief Operating Officer in 1999, a position Mr. Prieur occupied until he left Sun Life Financial to join CNO Financial Group. While at Sun Life Financial, Mr. Prieur managed multiple lines of business, including life, annuities, and health products in the United States, Canada, the United Kingdom and Asia.  Mr. Prieur is currently a director of Manulife Financial Corporation. Mr. Prieur is a Chartered Financial Analyst and has a BA from the Royal Military College and a MBA from Western University in Ontario.
Experience, Qualifications and Skills:
Mr. Prieur has over thirty years of finance, investment management, risk management, and international business experience in the insurance industry. He brings a very useful C-suite perspective into the Board room. Mr. Prieur’s experience as a former Chief Executive Officer of CNO Financial Group, Inc. and his knowledge of the insurance industry are highly valued by the Board and management. This background, as well as his financial expertise and other board experience, makes Mr. Prieur well qualified to serve on our Board of Directors and its Audit Committee and Compensation Committee, and to chair its Governance and Nominating Committee.
Jeffrey S. Stein
Mr. Stein has been Chairman of the Board since January 1, 2015 and has served as a director since May 1, 2013. Mr. Stein is Founder and Managing Partner of Stein Advisors LLC, a financial advisory firm that provides consulting services to public and private companies and institutional investors. Mr. Stein is an investment professional with over twenty-seven years of experience in the high yield, distressed debt and special situations equity asset classes who has substantial experience investing in the financial services industry. Previously Mr. Stein was a Co-Founder and Principal of Durham Asset Management LLC, a global event-driven distressed debt and special situations equity asset management firm. From January 2003 through December 2009 Mr. Stein served as the Co-Director of Research at Durham responsible for the identification, evaluation and management of

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investments for the various Durham portfolios. From July 1997 to December 2002 Mr. Stein served as Co-Director of Research at The Delaware Bay Company, Inc., a boutique research and investment banking firm focused on the distressed debt and special situations equity asset classes. From September 1991 to August 1995, Mr. Stein was an Associate/Assistant Vice President at Shearson Lehman Brothers in the Capital Preservation & Restructuring Group. Mr. Stein currently serves as a board observer on the Board of TORM plc. Mr. Stein previously served as a director on the Boards of Dynegy Inc. and Westmoreland Coal Company. Mr. Stein received a B.A. in Economics from Brandeis University and an M.B.A. with Honors in Finance and Accounting from New York University.
Experience, Qualifications and Skills:
Mr. Stein is an investment professional with over twenty-seven years of experience in institutional asset management who has substantial experience investing in the financial services industry. In addition, Mr. Stein has significant experience as a corporate executive and director and in his capacity as such has specifically focused on capital allocation, operating and financial performance, capital structure optimization, asset acquisitions and dispositions, corporate strategy, risk management and investor communications. As a result Mr. Stein has a wealth of knowledge with respect to the financial, institutional and risk management issues currently facing Ambac. His breadth of experience makes Mr. Stein well qualified to be Chairman of our Board, and to serve on the Governance and Nominating Committee.
Board Leadership Structure
The Board does not have a policy on whether or not the roles of Chief Executive Officer and Board Chair should be separate and, if they are to be separate, whether the Chair should be selected from the non-employee directors, an employee or an outsider. The Board believes that it should be free to make this choice in the manner that it deems best for Ambac at any given point in time. While the Board has no fixed policy with respect to combining or separating the offices of Board Chair and Chief Executive Officer, those two positions have been held by separate individuals for the last several years, with the position of Chair of the Board currently being filled by Mr. Stein and the position Chief Executive Officer by Mr. LeBlanc. The Board believes this is the appropriate leadership structure for it at this time.
A majority of our directors are independent, and the Board believes that the independent directors provide effective oversight of management. See “Director Independence.”
Board Committees
The current members of each of the committees of the Board, as well as the current Chairman of each of the committees of the Board, are identified in the following paragraphs. Each of the standing committees operates under a written charter adopted by the Board, which is available in the Corporate Governance section of our Investor Relations website: http://ir.ambac.com/governance.cfm. A copy of each charter is also available to stockholders free of charge on request to our Corporate Secretary, at corporatesecretary@ambac.com.
Audit Committee
The Audit Committee is currently comprised of Messrs. Haft, Herzog (Chairman) and Prieur, and Ms. Lamm-Tennant. The main function of our Audit Committee is to oversee our accounting and financial reporting processes. The Audit Committee’s responsibilities include:

•	Appointing, compensating, retaining, and overseeing the work performed by our independent registered public accounting firm's engagement.

•	Approving the audit, non-audit and tax services to be performed by our independent registered public accounting firm.

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•	Evaluating the experience, performance, qualifications, and independence of our independent registered public accounting firm.

•	Reviewing the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters.

•	Reviewing with management the design, operation and effectiveness of our internal controls over financial reporting and our critical accounting policies.

•
Reviewing with management our annual audited financial statements, quarterly financial statements, earnings releases and any other material press releases related to accounting or financial matters announcements.

•	Reviewing with management our major financial risk exposures and the steps that management has taken to monitor and control such exposures.

•	Reviewing and approving the Audit Committee report for inclusion in our annual proxy statement.

•	Reviewing our Regulation FD Policy.

•	Establishing procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters.
Our Board has determined that each of the directors serving on our Audit Committee is independent within the meaning of the Listing Rules of New York Stock Exchange ("NYSE"). The Board of Directors has determined that, based on each member’s professional qualifications and experience, each of the members of the Audit Committee are financially literate and that Messrs. Haft, Herzog and Prieur and Ms. Lamm-Tennant qualify as "audit committee financial experts" as defined under the rules and regulations of the SEC. The Audit Committee met eight times in 2019.
Compensation Committee
The Compensation Committee is currently comprised of Messrs. Greene (Chairman), Haft and Prieur. The purpose of our Compensation Committee is to assist the Board in overseeing our compensation programs. The Compensation Committee’s responsibilities include:

•	Reviewing the overall compensation principles governing the compensation and benefits of our executive officers and other employees.

•	Evaluating the performance of our Chief Executive Officer.

•	Reviewing the procedures for the evaluation of our executive officers, other than our Chief Executive Officer.

•	Reviewing and approving the selection of our peer companies to use as a reference in determining competitive compensation packages.

•	Determining all executive officer compensation (including but not limited to salary, bonus, incentive compensation, equity awards, benefits and perquisites).

•
Reviewing and approving the terms of any employment agreements and severance arrangements, change-in-control agreements, and any special or supplemental compensation and benefits for our executive officers and individuals who formerly served as executive officers.

•	Acting as the administering committee for our stock and bonus plans and for any equity compensation arrangements that may be adopted by Ambac from time to time.

•	Making and approving grants of equity based awards to directors under Ambac’s compensation plans.

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•
Reviewing and discussing with management the annual Compensation Discussion and Analysis (CD&A) disclosure, and, based on this review and discussion, making a recommendation to include the CD&A disclosure in our annual proxy statement.

•	Preparing the annual Compensation Committee Report for inclusion in our annual proxy statement.
Each member of our Compensation Committee is a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act. Our Board of Directors has determined that each of the directors serving on our Compensation Committee is independent within the meaning of the Listing Rules of NYSE. The Compensation Committee met eight times in 2019.
In 2018, the Compensation Committee directly engaged Meridian Compensation Partners, LLC, a nationally recognized independent compensation consulting firm, to assist it with benchmarking and compensation analyses, as well as to provide information and advice on executive compensation practices and determinations, including information on award design for both our Short Term Incentive Plan (“STIP”) and Long Term Incentive Plan (“LTIP”). From time to time, our Chief Executive Officer will attend meetings of the Compensation Committee and express his view on the Company’s overall compensation philosophy. Following year-end, the Chief Executive Officer makes recommendations to the Compensation Committee as to the total compensation package (salary, and STIP and LTIP awards) to be paid to each of our executive officers. Our Chief of Staff serves as management’s main liaison with the Compensation Committee and assists the Compensation Committee Chairman in setting the agenda and gathering the requested supporting material for each Compensation Committee meeting. Our Corporate Secretary serves as secretary to the Compensation Committee.
Governance and Nominating Committee
The Governance and Nominating Committee is currently comprised of Messrs. Greene, Prieur (Chairman) and Stein. Our Governance and Nominating Committee’s purpose is to assist our Board of Directors in identifying individuals qualified to become members of our Board of Directors based on criteria set by our Board of Directors, to oversee the evaluation of the Board of Directors and management, and to develop and update our corporate governance principles. The Governance and Nominating Committee’s responsibilities include:

•
Evaluating the composition, size, organization, and governance of our Board of Directors and its committees, determining future requirements, and making recommendations regarding future planning, the appointment of directors to our committees, and the selection of chairs of these committees.

•	Periodically reviewing the standards for director independence and providing the Board with an assessment of which directors should be deemed independent.

•	Determining the criteria for Board membership.

•	Evaluating the participation of members of the Board in continuing education.

•	Reviewing and recommending to our Board of Directors the compensation of our non-employee directors.

•	Reviewing plans for the succession of our executive officers.

•	Reviewing and approving related party transactions according to our Related Party Transaction Policy.

•	Administering a procedure to consider stockholder recommendations for director nominees.

•	Evaluating and recommending candidates for election or re-election to our Board of Directors, including nominees recommended by stockholders.

•	Reviewing periodically Ambac’s Code of Business Conduct and compliance therewith.

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Our Board of Directors has determined that each of the directors serving on our Governance and Nominating Committee is independent within the meaning of the Listing Rules of NYSE. The Governance and Nominating Committee met six times in 2019.
Strategy Committee
The Strategy Committee is currently comprised of Messrs. Greene, Haft (Chairman), Herzog and Ms. Lamm-Tennant, and it's responsibilities include:

•
Reviewing and making recommendations to the Board regarding strategic plans and initiatives, including potential material investments in joint ventures, mergers, acquisitions and other business combinations.

•
Reviewing, evaluating and making recommending to the Board regarding solicited or unsolicited strategic transactions, opportunities and alternatives involving the Company or the interest of the Company in any direct or indirect subsidiary.

The Strategy Committee met fourteen times in 2019.
Board’s Role in Risk Oversight
Among other things, the Board is responsible for understanding the risks to which Ambac is exposed, overseeing management's strategy to manage these risks, and measuring management's performance against the strategy.
Our management team is responsible for managing the risks to which Ambac is exposed and reports on such matters to the Board and the Audit Committee.
The Audit Committee oversees the management of risk associated with the integrity of our financial statements and our compliance with legal and regulatory requirements. In addition, the Audit Committee reviews policies and procedures with respect to risk assessment and risk management, including major financial risk exposure and the steps management has taken to monitor and control such exposures. The Audit Committee reviews with management, our internal auditors, and our independent registered public accounting firm Ambac's critical accounting policies, the system of internal controls over financial reporting and the quality and appropriateness of disclosure and content in the financial statements and other external financial communications.
The Compensation Committee oversees the management of risk primarily associated with our ability to attract, motivate and retain high-quality and talented employees, particularly executives; compensation structures that might lead to undue risk taking; and disclosure of our executive compensation philosophies, strategies and activities.
The Governance and Nominating Committee oversees the management of risk primarily associated with our ability to attract, motivate and retain high-quality directors, our corporate governance programs and practices and our compliance therewith. Additionally, the Governance and Nominating Committee establishes a framework for the Board and each of its committees to conduct an annual self-evaluation process and ensures that risk management effectiveness is a part of this evaluation. The Governance and Nominating Committee also performs oversight of the business ethics and compliance program by conducting an annual review and assessment of our Code of Business Conduct.
The Strategy Committee oversees the management of risk and risk appetite primarily with respect to strategic plans and initiatives.
The full Board also receives quarterly updates from Board committees and the Board provides guidance to individual committee activities as appropriate.

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Director Independence
The Governance and Nominating Committee annually reviews the relationships that each director has with Ambac. In conducting this review, the Committee considers all relevant facts and circumstances, including any consulting, legal, accounting, charitable and familial relationships and such other criteria as the Governance and Nominating Committee may determine from time to time. Following such annual review, the Committee reports its conclusions to the full Board, and only those directors whom the Board affirmatively determines to have no material relationship with Ambac and otherwise satisfy the criteria for director independence established by the committee are considered independent directors.
Based on the review and recommendation of the Governance and Nominating Committee, the Board has determined that none of Messrs. Greene, Haft, Herzog, Prieur or Stein or Ms. Lamm-Tennant has a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and each of them is an independent director as defined in the Listing Rules of NYSE. In determining the independence of our directors, the Board of Directors has adopted the independence standards specified by applicable laws and regulations of the SEC and the Listing Rules of NYSE.
Compensation Committee Interlocks and Insider Participation
None of the current members of the Compensation Committee has been an officer or employee of Ambac. In 2019, each of Messrs. Greene, Haft, and Prieur served as members of the Compensation Committee. None of our executive officers serves on the board of directors or compensation committee of a company that has an executive officer that serves on our Board of Directors or the Compensation Committee.
Consideration of Director Nominees
Stockholder Recommendations and Nominees
The Governance and Nominating Committee considers properly submitted recommendations for candidates to the Board of Directors from stockholders. In evaluating such recommendations, the Governance and Nominating Committee seeks to achieve a balance of experience, knowledge, expertise, and capability on the Board of Directors and to address the membership criteria set forth under “Director Selection Process and Qualifications” below. There are no differences in the manner in which the Governance and Nominating Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder or otherwise. Any stockholder recommendations for consideration by the Governance and Nominating Committee should be sent, together with the information required by Article II of our by-laws, c/o: Ambac Financial Group, Inc., Attn: Corporate Secretary, One World Trade Center, New York, New York 10007. Stockholder nominations for directors that a stockholder wishes to have considered at a meeting of stockholders should be made in accordance with the provisions of our by-laws, as described under “Other Questions related to the Meeting or Ambac-What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” above.
Director Selection Process and Qualifications
Our Governance and Nominating Committee will evaluate and recommend candidates for membership on the Board of Directors consistent with our Corporate Governance Guidelines regarding the selection of director nominees. Pursuant to these guidelines, the Governance and Nominating Committee screens candidates and evaluates the qualifications of the persons nominated by or recommended by our stockholders for membership to our Board. Board diversity is an important consideration in evaluating Board composition. Thus, in assessing potential director candidates for the Board, the Governance and Nominating Committee considers individuals representative of differing perspectives and backgrounds in addition to the following qualities, among others: character, judgment, business experience, diversity and acumen.

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In evaluating non-incumbent candidates for the Board, the Governance and Nominating Committee reviews the composition of the Board as a whole, as well as the committees, and assesses the appropriate knowledge, experience, skills, expertise and diversity in the context of the current make-up and perceived needs of the Board at the time of consideration. Candidates also are evaluated in light of other factors, such as those relating to service on other boards of directors.
The Governance and Nominating Committee also monitors the composition of the Board to determine if it meets the needs of our business. We believe that it is important to have a Board that is reflective of the core values and diversity of our key constituents including our employees, clients and partners and shareholder base, and, in furtherance of this goal, the Governance and Nominating Committee proposes the nomination of directors who are representative of diverse backgrounds and experience for purposes of obtaining the appropriate members and skills. It also reviews the composition of the Board to ensure that it contains at least the minimum number of independent directors required by applicable law and stock exchange listing requirements.
The Governance and Nominating Committee uses a variety of methods for identifying and evaluating nominees for directors. The Committee considers the current directors who have expressed an interest in and that continue to satisfy the criteria for serving on the Board as set forth in our Corporate Governance Guidelines. Other nominees who may be proposed by current directors, members of management or by stockholders are also considered. The Committee may, at Ambac’s expense, engage search firms, consultants and other advisors to identify, screen and/or evaluate candidates.
The Governance and Nominating Committee recommends director nominees who are ultimately approved by the full Board of Directors.
Executive Sessions
Executive sessions of independent directors are held in connection with each regularly scheduled meeting of the Board of Directors and at other times as appropriate. The Board of Directors’ policy is to hold executive sessions without the presence of management, including the Chief Executive Officer.
Outside Advisors
Our Board of Directors and each of its committees may retain outside advisors and consultants of their choosing at our expense. The Board of Directors and its committees need not obtain management’s consent to retain outside advisors.
Board Effectiveness
The Governance and Nominating Committee retained a third party advisor to facilitate the Board's annual self-evaluation process in 2019. The effectiveness of the Board as a whole, and each of its individual committees, was assessed against the roles and responsibilities set forth in Ambac's Corporate Governance Guidelines, the relevant committee charters, and best practices. Matters considered as part of the evaluation included:

•	the effectiveness of discussion and debate at Board and committee meetings;

•	the effectiveness of Board and committee processes and in interacting with management;

•	the quality and timeliness of Board and committee agendas, and preparation of reference materials to inform the Board and committees and support effective decision making; and

•	the composition of the Board and each committee, focusing on the blend of skills, experience, independence and knowledge of the group and its diversity.
This self-evaluation process is managed by the Chair of the Governance and Nominating Committee.

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Corporate Governance Guidelines
The Corporate Governance Guidelines reflect the Board's commitment to monitor the effectiveness of policy and decision making at both the Board and management levels, with a view to enhancing long term stockholder value. The Corporate Governance Guidelines address, among other things, such topics as the role of directors; goals and development of long range strategy; size of the Board, communication protocols for directors prior to accepting an appointment to another public company’s board of directors; Board membership criteria; term limits; Board meeting procedures; and retirement policy. Ambac’s Corporate Governance Guidelines can be found in the Corporate Governance section of Ambac’s Investor Relations website at https://ir.ambac.com/governance.cfm.
Code of Business Conduct
Ambac has a Code of Business Conduct which reflects the Board's commitment to maintaining strong standards of integrity for handling business situations appropriately and effectively. The Code of Business Conduct can be found in the Corporate Governance section of Ambac’s Investor Relations website at http://ir.ambac.com/governance.cfm. Ambac will disclose on its website any amendment to, or waiver from, a provision of its Code of Business Conduct that applies to its Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer. Charters for Ambac's Audit Committee, Governance and Nominating Committee, Strategy Committee and Compensation Committee are also available in the Corporate Governance section of Ambac’s Investor Relations website at http://ir.ambac.com/governance.cfm.
Board Compensation Arrangements for Non-Employee Directors
Ambac's director compensation program is designed to enable continued attraction and retention of highly qualified non-employee directors by ensuring that director compensation is reflective of the time, effort, expertise, and accountability required of board membership. The program is structured to recognize the unique nature of our business and the level of experience and oversight needed at the Board level, particularly since our emergence from Chapter 11 bankruptcy protection in May 2013 and the exit from rehabilitation of AAC’s Segregated Account in February 2018, and given the ongoing runoff of AAC. It is essential that our Board members not only understand the risks that the Company faces and the steps that management is taking to manage those risks, but to also have a deep understanding of the appropriate level of risk for the Company as it actively pursues and prioritizes runoff. Additionally, it is critical that our non-employee director compensation program is appropriately designed to attract and retain Board members that are highly capable and well-suited to help us effectively achieve our goals.
The amount and composition of total compensation paid to our non-employee directors is considered in light of competitive compensation levels for directors in the financial service industry. However, the Governance and Nominating Committee does not rely on this information to target any specific pay percentile for our directors. Instead, the Committee uses this information to provide a general review of market pay levels and practices and to ensure that it makes informed decisions regarding our non-employee director compensation program. The amount and composition of our non-employee director compensation program had not changed since January 1, 2017, when it was reduced by 33% from the prior level in place from 2013 through 2016, in response to stockholder feedback received during the 2016 proxy solicitation process. As such, the Committee did not engage the services of an independent consultant to provide such information or make recommendations with respect to the programs for the 2019 and 2020 fiscal years. The Committee will review the compensation program for non-employee directors on an annual basis to assess whether such compensation is appropriate in light of directors’ time commitments and contributions.
Director Compensation Program Components
The annual compensation for non-employee directors generally consists of both a cash and equity component. The compensation components are designed to compensate members for their service on the Board of Directors and its

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committees, to create an incentive for continued service on the Board, and to align the interests of directors and stockholders. In furtherance of such alignment, a significant portion of each non-employee director’s annual compensation is at-risk and granted in the form of restricted stock units on or about the last business day in April, which vest on the one year anniversary of the grant date. Restricted stock units granted in prior years that have vested will not settle and convert into shares of common stock until the director resigns from, or otherwise ceases to be a member of, the Board of Directors of Ambac.
Upon a non-employee director’s first appointment or election to our Board of Directors, such non-employee director will receive a one-time off-cycle pro-rata grant of restricted stock units, based on his or her expected time of service on the Board of Directors prior to the annual restricted stock unit grant in April.
Mandatory Director Shareholding Requirements
To further align the interests of our Board of Directors with our stockholders, within five years of becoming a director, each non-employee director is required to acquire and hold shares of our common stock equal to the lesser of $800,000 in value or 40,000 shares. This requirement may be satisfied by restricted stock unit holdings and other share acquisitions. The Board has formalized this requirement into binding policy, and is committed to keeping such formal, binding policy in place for at least the next two fiscal years.
Compensation for Non-Employee Directors in 2019
In 2019 non-employee director compensation was paid as follows:

•
An annual cash retainer of $100,000, paid in monthly installments and a grant of $200,000 of stock-based compensation, comprised of restricted stock units of Ambac (rounded up to the nearest whole unit), as permitted under Ambac’s 2013 Incentive Compensation Plan;

•
As a non-employee director, our Chairman of the Board received an additional fee of $125,000; the Audit Committee Chair received an additional fee of $35,000; the Compensation Committee Chair received an additional fee of $25,000; and the chairs of each of the Governance and Nominating Committee and the Strategy Committee received an additional fee of $15,000; and

•
In addition, each non-employee director was also entitled to receive a fee of $2,000 (A) for each Board meeting attended, which only applied after he or she attended eight Board meetings in a calendar year, and (B) for each committee meeting attended as a committee member, which applied with respect to each committee after he or she attended eight meetings of such committee in a calendar year. These Board and committee meeting fees have been eliminated for fiscal years 2020 and 2021.

In addition Ambac reimburses its directors for reasonable out-of-pocket expenses in connection with their Board service, including attendance at Board of Directors and committee meetings. The restricted stock units that were granted to our non-employee directors on April 30, 2019 will vest on April 30, 2020.

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The following table summarizes compensation paid to non-employee directors during 2019.

Name	Year	Fees Earned or Paid in Cash(1) ($)	Stock Awards (2) ($)	All Other Compensation ($)	Total ($)
Alexander D. Greene	2019	$141,000	$200,000	—	$341,000
Ian D. Haft	2019	$137,000	$200,000	—	$337,000
David L. Herzog	2019	$157,000	$200,000	—	$357,000
Joan Lamm-Tennant	2019	$118,000	$200,000	—	$318,000
C. James Prieur	2019	$131,000	$200,000	—	$331,000
Jeffrey S. Stein	2019	$243,000	$200,000	—	$443,000

(1)
Fees earned or paid in cash include an annual cash retainer, chairman or committee chair fees and individual meeting fees for Board and committee meetings attended in excess of eight meetings for each of the Board or any of its committees.

(2)
The value of the restricted stock units (“RSUs”) received in 2019 and reported in the table above is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718. The number and grant date fair value of RSUs granted on April 30, 2019 (based on the closing price of our common stock on the NASDAQ Stock Market at the time of the grant) were as follows: Mr. Greene, 10,696 RSUs valued at $200,000; Mr. Haft, 10,696 RSUs valued at $200,000; Mr. Herzog, 10,696 RSUs valued at $200,000; Ms. Lamm-Tennant, 10,696 RSUs valued at $200,000; Mr. Prieur, 10,696 RSUs valued at $200,000; and Mr. Stein, 10,696 RSUs valued at $200,000. The total number of RSUs held by each of the non-employee directors as of December 31, 2019 was as follows: Mr. Greene, 59,824; Mr. Haft, 49,580; Mr. Herzog, 49,580; Ms. Lamm-Tennant, 24,649; Mr. Prieur, 54,190; and Mr. Stein, 85,466.

Compensation for Non-Employee Directors in 2020
The Board reviewed the non-employee director compensation structure that has been in place since January 1, 2017, including comparisons to director compensation programs at other similarly-situated companies, and concluded that no changes were appropriate for the 2020 fiscal year, other than the elimination of meeting fees. This conclusion was based on the Board’s views on the amount of work involved in overseeing the activities of the Company and the complexity of the issues faced by the Company, including those relating to the runoff of AAC and its subsidiaries, particularly troubled credits like Puerto Rico, as well as certain longstanding litigation matters to recover billions of dollars in losses.
Accordingly, the non-employee director compensation program described above for the 2019 fiscal year, other than the meeting fees, will continue to apply to our non-employee directors who are elected to the Board of Directors by our stockholders in 2020, effective following the Annual Meeting, with retroactive effect to January 1, 2020.

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COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table shows the amount of our common stock beneficially owned as of April 7, 2020, by those known to us to beneficially own more than 5% of our common stock, by our directors, director nominees and named executive officers individually and by our directors, director nominees and executive officers as a group.
The percentage of shares outstanding provided in the table is based on 45,779,023 shares of our common stock, par value $0.01 per share, outstanding as of April 7, 2020. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. The SEC’s rules generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the voting power or investment power, which includes the power to dispose of those securities. The rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options held by that person that are immediately exercisable or exercisable within 60 days. Under these rules, one or more persons may be a deemed beneficial owner of the same securities and a person may be deemed a beneficial owner of securities to which such person has no economic interest.
Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the indicated shares of Common Stock. Unless otherwise indicated, the address for each beneficial owner who is also a director or executive officer is c/o Ambac Financial Group, Inc., One World Trade Center, New York, New York 10007.

	Amount and Nature of Shares Beneficially Owned
Name	Number (1)	Percent of Class (2)
5% or Greater Stockholders
BlackRock Inc.(3)(5)	6,431,985	14.1%
The Vanguard Group(4)(5)	4,420,597	9.7%
Executive Officers and Directors
David Barranco	39,602	*
Stephen M. Ksenak	63,281	*
Claude LeBlanc	170,739	*
R. Sharon Smith	25,762	*
David Trick	89,784	*
Alexander D. Greene	72,824	*
Ian D. Haft	49,580	*
David L. Herzog	62,400	*
Joan Lamm-Tennant	24,649	*
C. James Prieur	69,190	*
Jeffrey S. Stein	112,133	*
All executive officers and directors as a group (13 persons)	866,169	1.8%

*	Beneficial ownership representing less than 1% is denoted with an asterisk (*).

(1)
The share ownership listed in the table includes shares of our common stock that are subject to issuance in the future with respect to deferred stock units (“DSUs”), RSUs and vested stock options, in the following aggregate amounts: Mr. Barranco, 5,915 shares; Mr. Ksenak, 7,393 shares; Mr. LeBlanc, 35,609 shares; and Mr. Trick, 9,714 shares; Ms. Smith, 5,674 shares; Mr. Greene, 59,824 shares; Mr. Haft, 49,580 shares; Mr. Herzog, 49,580 shares; Ms. Lamm-Tennant, 24,649 shares; Mr. Prieur, 54,190 shares; and Mr. Stein, 102,133 shares. The RSUs granted to each of our non-executive directors shall not settle and convert into shares of common stock until such director resigns from, or otherwise ceases to be a member of, the Board of Directors of the Company. Each DSU and RSU represents a contingent right to receive one share of the Company’s common stock. RSUs granted to our named executive officers, and RSUs and stock options granted to the directors, that vest more than 60 days after the Record Date for voting at the Annual Meeting

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have not been included in the table above in accordance with SEC rules. DSUs vest immediately and were granted to our executive officers as part of their annual incentive awards.

(2)
In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options, DSUs, RSUs or warrants held by that person that are currently exercisable or exercisable within 60 days of the Record Date. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Each holder of common stock as of the record date is entitled to one vote per share of common stock on all matters submitted to our stockholders for a vote.

(3)
According to the Schedule 13G filed on February 4, 2020, BlackRock Inc. beneficially owned 6,431,985 shares of our Common Stock. BlackRock Inc. reported sole voting power with respect to 6,318,690 shares and sole dispositive power with respect to 6,431,985 shares. The address of BlackRock Inc. is 55 East 52nd Street, New York, New York 10055.

(4)
According to the Schedule 13G/A filed on February 12, 2020, The Vanguard Group beneficially owned 4,420,597 shares of our Common Stock. The Vanguard Group reported sole voting power with respect to 45,002 shares, shared voting power with respect to 8,200 shares, sole dispositive power with respect to 4,375,010 shares, and shared dispositive power with respect to 45,587 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)
See Note 1 to the Consolidated Financial Statements in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for description of the limitations on voting and transfer of Ambac’s common stock pursuant to Ambac’s Amended and Restated Certificate of Incorporation.  Ambac has determined that the holdings described above do not violate the restrictions set forth in its Amended and Restated Certificate of Incorporation.

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EXECUTIVE COMPENSATION
Executive Officers
The names of our executive officers and their ages, positions, and biographies as of April 7, 2020 are set forth below. Our executive officers are appointed by, and serve at the discretion of, our Board.

Name	Age	Position with Ambac
Claude LeBlanc	54	President and Chief Executive Officer and Director
David Barranco	49	Senior Managing Director
Robert B. Eisman	52	Senior Managing Director, Chief Accounting Officer and Controller
Stephen M. Ksenak	54	Senior Managing Director and General Counsel
Michael Reilly	63	Senior Managing Director, Chief Administrative Officer and Chief Information Officer
R. Sharon Smith	49	Senior Managing Director, Chief of Staff
David Trick	48	Executive Vice President, Chief Financial Officer and Treasurer
Claude LeBlanc was appointed President and Chief Executive Officer of Ambac effective January 1, 2017. Mr. LeBlanc provides strategic leadership to Ambac by working with the Board and other members of senior management in developing and implementing the Company’s corporate strategies to maximize long-term stockholder value. Mr. LeBlanc actively oversees the Company's overall day to day operations and strategic advancement, including the pursuit of potential new business opportunities that meet acceptable criteria that the Company believes will generate long-term stockholder value with attractive risk-adjusted returns. See full biography under “Board of Directors - Directors” above.
David Barranco has served as Senior Managing Director of Ambac since February 2012. Mr. Barranco is the head of Risk Management, a position he has held since October 2016.  Mr. Barranco has executive responsibility for risk remediation, credit risk management, surveillance and other related risk management responsibilities across the insured portfolio. Previously, he was head of the Restructuring Group and had responsibility for corporate development and strategy. Since September 2011, Mr. Barranco has served as Executive Director of Ambac Assurance UK Limited, Ambac’s London-based financial guarantee subsidiary. Mr. Barranco joined Ambac in 1999.
Robert B. Eisman has served as the Chief Accounting Officer, Controller, and a Senior Managing Director of Ambac since January 2010. Mr. Eisman has responsibility for managing Ambac’s financial reporting in compliance with SEC and U.S. insurance company regulatory requirements. Mr. Eisman is responsible for establishing Ambac’s U.S. GAAP and statutory accounting policies, budgeting and forecasting and providing accounting services to Ambac Assurance UK Limited. From August 2010 through September 2015, Mr. Eisman served as an Executive Director of Ambac Assurance UK Limited. Mr. Eisman joined Ambac in 1995 from KPMG LLP where he was an Audit Manager in the Financial Services group with a specialization in insurance companies.
Stephen M. Ksenak has served as Senior Managing Director and General Counsel of Ambac since July 2011. Mr. Ksenak has executive responsibility for managing Ambac’s legal affairs. Prior to joining Ambac as Vice President and Assistant General Counsel in 2002, Mr. Ksenak practiced at the law firm of King & Spalding LLP.
Michael Reilly has served as Chief Administrative Officer, Chief Information Officer and Senior Managing Director of Ambac since February 2012. Mr. Reilly has executive responsibility for managing Ambac’s Human Resources, Administration, Business Solutions and Information Technology. From October 2009 to January 2012, he was Managing Director with the responsibility for managing Information Technology. Mr. Reilly joined Ambac in 2009.

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R. Sharon Smith has served as Chief of Staff and Senior Managing Director of Ambac since May 2017. Ms. Smith has executive responsibility for Ambac's Corporate Services Group which encompasses certain key functions within the Company including, Strategy, Investor Relations, and Model Governance and Analytics, as well as oversight of Internal Audit. Ms. Smith joined Ambac from Syncora Guarantee Inc., ("Syncora"), where she served in numerous capacities during her tenure, including as Associate General Counsel and Head of Investor Relations. Ms. Smith was also General Counsel and Chief Compliance Officer for Camberlink LLC (a wholly owned subsidiary of Syncora).  Earlier in her career, Ms. Smith was Vice President and Assistant General Counsel of the Corporate Securities Department of New York Life Investment Management LLC, and an attorney for Clifford Chance; Skadden, Arps, Slate, Meagher & Flom LLP and Weil, Gotshal & Manges LLP.
David Trick was named Executive Vice President of Ambac in November 2016. He has served as Chief Financial Officer of Ambac since January 2010 and as a Senior Managing Director from January 2010 until his appointment as Executive Vice President. Mr. Trick was interim President and Chief Executive Officer of AAC from January 2015 until March 2016. As Chief Financial Officer, Mr. Trick has executive responsibility for managing Ambac’s financial affairs, including financial reporting, asset and liability management, investment management, financial planning, tax strategy, capital resources, operations, capital markets and liquidity. In addition, since May 2006, he has served as Treasurer of Ambac and AAC. Since September 2015, Mr. Trick has served as an Executive Director of Ambac Assurance UK Limited. Mr. Trick joined Ambac in 2005 from The Bank of New York Mellon, where he was a senior banker responsible for delivering strategic solutions to insurance industry clients, including those in the financial guaranty industry, with regard to a broad range of treasury, credit, and capital markets products.

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Compensation Discussion and Analysis

WE ASK THAT YOU VOTE TO APPROVE OUR 2020 SAY ON PAY PROPOSAL
At our 2020 Annual Meeting, our stockholders will again have an opportunity to cast an advisory say on pay vote on the compensation paid to our named executive officers. We ask that our stockholders vote to approve executive officer compensation. Please see “Proposal No. 2—Advisory Vote to Approve Named Executive Officer Compensation.”

This Compensation Discussion and Analysis (“CD&A”) describes our executive compensation program, including important changes the Committee has made since our 2019 annual meeting of stockholders, and decisions relating to the fiscal year 2019 compensation of our named executive officers (“NEOs”), identified in the table below.
Our Named Executive Officers

Claude LeBlanc	Stephen M. Ksenak
President and Chief Executive Officer and Director	Senior Managing Director and General Counsel
David Trick	R. Sharon Smith
Executive Vice President, Chief Financial Officer and Treasurer	Senior Managing Director and Chief of Staff
David Barranco
Senior Managing Director

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Executive Summary
Our compensation programs are designed to reward execution and value creation relating to the implementation of our strategies. In the Fall of each year, Ambac proactively seeks out opportunities to engage in a dialogue with our stockholders. In 2019, we solicited feedback from stockholders representing approximately 47% of our outstanding common stock. As a result of these engagements over the last three years, our Compensation Committee has made important enhancements to our compensation programs and processes. These enhancements include changes to the design of our annual and long-term incentive plans, the implementation of important compensation-related policies, i.e., a Stock Ownership Policy and a Recoupment Policy, and changes to the compensation benchmarking peer group. In 2019, we added a relative Total Shareholder Return ("rTSR") modifier as an additional metric with respect to our LTIP award payouts. The rTSR modifier will cause any final PSU award payout at the end of a three year performance period to be increased or decreased by 10% if the Company's stock performance compared to a peer group is at or above the 75th percentile or at or below the 25th percentile, respectively. In addition, in 2018, we eliminated the "retesting" feature in the Long-Term Incentive Compensation Program that allowed performance at AAC to be measured by the greater of two metrics: an improved asset liability ratio ("ALR") or improved Net Asset Value over a three year performance period.
With the implementation of these changes, key features of our compensation program include:

•	Competitive compensation levels and practices;

•	Performance-based incentive plans (annual STIP awards and three year LTIP PSU awards) that are based on quantitative goals and objectives, and aligned with our key business strategies;

•	Greater weighting on equity-based compensation as a component of total compensation, and the existence of an Executive Stock Ownership Policy; and

•	Policies to manage compensation-related risk and support good governance, including a Recoupment Policy.
2019 Company Performance
Our primary business objective is to maximize stockholder value through the execution of our key strategic priorities, specifically:

•
Active runoff of AAC and its subsidiaries through transaction terminations, policy commutations, reinsurance, settlements and restructurings, with a focus on our watch list credits and known and potential future adversely classified credits, that we believe will improve our risk profile, and maximizing the risk-adjusted return on invested assets;

•	Ongoing rationalization of Ambac's capital and liability structures;

•	Loss recovery through active litigation management and exercise of contractual and legal rights;

•	Ongoing review and adjustments focused on improving the effectiveness and efficiency of Ambac's operating platform; and

•	Evaluation of opportunities in certain business sectors that meet acceptable criteria that will generate long-term stockholder value with attractive risk-adjusted returns.

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In 2019, we took important steps to enhance the Company’s ability to achieve this objective. Key highlights and results include the following:

● Executed the COFINA Plan of Adjustment in the first quarter resolving 78% of Ambac's total exposure to Puerto Rico.
● Ceded $1.5 billion of performing par exposure to third party reinsurers, including $662 million of Adversely Classified and Watch List Credits.
● Realized $142 million in proceeds related to the settlement between the United States Securities and Exchange Commission and Citigroup Global Markets.
● Decreased our insured portfolio by 19% to $38.0 billion from year-end 2018.
● Decreased Adversely Classified and Watch list Credits by 28% to $14.3 billion.
● Executed additional headcount and other cost reductions including the consolidation of space for the New York headquarters.
● Ended 2019 with total Ambac stockholders’ equity (“Book Value“) of $1.5 billion, or $32.41 per share, and Adjusted Book Value(1) of $1.3 billion, or $28.83 per share.

(1)
Adjusted Book Value is a non-GAAP measure. A reconciliation of this non-GAAP financial measure and the most directly comparable GAAP financial measure is presented in Appendix A. In this Proxy Statement, we refer to Total Ambac Financial Group, Inc. stockholders' equity as "Book Value."

2019 Pay Decisions
2019 compensation decisions reflect our compensation principles:

•	Link short-term incentives to Company performance;

•
Use long-term incentives to further align the interests of our executives with stockholders by providing that all LTIP awards are denominated in stock units that are earned based on Company performance; and

•	Support the retention and attraction of key executive talent.
Base salaries in 2019 for each of our NEOs were reviewed and approved by the Compensation Committee, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position.  Each of Messrs. LeBlanc, Trick and Ksenak is a party to an employment agreement with the Company that provides for a minimum annual base salary during the term of the respective agreement. See "Agreement with Claude LeBlanc," and “Agreements with Other Executive Officers.” STIP awards for 2019 were determined based on a structured and objective approach in which 60% of an executive officer's annual STIP award was based on the Company’s achievement of pre-established financial performance targets at the Company related to changes in: (i) Net Asset Value1, (ii) Gross Operating Run Rate Expense 1, and (iii) Watch List and Adversely Classified Credits1; and the remaining 40% of an executive officer's annual STIP award was based on other performance considerations, including business unit results and individual performance. The Compensation Committee, after receiving advice from Meridian Compensation Partners on
1Net Asset Value is calculated by reducing Assets by Liabilities, determined as of December 31, 2019. See the definitions of Assets and Liabilities set forth in the CD&A under under "Pay Mix -- AAC LTIP Metric". Gross Operating Run Rate Expense is measured by comparing actual gross operating run rate expenses to performance goals established against budgeted amounts. Reductions in Watch List and Adversely Classified Credits as of December 31, 2019 under the STIP were measured against Watch List and Adversely Classified Credits as of January 1, 2019.

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current market practices, and noting management's increased equity ownership overall, discontinued the practice of awarding deferred stock units ("DSUs") and approved an all cash payment of the 2019 STIP awards.
Long-term incentive awards granted in early 2020 were also reviewed and approved by the Compensation Committee, based on a review of relevant market data and each executive’s performance for the prior year. The 2020 long term incentive awards include restricted stock units (25% of total long term incentive award) which vest annually over a three year period and performance stock units (75% of total long term incentive award), tied to metrics that reflect the long term goals that the Compensation Committee believes will drive shareholder value. Vesting of the the performance stock units is subject to the satisfaction of certain performance goals, which will be determined at the end of a three year performance period.
2019 Say on Pay Vote and Stockholder Outreach
At our 2019 annual meeting, stockholders representing approximately 91% of our common stock present, in person or by proxy, at the meeting voted to approve, on an advisory basis, the compensation of our named executive officers described in our 2019 proxy statement.  We greatly appreciate the affirmative support of our stockholders with regard to our executive compensation program. We are committed to a corporate governance approach that aligns the interest of management, the Board of Directors and our stockholders. In pursuit of this approach, in the fall of 2019 our investor relations department reached out to stockholders representing approximately 47% of our outstanding common stock to offer a meeting with the with the Chairman of the Board and the Chairs of the Compensation Committee and the Governance and Nominating Committee to solicit feedback from our stockholders on executive compensation and corporate governance matters. Our Chief Executive Officer provided a brief business update and participated in a discussion regarding the event driven nature of our business at the outset of each meeting before excusing himself and turning the meeting over to the directors. The feedback on our executive compensation program was very favorable, with a number of stockholders expressing the view that a meeting with our Board and committee chairs was unnecessary at the time because they were very satisfied with the Company's executive compensation program and had no concerns about other governance matters.
Our Compensation Philosophy and Objectives
Our executive compensation program is designed to support achievement of our key business objectives. The Compensation Committee monitors and oversees all facets of the program, including incentive plan design, benchmarking, the performance goal-setting process, and approves executive pay programs that tie a substantial portion of compensation to goal achievement. The Compensation Committee also retains the authority to make discretionary adjustments to further recognize overall Company performance and enhance alignment with stockholders, and is committed to monitoring and adapting to evolving compensation standards. Specifically, our executive compensation program has the following objectives:

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Objectives	Details
Attract, retain and motivate executives and professionals of the highest quality and effectiveness	● Provide compensation opportunities that are competitive with practices of other similar financial services organizations operating within the same marketplace for executive talent.
Align pay with performance
●    A substantial portion of each executive’s total compensation is variable and performance-based.
●    The design of our incentive plans focus on rewarding performance aligned with our key business strategies.

Further align our executives’ long-term interests with those of our stockholders	● Balance use of cash and equity based compensation and short and long-term incentives that further align management's interests with those of our stakeholders and support retention.
Discourage excessive risk taking	● Maintain policies that support good governance practices and mitigate against excessive risk taking.
Determining Executive Compensation
The Compensation Committee bases current pay levels on numerous factors, including competitive pay practices in the financial services industry, the scope and complexity of the functions of each NEO’s role, the contribution of those functions to our overall performance, individual experience and capabilities, and individual performance. Any variations in compensation among our NEOs reflect differences in these factors. The Compensation Committee monitors the effectiveness of our compensation programs throughout the year and performs an annual reassessment of the programs at the beginning of the year in connection with year-end compensation decisions and future goal settings.
Compensation Consultants
The Compensation Committee has authority to retain compensation consulting firms to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Compensation Committee retained Meridian Compensation Partners, LLC (“Meridian”), as its independent compensation consultant, to advise on the 2019 compensation cycle, which included year-end compensation decisions made in the first quarter of 2020. Meridian provides an objective perspective as to the reasonableness of our executive compensation programs and practices and their effectiveness in supporting our business and compensation objectives. Specifically, Meridian advised the Compensation Committee with respect to compensation trends and best practices, incentive plan design, competitive pay levels, and individual pay decisions with respect to our NEOs. The Compensation Committee has assessed the independence of Meridian pursuant to applicable SEC rules and concluded that no conflict of interests exists that would prevent Meridian from independently advising the Compensation Committee.
Competitive Compensation Considerations
Because the competition to attract and retain high performing executives and professionals in the financial services industry is intense, the amount and composition of total compensation paid to our executives must be considered in light of competitive compensation levels. However, we do not rely on this information to target any specific pay percentile for our NEOs. Instead, we use this information to provide a general review of market pay levels and practices and to ensure that we make informed decisions regarding our executive pay programs.

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To help the Compensation Committee determine compensation levels for the NEOs, Meridian prepared an analysis that compared the level of compensation for our NEOs and compensation paid to officers at comparable positions across an industry comparator group. In the 2019 compensation cycle, we revised the list of peer companies to be more reflective of Ambac's size, the event driven nature of our business, the risks we face, and the markets and businesses in which we operate. The companies that comprise the comparator group were selected because we compete in the same marketplace with these companies for highly qualified and talented financial service professionals.
The table below provides summary financial information regarding Ambac and the comparator group used for the 2019 compensation cycles.

Comparator Group used for 2019 Compensation Cycle	Market Capitalization ($ in millions)	Assets ($ in millions)	Book Value ($ in millions)
Assured Guaranty Ltd.	$3,376	$14,326	$6,639
ECN Capital Corp.	983	1,724	734
Element Fleet Management Corp.	4,097	13,438	2,415
Enstar Group Limited	3,839	19,363	4,753
MBIA Inc.	596	7,284	826
MGIC Investment Corporation	4,161	6,230	4,309
Navient Corporation	2,171	94,903	3,336
Syncora Holdings Ltd.	36	1,311	481
Radian Group Inc.	4,219	6,808	4,049
Mr. Cooper Group Inc. (fka WMIH Corp.)	1,169	18,305	2,232
Ambac Financial Group, Inc. (1)	$876	$13,451	$1,569
Percentile Rank vs. Peer Group	19%	56%	28%
Note: Financial data reflects information available as of February 29, 2020
Source: S&P Capital IQ

(1)	Assets include $6,199 of assets relating to Variable Interest Entities for which Ambac or its subsidiaries are required to consolidate as a result of its financial guarantee insurance policies.
The Role of Management in Determining Pay
Generally, our Chief Executive Officer reviews the competitive compensation data for each of the other NEOs, considers both individual, departmental and Company performance, measured against performance metrics established at the beginning of the year, and makes a recommendation to the Compensation Committee for base salary, annual short- and long-term incentive awards. The Chief Executive Officer typically participates in Compensation Committee meetings at the Compensation Committee’s request to provide background information regarding the Company’s strategic objectives and to evaluate the performance of, and compensation recommendations for, the other NEOs.
The Committee utilizes the information provided along with input from the compensation consultant and the knowledge and experience of the Committee’s members in making compensation decisions. Our NEOs do not propose or seek approval for their own compensation. The Chairman of the Compensation Committee, with input from the Chairman of the Board of Directors, recommends the Chief Executive Officer’s compensation to the Compensation Committee. See "Directors, Executive Officers, and Corporate Governance"

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Elements of Pay
Compensation for each of our NEOs is viewed on a total compensation basis and comprised of the following elements of pay:

Compensation Element	Purpose
Base Salary
●    Provides a minimum, fixed level of cash compensation to compensate executive officers for services rendered during the fiscal year that is competitive with organizations operating within the same marketplace for executive talent.

Short Term Incentive Awards
●    Drive achievement of annual corporate goals, including key financial and operating results by setting pre-established financial performance targets at the Company. Annual STIP awards for 2019 were paid in cash.

Long-Term Incentives
●    Further align executive officers’ interests with the interests of stockholders by rewarding increases in the value of our share price, and tying long-term incentive compensation to performance metrics that we believe to be important value-drivers for our stockholders. LTIP awards are strictly equity based and denominated in PSUs and RSUs.

Post-Employment Benefits
●    Provide certain severance benefits to our executive officers. See “--Post-Employment Benefits” and for a description of post-employment benefits payable to Messrs. LeBlanc, Trick and Ksenak,  see “Agreement with Claude LeBlanc,” and “Agreements with Other Executive Officers."

Perquisites	● Provide a limited number of perquisites to all our employees, including our executive officers.
Before year-end compensation decisions are made, the Compensation Committee undertakes a comprehensive review of all elements of each executive officer’s compensation. This review includes information on cash and non-cash compensation for the past four fiscal years (including current and prior year base salaries, short-term and long-term incentive awards and other awards), and the value of benefits and other perquisites paid to our executive officers, as well as potential amounts to be delivered under all post-employment scenarios. This comprehensive review is designed to ensure that each member of the Compensation Committee has a complete picture of the compensation and benefits paid to each of our executive officers.
The following table shows the base salary and incentive compensation paid to our NEOs for their performance in 2019 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table by showing the value of the LTIP stock unit awards based on the closing price of Ambac common stock on March 4, 2020 ($19.50), which were awarded based on 2019 performance, but are not reflected in the Summary Compensation Table because of SEC rules on proxy statement disclosure.

				Long Term Incentive Plan
Name	Year	Salary ($)	Short Term Incentive Plan ($)	PSU Awards ($)	RSU Awards ($)	Total ($)
Claude LeBlanc	2019	900,000	1,657,000	2,418,750	806,250	5,782,000
David Trick	2019	750,000	580,000	637,500	212,500	2,180,000
David Barranco	2019	500,000	400,000	562,500	187,500	1,650,000
Stephen M. Ksenak	2019	600,000	425,000	487,500	162,500	1,675,000
R. Sharon Smith	2019	500,000	350,000	450,000	150,000	1,450,000

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Pay Mix
A substantial portion of target total compensation is delivered through variable performance or equity based incentives that are at risk. As reflected in the table above and the graphs below, variable performance or equity based incentives constitute 84% of our CEO compensation mix and 66% of our NEO compensation mix.

CEO Total Direct Compensation	CEO Performance/Equity Based Incentive Compensation

Other NEOs Total Direct Compensation	Other NEOs Performance/Equity Based Incentive Compensation
Base Salary. Base salaries are intended to reflect the experience, skill and knowledge of our executive officers and other senior professionals in their particular roles and responsibilities, while retaining the flexibility to appropriately compensate for fluctuations in performance, both of the Company and the individual. Base salaries for our executive officers and any subsequent adjustments thereto are reviewed and approved by the Compensation Committee annually, based on a review of relevant market data and each executive’s performance for the prior year, as well as each executive’s experience, expertise and position. The base salaries paid in 2019 to each of our NEOs was: $900,000 to Mr. LeBlanc; $750,000 to Mr. Trick; $500,000 to Mr. Barranco; $600,000 to Mr. Ksenak; and $500,000 to Ms. Smith.

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Incentive Compensation. Incentive compensation is a key component of our executive compensation strategy. Our incentive compensation awards generally have two components: short term incentive compensation (consisting of an annual cash incentive award) and Long Term Incentive Plan awards. Annual decisions with regard to incentive compensation are generally made in February of each year, following Compensation Committee meetings in December and January. Incentive compensation payouts can be highly variable from year to year.
Short Term Incentive Compensation. Annual incentives for our NEOs are meant to reward performance. Sixty percent of NEO 2019 short term incentive compensation awards were measured against pre-established financial performance targets at the Company related to: (i) reductions in Watch List and Adversely Classified Credits, (ii) reductions in Gross Operating Run Rate Expenses, and (iii) increases in Net Asset Value. These metrics were chosen because the Compensation Committee believed that they would be the key drivers of stockholder value in 2019. The remaining forty percent of the short term incentive compensation award is based on other performance considerations, including business unit results and individual performance. The Compensation Committee believes that it is important to retain a substantial level of discretion with respect to other performance considerations because of the uncertainties associated with our main operating subsidiaries, AAC and Ambac U.K., which are not writing new business and are in runoff. Our inability to pay discretionary annual incentive awards could have a material adverse impact on our ability to attract, motivate and retain high-quality and talented executives. The Compensation Committee assigns to each NEO an annual target incentive opportunity, expressed as a percentage of eligible earnings (base salary amount paid during the year), which is based on the executive’s position and the scope of responsibilities. Target annual incentives (as a percent of base salary) for the NEOs for 2019 were set as follows: 100% for the Chief Executive Officer; 55% for the Chief Financial Officer; and 50% for each of the other NEOs. Actual incentive payouts can range from 0% to 200% of target for the Chief Executive Officer, and from 0% to 150% of target for the other NEOs based on the Compensation Committee’s review of overall corporate performance and individual and business unit achievement relative to the pre-established goals and objectives set forth above.

Key Changes in 2020 to Short Term Incentive Program: For the 2020 performance year, in order to address certain shareholder concerns about overlapping metrics between the STIP and LTIP programs, the Compensation Committee replaced the STIP performance metrics related to Watch List and Adversely Classified Credits, and Net Asset Value, with a new metric focused on reductions to the Net Par Outstanding of insured exposures.

Long Term Incentive Compensation. Our LTIP awards focus on the attainment of long term performance goals and objectives, which are deemed instrumental in creating long term value for stockholders and long term retention incentives for our executives. The Compensation Committee reviews the LTIP targets each year for competitive alignment. The Compensation Committee also reviews market trends related to the award mix and determines the appropriate mix of equity instruments considering market benchmark data.
In the first quarter of each year, LTIP compensation awards (which related to the prior year's performance) are granted to our NEOs. Beginning in 2018, we eliminated the "retesting" feature in the Long-Term Incentive Compensation Program that allowed performance at AAC to be measured by the greater of two metrics: an improved asset liability ratio ("ALR") or improved Net Asset Value over a three year performance period. LTIP awards granted in 2019 that relate to AAC performance will be measured based on (i) reductions in Watch List and Adversely Classified Credits weighted at 45% and (ii) improvements in Net Asset Value weighted at 25%. The portion of the 2019 LTIP award that relates to Ambac performance will be measured based on the achievement of a certain level of Cumulative EBITDA and weighted at 30%. In addition, beginning in 2019, we added a relative Total Shareholder Return ("rTSR") modifier as an additional metric with respect to our LTIP award payouts. The rTSR modifier will cause any final PSU award payout at the end of a three year performance period to be increased or decreased by 10% if the Company's stock performance compared to a peer group is at or above the 75th percentile or at or below the 25th percentile, respectively. LTIP awards in 2019 were denominated 67% in performance stock units (“PSUs") and 33% in restricted stock units ("RSUs"). PSUs represent a promise

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to deliver, within 75 days after the end of a three-year performance period, a number of shares of Ambac’s common stock ranging from 0% to 200% (not including any adjustment that may be applied pursuant to the rTSR modifier) of the amount of the initial grant, depending on the achievement by either Ambac or its principal operating subsidiary, AAC, of financial performance objectives determined by the Compensation Committee at the time of the grant. The RSUs are time based awards and were granted in order to encourage the retention of our most valued employees. The RSUs granted as part of the 2019 LTIP awards represent the right to receive an equivalent number of shares of Ambac’s common stock and will vest and settle in three equal annual installments in January of 2020, 2021, and 2022.
The Compensation Committee determined the target value of the 2019 LTIP awards granted to each of our NEOs based on the Company’s overall results, the individual executive’s contribution to overall performance, external market benchmark data and the proportion of total compensation comprised of LTIP awards. In addition, in setting target value of the 2019 LTIP awards granted to Messrs. LeBlanc, Trick and Ksenak, the Committee considered the terms and conditions set forth in their respective employment agreements. See "Agreement with Claude LeBlanc," and "Agreements with Other Executive Officers.”
For each of our NEOs, the Compensation Committee determined to weight the LTIP awards granted in March 2019 as follows: 70% of the award based on performance at AAC (an “AAC LTIP Target Award”) and 30% of the award based on performance at Ambac (an “Ambac LTIP Target Award”).

Key Changes to Long Term Incentive Program for 2020 LTIP Grants: In 2020, the Compensation Committee revised the LTIP performance metrics to better align management's goals with certain key drivers of shareholder value: risk reduction, and managing the event driven nature of Ambac's business. LTIP awards granted in 2020 will be measured based on AAC performance only with (i) reductions in Watch List and Adversely Classified Credits weighted at 70% and (ii) improvements in Net Asset Value weighted at 30%. Cumulative EBITDA at Ambac was eliminated as a performance metric. While the payout of PSUs granted pursuant to the 2020 LTIP awards will not settle for a three year period and be subject to the rTSR modifier, the measurement period for determining the achievement of goals against the pre-set metrics was shortened to two years to create a better alignment between Company performance and management compensation. In addition, LTIP awards in 2020 were denominated 75% in PSUs and 25% in RSUs.

AAC LTIP Metric. The metrics used to judge performance at AAC for LTIP awards granted in March 2019 are reductions in Watch List and Adversely Classified Credits and an improved Net Asset Value over a three-year performance period which runs from January 1, 2019 until December 31, 2021 (the “Performance Period”). Within the AAC performance metrics, reductions in AAC's Watch List and Adversely Classified Credits are weighted at 45% and increases in AAC's Net Asset Value is weighted at 25%.
Adversely Classified Credits represent credits that are either in default or have developed problems that eventually may lead to a default. Watch List credits represent credits that demonstrate heightened potential for future adverse development based on qualitative and quantitative stress assumptions.
The Net Asset Value is calculated by reducing Assets by Liabilities, determined as of the last day of the performance period.

•
For purposes of the Net Asset Value calculation, “Assets” shall mean the sum of the following: (i) cash and cash equivalents, (ii) invested assets at fair value (except for Ambac-insured investments which will be measured at amortized cost and excluding the Secured Note issued in 2018 in connection with AAC's restructuring as it is included in liabilities), (iii) loans, (iv) investment income due and accrued, (v) net receivables (payables) for security sales (purchases), (vi) tax tolling payments or dividends made by AAC to Ambac during the Performance Period, (vii) cash, cash equivalents and securities pledged as collateral to counterparties, and (viii) other receivables.

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•
“Liabilities” shall mean the sum of the following: (i) the present value of future probability weighted financial guarantee claims and CDS payments reduced by recoveries, including probability weighted estimated subrogation recoveries and reinsurance recoverables, using discount rates in accordance with GAAP ("Gross Claim Liability" or "GCL"), (ii) fair value of interest rate derivatives (prior to any AAC credit valuation adjustments), (iii) par value and accrued interest of all outstanding surplus notes of AAC (including junior surplus notes), (iv) par value and accrued interest on the Ambac Note and Tier 2 debt issued in 2018 in connection with AAC's restructuring (net of par value and accrued interest on AAC's holdings of the Secured Note), (v) accreted value of Ambac Assurance UK Limited debt, (vi) the liquidation value of outstanding preferred stock, and (vii) any other debt. Liabilities will also include the par and accrued interest on any new debt obligations issued in the future.

•
Additionally, the Net Asset Value will: (i) neutralize the effects of claim payments, ART Transaction payments, loss expense payments, advisor payments and the establishment of loss and loss expense reserves for credits that do not have a GCL at the beginning of the performance period, (ii) measure AAC's foreign subsidiaries utilizing the foreign exchange rate at the beginning of the performance period, (iii) add back capital restructuring and ongoing oversight costs of the Office of the Commissioner of Insurance of Wisconsin ("OCI") during performance period, and (iv) add back direct costs of risk remediation activities (including ART Transactions, and any sale of AUK or other disposition which has been structured as an ART Transaction) with respect to credits within Watch List or Adversely Classified Credits.

The following table sets forth the percentage of the AAC LTIP Target Award that each of our named executive officers could earn under the 2019 LTIP awards based on improvements in NAV and on reductions in Watch List and Adversely Classified Credits determined as of the last day of the Performance Period.

Percentage of AAC LTIP Target Award Earned	Net Asset Value ($ in millions) (1)	Watch List and Adversely Classified Credits ($ in billions) (1)
200%	$(180)	$11.50
100%	$(380)	$13.50
0	$(580)	$15.00
(1)    Linear interpolation between levels of Net Asset Value and Watch List and Adversely Classified Credits will result in a proportionate amount of the AAC LTIP Target Award becoming earned and vested.

Ambac LTIP Metric. The metric used to judge performance at Ambac for LTIP awards granted in March 2019 is Cumulative EBITDA over the Performance Period. Ambac’s "Cumulative EBITDA" means Ambac’s earnings before interest, taxes, depreciation, amortization, and non-controlling interests (as determined under GAAP) for the Performance Period. The choice of the Cumulative EBITDA metric is intended to reward participants on generating income from all of Ambac's subsidiaries excluding AAC and its subsidiaries.*
Cumulative EBITDA shall be adjusted for the effects of: (i) advisor and deal/transaction related costs related to capital and/or merger and acquisition transactions above budgeted amounts, (2) cost of post-employment guarantees, (iii) cost and impact of AAC and Ambac share repurchases, (iv) changes to Board fees and Board imposed expenses, (v) litigation and defense costs and any potential litigation gains in excess of damages incurred, (vi) (cost)/benefit of performance based compensation (above) or below target amounts, and (vii) any other costs as determined in the sole discretion of the Board.

____________

*
Upon the execution of a material transaction or acquisition by Ambac, revised Cumulative EBITDA metrics will be established by the Compensation Committee to incorporate performance goals for such material transaction or acquisition.

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The following table sets forth the percentage of the Ambac LTIP Target Award that each of our NEOs could earn under the 2019 LTIP awards based on the Cumulative EBITDA achieved over the Performance Period, determined as of the last day of the Performance Period.

Ambac’s Cumulative EBITDA ($ in millions) (1)	Percentage of Ambac LTIP Target Award Earned
$35.0	200%
$20.0	100%
$0	0%
(1) Linear interpolation between levels of Cumulative EBITDA will result in a proportionate amount of the Ambac LTIP Target Award becoming earned and vested.
Following the end of the Performance Period, the Compensation Committee will determine the extent to which each participant’s LTIP award has been earned and the amount payable. The Compensation Committee may in the exercise of its discretion reduce the amount of any LTIP award that otherwise would have been earned based on the satisfaction of the performance metrics, but may not increase the size of any LTIP award.
The purpose of the LTIP awards is to further align the long-term interests of our NEOs with those of our stockholders. We believe we have achieved this objective by making the vesting of the LTIP awards conditional upon Ambac achieving certain milestones that the Company believes will have a positive effect on the future value of our common stock. In addition, the ultimate value of the PSUs and RSUs directly depends on the value of our common stock at the time of vesting. Each individual who receives a PSU or RSU becomes, economically, a long-term stockholder of the Company, with the same interests as our other stockholders. As a result, we believe our NEOs have a demonstrable and significant interest in increasing stockholder value over the long term.

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Compensation for Each of Our Named Executive Officers in 2019
Our Chief Executive Officer
Mr. LeBlanc. Effective January 1, 2017, Claude LeBlanc was appointed President and Chief Executive Officer of Ambac and AAC. The Board believed that Mr. LeBlanc's significant experience and success over his career holding senior leadership functions overseeing strategy, corporate development, finance and risk, as well as his prior role actively leading the global remediation and asset recovery initiatives at Syncora Holdings Ltd., evaluating strategic alternatives and overseeing all aspects of Syncora's finance function, made him uniquely qualified to lead Ambac. Following extensive negotiations, the Compensation Committee, which received input and advice from its nationally recognized independent compensation consultant, Meridian Compensation Partners, LLC, authorized the Company to enter into an employment agreement with Mr. LeBlanc on December 8, 2016. Pursuant to the employment agreement, Mr. LeBlanc has been paid an annual base salary of $900,000. On February 26, 2020, the Compensation Committee approved certain amendments to the employment agreement to provide that Mr. LeBlanc would be eligible to receive (i) a target annual STIP award set at no less than 100% of his base salary and (ii) a target annual long-term incentive award set at no less than 150% of his base salary, as determined in the discretion of the Compensation Committee. Sixty percent of the STIP award paid to Mr. LeBlanc for 2019 was based on the achievement of the financial performance goals set forth below that were established by the Compensation Committee at the beginning of 2019. The relative weighting for each of these financial performance metrics was as follows: improvements in Net Asset Value 15%; reductions in Gross Operating Run Rate Expenses 15%; and reductions in Watch List and Adversely Classified Credits 30%.
Performance Against STIP Metrics. For the 2019 fiscal year, we established the following goals for each of our STIP performance metrics and assigned the following weighting factors:

($ in millions)	Weighting Factor	Threshold ($ in millions)	Target ($ in millions)	Maximum ($ in millions)
Watch List and Adversely Classified Credits	30%	$17,945	$17,195	$16,672
Gross Operating Run Rate Expenses	15%	$17.8	$17.2	$16.6
Net Asset Value	15%	$(85)	$(43)	$-0-

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The following graph/charts shows the Company's 2019 actual performance compared to the threshold, target and maximum achievement levels as established for each of the performance metrics.

Watch List and Adversely Classified Credits Net Par	Gross Operating Run Rate Expenses	Net Asset Value

Threshold	Target	Maximum	- - - -	Actual
With respect to the reductions in Watch List and Adversely Classified Credits and improvements in Net Asset Value, under Mr. LeBlanc's leadership in 2019, Ambac exceeded the maximum performance goal set for each of these metrics. Credits that were on the watch list or adversely classified at the beginning of the performance period were reduced to $14.27 billion net par outstanding, and Net Asset Value at year-end was $273.7 million. Gross Operating Run Rate Expenses for the fourth quarter of 2019 were reduced to $16.8 million. Applying the appropriate weighting to each performance metric as set forth above and using the appropriate payout levels for STIP awards under Mr. LeBlanc's employment agreement, the Committee assigned a 1.92 multiplier to the financial performance portion of Mr. LeBlanc's 2019 STIP award.
Other Performance Considerations. In determining the other forty percent of Mr. LeBlanc's 2019 STIP award, the Compensation Committee gave consideration to the Company’s results against the following performance goals and objectives, which were communicated to Mr. LeBlanc in the first quarter of 2019:

•	Active derisking and ongoing rationalization of Ambac's and its subsidiaries' capital and liability structures;

•	Effective management of loss recovery through active litigation and exercise of contractual and legal rights;

•	Continue to increase organizational effectiveness, efficiency of the operating platform and simplification of business controls, policies and procedures without increasing operational risk; and

•	Develop structured process to pursue opportunities in certain business sectors; source and evaluate potential new business opportunities for Ambac.
For each of these performance goals and objectives the Compensation Committee assigned a relative weighting based on its current importance to the Company and utilized a qualitative score card approach in its evaluation to achieve a consistent and informed ratings process. In reviewing each of these performance goals and objectives the Committee considered the following achievements, under Mr. LeBlanc’s leadership, in determining the amount of Mr. LeBlanc's 2019 STIP Award:

•	Successful runoff of AAC and its subsidiaries through active and material transaction terminations, policy commutations, execution of reinsurance transactions, settlements and restructurings;

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•
Shepherded through the COFINA Plan of Adjustment, including certain related commutation transactions, and subsequent distributions, which became effective on February 12, 2019, and subsequent redemptions of obligations of the COFINA Class 2 Trust materially reducing Ambac’s Puerto Rico exposure;

•
Completed the Ballantyne restructuring and commutation, one our largest credit exposures in Ambac UK, significantly reducing our Adversely Classified Credit exposure and strengthening Ambac UK’s Solvency II capital position to near required levels;

•	Materially decreased our insured portfolio by 19% to $38.0 billion at December 31, 2019;

•	Watch List and Adversely Classified Credit reduction of 28% in 2019 to $14.3 billion as of December 31, 2019; and

•	Executed additional headcount and other cost reductions including the consolidation of space for the New York headquarters.
The Committee considered each of the performance goals and objectives in evaluating Mr. LeBlanc's overall performance and concluded that on an aggregate basis he had exceeded target expectations and assigned a 1.72 multiplier to the discretionary performance portion of Mr. LeBlanc's 2019 STIP award. On a blended basis weighting the discretionary performance metrics at 40% and financial performance metrics at 60%, Mr. LeBlanc's STIP award multiplier was set at 1.84 x target, and he was granted a 2019 STIP award of $1,657,000. In addition, Mr. LeBlanc received an LTIP award with an aggregate target value of $3,225,000 primarily reflecting Mr. LeBlanc's outstanding leadership and performance in, among other things, shepherding through to conclusion the COFINA Plan of Adjustment, the restructuring of Ballantyne and leading the Ambac management team in significantly de-risking the insured portfolio. The Compensation Committee believes it struck the right balance between paying for current performance, on the one hand, and the desire to keep Mr. LeBlanc focused on the Company’s long-term performance and continued growth, on the other hand.
Other Named Executive Officers
Performance Against STIP Performance Metrics and Other Performance Considerations.
The Committee reviewed the Company's actual performance against each of the performance metrics set forth above, and after applying the appropriate weighting to each metric, the Committee assigned a 1.46 multiplier to the financial performance portion of each NEOs 2019 STIP award (other than Mr. LeBlanc). In determining the other forty percent of the 2019 STIP award for each of the NEOs (other than Mr. LeBlanc), Mr. LeBlanc reviewed with the Compensation Committee the performance of each NEO individually and their overall contribution to the Company in 2019. In this process, Mr. LeBlanc assigned the same performance goals and objectives to each of the NEOs that were assigned to him by the Compensation Committee, but individually adjusted the relative weighting based on each executive officer's line of sight and responsibility. In addition, Mr. LeBlanc utilized the same score card approach as the Committee in his evaluation of each NEO in an effort to achieve a consistent ratings process. Based on the recommendation of Mr. LeBlanc, the Committee approved the 2019 STIP awards and 2020 LTIP awards granted to each of Messrs. Trick, Barranco, Ksenak, and Ms. Smith.

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Performance against 2016 LTIP metrics.
In 2016, we established the following three year goals for each of our LTIP performance metrics and assigned weighting factors based on each NEOs areas of responsibility.

At AAC the Greater of		At Ambac
Asset to Liability Ratio (1)	Net Asset Value (1) ($ in millions)	Cumulative EBITDA (1) ($ in millions)	Percentage of Target Award Earned
100%	$0	$19	200%
94%	$(349)	$16	175%
89%	$(655)	$13	150%
84%	$(979)	$6	100%
79%	$(1,337)	$—	0%
(1) Linear interpolation between levels results in a proportionate amount of the Ambac LTIP Target Award becoming earned and vested.
At AAC performance is judged based on the higher of the Asset to Liability Ratio or the Net Asset Value (this dual testing feature was eliminated in 2018). For the three years ended December 31, 2018, the measure of the Net Asset Value exceeded the measure of Asset to Liability Ratio. The following graph/charts shows the Company's actual performance over the three year performance period running from January 1, 2016 through December 31, 2018, compared to the achievement levels set forth in the chart above.

AAC Net Asset Value ($ in millions)	Ambac Cumulative EBITDA ($ in millions)

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The following table shows the grant date value of the 2016 LTIP awards granted to each of our NEOs (other than Mr. LeBlanc and Ms. Smith, who were not employees of Ambac at the time that the 2016 LTIP awards were granted) and the amounts realized upon vesting and settlement.

	Grant Date Award at Target				Vesting and Settlement
Named Executive Officer	PSU Award #	Cash Incentive Award	Weighting between AAC/ Ambac	Payout Percentage	Shares Acquired #	Cash Incentive Payout
David Trick	8,054	$125,000	80% / 20%	187.2%	15,076	$233,988
David Barranco	5,638	$87,500	50% / 50%	192.0%	10,824	$167,992
Stephen M. Ksenak	7,249	$112,500	80% / 20%	187.2%	13,569	$210,589
The Committee considered the Company's actual performance against each of the LTIP metrics for AAC and Ambac for each of Messrs. Trick, Barranco and Ksenak and determined that the Net Asset Value had exceeded target expectations at a payout percentage of 184% for the AAC portion of the 2016 LTIP award. With respect to Ambac, the Company achieved a Cumulative EBITDA of $29.9 million exceeding target expectations at a payout percentage of 200% for the Ambac portion of the 2016 LTIP award. Weighting the AAC performance metric at 80% and Ambac performance metric at 20%, for each of Messrs. Trick and Ksenak, the 2016 LTIP percentage payout on a blended basis was set at 187.19% of the target award. Due to Mr. Barranco's focus on business development at Ambac at the date of grant, the weighting of his performance metrics were set at 50% each for Ambac and AAC, and the 2016 LTIP percentage payout was therefore higher on a blended basis at 191.99%.
Perquisites. The Company provided a limited number of perquisites to all our employees, including our executive officers. For Mr. LeBlanc and Ms. Smith, perquisites included reimbursement from Ambac for certain commuting expenses, and for Messrs. Trick and Barranco, perquisites included payments for tax preparation services as a result of their roles as executive directors of Ambac UK. In order to support the long-term wellness and productivity of our executive management team, Ambac arranged for each of our executive officers to undergo an extensive physical examination at the Company's expense.
Employment Agreements. Certain of our active NEOs have entered into employment agreements with the Company which provide for certain compensation and benefits, including, severance benefits in certain circumstances. In December 2016, we entered into an employment agreement with our CEO, Claude LeBlanc, in connection with his appointment, which took effect on January 1, 2017. This agreement was subsequently amended on February 27, 2020. We also entered into an employment agreement with Mr. Trick in November of 2016, and Mr. Ksenak in January 2017. While the Compensation Committee considers employment agreements customary for the chief executive officer, the Committee believed it was important to execute an employment agreement with each of Messrs. Trick and Ksenak to retain their services to Ambac for the foreseeable future. (See “Agreement with Claude LeBlanc”, and “Agreements with Other Executive Officers” below). Severance Agreements have been entered into with various executive officers when the Compensation Committee believes it is in the best interest of the Company to secure an orderly separation between such officers and the Company, which typically include certain continuing obligations from the departing executive.
Post-Employment Benefits. Pursuant to Ambac's Severance Pay Plan, to provide protection in the event of an involuntary termination, each of our current executive officers (other than Messrs. LeBlanc, Trick and Ksenak) is entitled to receive a severance payment equal to 52 weeks of such executive officer's weekly base salary at the time of termination of his or her employment by Ambac as the result of (i) a job elimination, job discontinuation, office closing, reduction in force, business restructuring, redundancy, or such other circumstances as the Company deems appropriate for the payment of severance or (ii) a “termination by mutual agreement” (as defined in the Severance Pay Plan). In addition to this severance payment, each of our current NEOs (other than Messrs. LeBlanc, Trick and Ksenak) would be entitled to receive reimbursement for a portion of the premiums paid for COBRA continuation coverage under the Company's group health plan for the first twelve months following his or her termination of employment. The portion of the premiums to be paid by the Company will be the same as

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the amount paid by the Company for the same group health insurance coverage for active employees. For a description of post-employment benefits payable to Messrs. LeBlanc, Trick and Ksenak, see “Agreement with Claude LeBlanc,” and “Agreements with Other Executive Officers."
The 2019 LTIP awards consisted of both PSUs and RSUs. The PSU award agreements for our NEOs provide that if a termination occurs prior to the last day of the performance period by reason of disability, an involuntary termination other than for “cause,” or retirement, the recipient would be entitled to receive the number of earned PSUs, which would only be payable at the end of the performance period provided that the performance conditions related to the award were satisfied. If a termination occurs by reason of death, the recipient would be entitled to receive the number of earned PSUs that the Participant would have been entitled to receive had the termination date not occurred prior to the end of the performance period at a 100% overall payout multiple regardless of the outcome of the performance goals or rTSR. Comparable provisions are included in the 2017 and 2018 PSU award agreements, except each of those award agreements provide that the recipient would only be entitled to receive a prorated portion of the LTIP award which would only be payable at the end of the performance period provided that the performance conditions related to the award were satisfied, and with respect to the 2018 PSU award, each NEOs LTIP award would be pro-rated to reflect their actual service plus twelve months during the performance period. The 2019 RSU award agreements for our NEOs generally provide that if a termination occurs, other than for “cause” or voluntary resignation, the entire grant of RSUs shall vest on the termination date.
Impact of Regulatory Requirements on Compensation
Effective for tax years beginning on January 1, 2018 or later, The Tax Cut and Jobs Act repealed the performance-based compensation and commission exceptions to the Section 162(m) $1 million deduction limitation paid to covered employees. The definition of covered employees was modified to include the Chief Financial Officer as well as the Chief Executive Officer and officers whose total compensation is required to be disclosed to shareholders by reason of them being amongst the three highest paid officers. Additionally, any individual who is a covered employee for any taxable year beginning after December 31, 2016 will continue to be a covered employee for all subsequent taxable years, including years after the death of the individual.
Our compensation programs are structured to support organizational goals and priorities and stockholder interests. We do not make compensation determinations based on the income tax treatment of any particular type of award.
Compensation Risk Management
Risks Related to Compensation Policies. In keeping with our risk management framework, we consider risks not only in the abstract, but also risks that might hinder the achievement of a particular objective. We have identified two primary risks relating to compensation: the risk that compensation will be insufficient to retain talent and the risk that compensation strategies might result in unintended incentives. To combat the first risk, as noted above, the compensation of employees throughout the Company is benchmarked against comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of employee attrition. Further, LTIP awards granted to our NEOs and other senior professionals are subject to vesting over a three-year period. We believe both the levels of compensation and the structure of the LTIP awards have had the effect of retaining key personnel.
With respect to the second risk, our Company-wide year-end compensation program is designed to reflect the performance of the Company, the performance of the business unit in which the employee works and the performance of the individual employee, and is designed to not encourage excessive risk taking. For example, the performance metrics used in our 2019 Short Term Incentive Plan (Net Asset Value, Gross Operating Run Rate Expenses and Watch List and Adversely Classified Credits), are designed to encourage prudent management of the business. In addition, we pay a significant portion of our incentive compensation in the form of LTIP awards that vest over a three-year period, which makes each of our NEOs and other senior professionals sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the price of our common stock. Further, performance criteria for the PSUs granted as part of the LTIP awards include reductions in Watch List and

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Adversely Classified Credits, an increase in Net Asset Value, and a relative Total Shareholder Return modifier, all of which we believe provide our employees additional incentives to prudently manage the wide range of risks inherent in the Company’s business. We are not aware of any employee behavior motivated by our compensation policies and practices that creates increased risks for our stockholders or other constituents.
The Compensation Committee has performed a review of compensation policies and practices for all of our employees and has concluded that our compensation policies and practices are not reasonably likely to have a material adverse impact on the Company.
Risk Mitigating Policies
Stock Ownership Policy. Effective January 1, 2017, all of our executive officers became subject to our Executive Stock Ownership and Retention Policy. The Chief Executive Officer is required to own Ambac common stock equal in value to at least six times his annual base salary, the Chief Financial Officer is required to own Ambac common stock equal in value to at least three times his annual base salary and each other executive officer is required to own Ambac common stock equal in value to at least two times their annual base salary.

Stock Ownership Requirement
Name	Position with Ambac	Shares Valued at $
Claude LeBlanc	President and Chief Executive Officer and Director	$5.4 million
David Trick	Executive Vice President, Chief Financial Officer and Treasurer	$2.25 million
David Barranco	Senior Managing Director	$1.0 million
Stephen M. Ksenak	Senior Managing Director, and General Counsel	$1.2 million
R. Sharon Smith	Senior Managing Director, and Chief of Staff	$1.0 million
There is no required time period within which these executive officers must attain the applicable stock ownership level under the Stock Ownership Policy and nothing in the Stock Ownership Policy requires executive officers to meet their applicable stock ownership levels through open market purchases of Company common stock.  Until a covered executive complies with the Stock Ownership Policy, the covered executive is required to retain 100% of net profit shares (which excludes shares withheld or sold to cover applicable taxes) from any compensatory stock award on exercise, vesting or earn-out.  A copy of the Stock Ownership Policy was filed with the SEC as Exhibit 99.2 to the Company’s Current Report on Form 8-K filed on December 1, 2016.
Recoupment Policy. Effective January 1, 2017, the Board adopted a Recoupment Policy. Pursuant to the Recoupment Policy, in the event of a “material financial restatement” or the imposition of a “material financial penalty,” the Company will require, to the fullest extent permitted by applicable law, that a covered employee forfeit and/or reimburse the Company for all or such portion (if any) of the covered employee’s “recoverable compensation” as determined in the sole and absolute discretion of the Board, in accordance with the guidelines set forth in the Recoupment Policy. A “material financial restatement” means the restatement of one or more previously issued financial statements of the Company, for any period ending after December 1, 2016, due to a material error or a series of immaterial errors which could be considered material when viewed in the aggregate of any applicable financial reporting requirements under the securities laws. “Material financial penalty” means a penalty, fine, or other monetary sanction levied against the Company after December 1, 2016, by a regulator or other Federal or state governmental authority in an amount deemed material by the Board of Directors in its sole and absolute discretion. “Recoverable compensation” means certain incentive-based compensation received during a three year look-back period during which (i) the financial reporting measure specified in the applicable award was attained or (ii) the conduct giving rise to the imposition of a material financial penalty against the Company took place. If the grant or earning of an award is based, either wholly or in part, on satisfaction of a financial reporting measure, the award would be deemed received in the fiscal period when that measure was satisfied, in each case without regard to any ongoing service-based vesting requirements. Furthermore, if an award is granted or earned upon satisfaction of financial reporting measures that are based on multiple fiscal years (e.g., a three-year average), the whole award would be deemed Recoverable Compensation for purposes of this Policy if

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any single fiscal year of the performance period occurs during the three year look-back period. A complete copy of the Recoupment Policy is attached as Exhibit 99.1 to the Company’s Current Report on Form 8-K filed on December 1, 2016.
Prohibition on Pledging and Hedging and Restrictions on Other Transactions involving Common Stock. Our Insider Trading Policy prohibits our executive officers, employees, and Board members from pledging Ambac common stock or using Ambac common stock as collateral for any margin loan.  In addition, the Insider Trading Policy contains the following restrictions:

•
Executive officers and Board members are prohibited from engaging in transactions (such as trading in options) designed to hedge against the value of the Ambac common stock, which would eliminate or limit the risks and rewards of the common stock ownership;

•
Executive officers and Board members are prohibited from short-selling Ambac common stock, buying or selling puts and calls on Ambac common stock, or engaging in any other transaction that reflects speculation about the price of Ambac common stock or that might place their financial interests against the financial interests of the Company;

•
Executive officers and Board members are prohibited from entering into securities trading plans pursuant to SEC Rule 10b5-1 without pre-approval; further, no Board member or executive officer may trade in our Common Stock without pre-approval; and

•	Executive officers and Board members may trade in Common Stock only during open window periods, and only after they have pre-cleared transactions.
Conclusion
Our compensation program is designed to permit the Company to provide our NEOs with total compensation that is competitive, linked to our performance and reinforces the alignment of employee and stockholder interests. At the same time, it is intended to provide us with sufficient flexibility to assure that such compensation is appropriate to attract and retain employees who are vital to the continued success of the Company and to drive outstanding individual and institutional performance. We believe the program met these objectives in 2019.
We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.”
The say on pay vote is advisory, and therefore not binding on Ambac, the Compensation Committee or our Board of Directors. Our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

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Compensation Committee Report
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Compensation Committee
Alexander D. Greene (Chair), Ian D. Haft and C. James Prieur
April 7, 2020

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2019 Summary Compensation Table
The table below provides information concerning the compensation of our President and Chief Executive Officer, Chief Financial Officer, and our three most highly compensated executive officers who were executive officers as of December 31, 2019.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Claude LeBlanc	2019	900,000	3,005,464	1,657,000	25,772	5,588,236
President and Chief Executive Officer	2018	900,000	4,117,020	1,170,000	15,987	6,203,007
	2017	900,000	—	1,081,000	5,898	1,986,898
David Trick	2019	750,000	604,652	813,988	19,975	2,188,615
Executive Vice President, Chief Financial Officer and Treasurer	2018	750,000	791,762	784,526	12,750	2,339,038
	2017	750,000	420,017	573,088	12,849	1,755,954
David Barranco	2019	500,000	550,154	567,992	19,925	1,638,071
Senior Managing Director	2018	500,000	536,004	423,500	12,800	1,472,304
	2017	500,000	242,522	313,440	11,175	1,067,137
Stephen M. Ksenak	2019	600,000	486,985	635,589	19,050	1,741,624
Senior Managing Director and General Counsel	2018	600,000	628,021	438,910	11,950	1,678,881
	2017	600,000	325,023	397,703	11,550	1,334,276
R. Sharon Smith	2019	500,000	466,734	350,000	36,510	1,353,244
Senior Managing Director and Chief of Staff	2018	450,000	700,504	237,750	28,305	1,416,559
	2017	273,460	—	226,500	10,306	510,266

(1)
In 2019 and 2018, each of our NEOs received DSUs pursuant to the Short Term Incentive Plan (the "STIP") and received performance stock units (“PSUs”) and restricted stock units ("RSUs") pursuant to Ambac’s Long Term Incentive Plan (the "LTIP"). The LTIP and STIP are sub-plans of the 2013 Incentive Compensation Plan. In addition, in May of 2018, in recognition of the executive management team's efforts to successfully execute a holistic restructuring transaction, including the exit of the Segregated Account of AAC from rehabilitation, a special off-cycle RSU award was granted to each of our NEOs. In 2017, each of our NEOs received DSUs granted pursuant to the STIP, and Messrs. Trick, Barranco, and Ksenak also received PSUs granted pursuant to the LTIP. As required by Item 402(c)(2) of Regulation S-K, the value of the DSUs, PSUs and RSUs reported in the Summary Compensation Table is based on the grant date fair value of awards in the fiscal year actually granted and computed in accordance with FASB ASC Topic 718 based on the probable outcome of performance conditions being achieved, including the value of the rTSR multiplier, if any, without regard to estimated forfeitures. For a discussion of the assumptions made in the valuation, see footnote 2, Basis of Presentation and Significant Accounting Policies, to Ambac’s consolidated financial statements for the year-ended December 31, 2019. Each of our NEOs received DSUs in 2019 as part of their STIP award grant as follows: for Mr. LeBlanc, 19,394 DSUs valued at $390,000; for Mr. Trick, 7,186 DSUs valued at $144,500; for Mr. Barranco, 4,476 DSUs valued at $90,000; for Mr. Ksenak, 4,948 DSUs valued at $99,500; and for Ms. Smith, 3,941 DSUs valued at $79,250; in 2018 DSUs were issued as part of their STIP in the following amounts: for Mr. LeBlanc, 23,924 DSUs valued at $361,000; for Mr. Trick, 9,394 DSUs valued at $141,750; for Mr. Barranco, 5,700 DSUs valued at $86,000; for Mr. Ksenak, 6,826 DSUs valued at $103,000; and for Ms. Smith, 16,602 DSUs valued at $250,500; and in 2017 DSUs were issued as part of the STIP in the following amounts: for Mr. Trick, 6,712 DSUs valued at $150,000; for Mr. Barranco, 2,797 DSUs valued at $62,500; and for Mr. Ksenak, 4,475 DSUs valued at $100,000. DSUs represent vested common stock units of Ambac with a deferred settlement provision. These DSUs will settle and convert into Ambac common stock annually over a two-year period; 50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date (unless settled earlier due to an executive’s departure from the Company). The value of PSUs awarded in 2019 to each of our NEOs, assuming the maximum payout level of 220% and a share price of $20.11 would have been as follows: for Mr. LeBlanc, $3,979,789; for Mr. Trick, $700,174; for Mr. Barranco, $700,174; for Mr. Ksenak, $589,613; and for Ms. Smith, $589,613. The value of PSUs awarded in 2018 to each of our NEOs, assuming the maximum payout level of 200% and a share price of $15.09 would have been as follows: for Mr. LeBlanc, $3,600,000; for Mr. Trick, $533,340; for Mr. Barranco, $400,006; for Mr. Ksenak, $433,324; and for Ms. Smith, $400,006. The value of PSUs awarded in 2017 to Messrs. Trick, Barranco and Ksenak assuming the maximum payout level of 200% and a share price of $22.35 would have been as follows: for Mr. Trick, $600,008; for Mr. Barranco, $400,020; and for Mr. Ksenak, $500,014. Each of our NEOs received RSUs on March 4, 2019 as part of their 2019 LTIP award grant. These RSUs vest in three equal annual installments on January 2nd, 2020, 2021, and 2022. Each of our NEOs received RSUs on March 2, 2018 as part of their 2018 LTIP award grant. These RSUs vest in three equal annual installments on March 2nd, 2019, 2020, and 2021.

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(2)
The amount included in the "Non-Equity Incentive Plan Compensation " column above includes cash incentive award payments pursuant to the Company's year-end 2019, 2018 and 2017 STIP program and cash incentive award payments pursuant to the settlement of 2014, 2015 and 2016 LTIP awards, in each case, as approved by the Compensation Committee following the conclusion of the relevant performance period for each award.

(3)
"All Other Compensation” for each of our named executive officers in 2019 includes, among other things, contributions by Ambac to the AAC Savings Incentive Plan, the cost of executive physicals, as well as a portion of the life insurance premiums paid. In addition for Mr. LeBlanc and Ms. Smith, the amount reported also includes reimbursement from Ambac for certain commuting expenses, and for Messrs. Trick and Barranco, includes payments for tax preparation services received as a result of services rendered to Ambac Assurance UK Limited ("Ambac UK").

Grants of Plan-Based Awards in 2019
The following table contains information on the grants of plan-based awards made to each of our named executive officers in 2019 with respect to our STIP and LTIP programs which are administered pursuant to Ambac’s 2013 Incentive Compensation Plan. In 2019, Ambac's LTIP awards granted to our NEOs were denominated 67% in PSUs and 33% in RSUs. Similarly, Ambac's STIP awards granted to our NEOs in 2019 were denominated 75% in incentive cash awards and 25% in DSUs. The terms and conditions of these awards are described in the footnotes and narrative following this table.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Grant Date Fair Value of Stock Unit Awards ($) (4)
					PSU Awards (2)			RSU Awards # (2)	DSU Awards # (3)
Name and Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Claude LeBlanc		$450,000	$900,000	$1,800,000	—	—	—	—	—	—
	03/04/19	—	—	—	44,977	89,955	197,901	—	—	$1,724,437
	03/04/19	—	—	—	—	—	—	44,307	—	891,014
	03/04/19	—	—	—	—	—	—	—	19,394	390,013
David Trick		$206,250	$412,500	$618,750	—	—	—	—	—	—
	03/04/19	—	—	—	7,913	15,826	34,817	—	—	$303,384
	03/04/19	—	—	—	—	—	—	7,795	—	156,757
	03/04/19	—	—	—	—	—	—	—	7,186	144,510
David Barranco		$125,000	$250,000	$375,000	—	—	—	—	—	—
	03/04/19	—	—	—	7,913	15,826	34,817	—	—	$303,384
	03/04/19	—	—	—	—	—	—	7,795	—	156,757
	03/04/19	—	—	—	—	—	—	—	4,476	90,012
Stephen M. Ksenak		$150,000	$300,000	$450,000	—	—	—	—	—	—
	03/04/19	—	—	—	6,664	13,327	29,319	—	—	$255,479
	03/04/19	—	—	—	—	—	—	6,564	—	132,002
	03/04/19	—	—	—	—	—	—	—	4,948	99,504
R. Sharon Smith		$125,000	$250,000	$375,000	—	—	—	—	—	—
	03/04/19	—	—	—	6,664	13,327	29,319	—	—	$255,479
	03/04/19	—	—	—	—	—	—	6,564	—	132,002
	03/04/19	—	—	—	—	—	—	—	3,941	79,254

(1)
STIP target annual incentives are set as a percentage of base salary for each of our NEOs as follows: 100% for the Chief Executive Officer; 55% for the Chief Financial Officer; and 50% for each of the other NEOs. Actual incentive payouts can range from 0% to 200% of target for the Chief Executive Officer, and from 0% to 150% of target for the other NEOs based on the Compensation Committee’s review of overall corporate performance and individual and business unit achievement relative to the pre-established goals and objectives.

(2)
Each of our NEOs received PSUs and RSUs on March 4, 2019 pursuant to Ambac’s LTIP. The RSUs granted as part of the 2019 LTIP award will vest in three equal annual installments on each of January 2, 2020, January 2, 2021, and January 2, 2022.

(3)
DSUs were granted to each of the NEOs on March 4, 2019 and constituted 25% of their year-end STIP award. Of these DSUs, 50% settled and converted into Ambac common stock on March 4, 2020, and the remaining 50% will settle and convert into Ambac common stock on March 4, 2021 (unless settled earlier due to an executive’s departure from the Company).

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(4)
As required under SEC rules for compensation disclosure, the value of the PSUs, RSUs and DSUs reported in the table above is based on the grant date fair value of awards and computed in accordance with FASB ASC Topic 718.

STIP Awards
STIP awards included in the table above are denominated 75% in incentive cash awards and 25% in vested common stock units of Ambac with a deferred settlement provision (“DSUs”). STIP awards are annual incentives awards meant to reward performance. The DSUs granted in March of 2019 as part of the year-end 2018 STIP Awards will settle and convert into Ambac common stock annually over a two-year period; 50% in March 2020 and the remaining 50% in March 2021, unless settled earlier due to an employee’s departure from the Company. For a more detailed description of our STIP program, see "Pay Mix -- Short Term Incentive Compensation" in the "Compensation Discussion and Analysis" section of this Proxy Statement.
LTIP Awards
The PSUs and RSUs included in the table above and awarded on March 4, 2019 were granted pursuant to the LTIP and represent a promise to deliver, within 75 days after the end of the performance period, a number of shares of Ambac’s common stock. The RSUs will vest on a one for one basis in three equal annual installments on each of January 2, 2020, January 2, 2021, and January 2, 2022. For the PSUs the number of shares of Ambac’s common stock that may be acquired can range from 0% to 200% of the target award (not including any adjustment that may be applied pursuant to the rTSR modifier), depending on the achievement by either Ambac or its principal operating subsidiary, AAC, of a three-year financial performance objective determined by the Compensation Committee. For a more detailed description of our LTIP program, see "Pay Mix -- Long Term Incentive Compensation" in the "Compensation Discussion and Analysis" section of this Proxy Statement.
Agreement with Claude LeBlanc
The Boards of Directors of Ambac and AAC appointed Claude LeBlanc President and Chief Executive Officer as of January 1, 2017. At that time Ambac and AAC entered into an employment agreement with Mr. LeBlanc. In February, 2020, the Compensation Committee of the Ambac Board approved certain amendments to the employment agreement (the “Amended and Restated LeBlanc Employment Agreement”) to remove certain clauses that set maximums, as a percentage of base salary, on annual bonus amounts and long-term incentive award amounts. The Amended and Restated LeBlanc Employment Agreement provides for a term of one (1) year, and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the agreement at least 90 days before the end of the then-current term (the initial one year period of employment under the Amended and Restated LeBlanc Employment Agreement and any successor period is known as the “employment period”). Under the Amended and Restated LeBlanc Employment Agreement, Mr. LeBlanc is entitled to an annual base salary of no less than $900,000 and, for each calendar year that ends during the employment period, he shall be eligible to receive an annual bonus pursuant to the Company’s annual bonus plan for senior executives, a portion of which, not to exceed 50%, may be awarded in the form of equity grants as determined in the discretion of the Compensation Committee of the Board of Directors of Ambac (the “Compensation Committee”). The amount of any such annual bonus paid to Mr. LeBlanc during the employment period shall be based on the achievement of pre-established performance goals that are approved by the Compensation Committee. Mr. LeBlanc’s target annual incentive award amount shall be no less than 100% of base salary, as determined by the Compensation Committee, in its discretion. In addition, Mr. LeBlanc is eligible to participate in Ambac’s incentive compensation plan, or any successor or additional plan, subject to the terms of such plan, as determined by the Compensation Committee, in its discretion. With respect to each calendar year that ends during the employment period, Mr. LeBlanc’s target annual LTIP award amount shall be no less than 150% of base salary, as determined by the Compensation Committee in its discretion.
During the employment period, Mr. LeBlanc shall be entitled to participate in all employee benefit plans, practices and programs maintained by the Company, as in effect from time to time, that are generally made available to senior executives of the Company. Any compensation paid to Mr. LeBlanc pursuant to the Amended and Restated LeBlanc Employment Agreement or any other agreement or arrangement with the Company shall be

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subject to mandatory repayment by Mr. LeBlanc to the Company to the extent any such compensation paid to Mr. LeBlanc is, or in the future becomes, subject to (i) the Company’s Recoupment Policy as in effect from time to time, or (ii) any Federal or state law, rule or regulation which imposes mandatory recoupment. Mr. LeBlanc shall be required to hold shares of the Company’s common stock as set forth in, and subject to the terms of, Ambac’s Stock Ownership Policy as in effect from time to time. The Stock Ownership Policy generally requires that Mr. LeBlanc hold shares of the Company’s common stock equal in value to six times his base salary.
If Mr. LeBlanc’s employment is terminated due to death or disability, he would receive (i) his base salary and any accrued benefits (as defined in the Amended and Restated LeBlanc Employment Agreement) through the date of termination, and (ii) an annual bonus for the year of termination, based on actual full-year performance (with any individual factor being rated at 100%), pro-rated to reflect the time of service for such year through the date of termination.
If Mr. LeBlanc’s employment is terminated by the Company for “cause” (as defined in the Amended and Restated LeBlanc Employment Agreement), or if he resigns without “good reason” (as defined in the Amended and Restated LeBlanc Employment Agreement), or his employment is terminated due to the non-renewal of the Amended and Restated LeBlanc Employment Agreement by Mr. LeBlanc, he would receive his base salary and any accrued benefits through the date of termination; provided that his accrued benefits shall not include any earned but unpaid annual incentive award for the year preceding the year of termination unless otherwise determined by the Compensation Committee.
If Mr. LeBlanc’s employment is terminated by the Company other than for “cause” or if he resigns for “good reason,” or his employment is terminated due to the non-renewal of the Amended and Restated LeBlanc Employment Agreement by the Company, Mr. LeBlanc would be entitled to (i) receive his base salary and any accrued benefits through the date of termination, (ii) receive a lump sum payment equal to two (2) times the sum of (a) one year’s base salary and (b) the amount of the annual target incentive award for the calendar year in which the date of termination occurs (“Target Bonus”), and (iii) receive a lump sum payment equal to the Target Bonus pro-rated to reflect the time of service for such year through the date of termination, and (iv) for up to twelve (12) months following the date of termination, receive customary outplacement services provided to senior executives of the Company. To the extent that Mr. LeBlanc properly elects to continue health care coverage under COBRA, he and his eligible dependents would also continue to participate in the Company’s basic medical and life insurance programs for twelve months (subject to earlier discontinuation in certain circumstances). Furthermore, unless a particular award agreement provides Mr. LeBlanc with greater vesting rights (as is the case with the 2019 and 2020 PSU award agreements), Mr. LeBlanc shall receive twelve (12) months of vesting acceleration on all of his then-outstanding time-based equity awards or, if vesting is less frequent than annually, a pro rata portion in an amount determined by multiplying the total number of shares or units covered by the applicable award by a fraction where the numerator is the number of days that have elapsed from the most recent vesting date (or, if none, the grant date) and the denominator is the total number of days covered by the vesting schedule starting from the grant date and ending on the final scheduled vesting date, and, with respect to Mr. LeBlanc’s then-outstanding performance-based equity awards, Mr. LeBlanc shall be deemed to have satisfied the service-based component of such awards and shall be eligible to receive a portion of each such award based on actual performance through the end of the applicable performance period, pro-rated to reflect his actual service plus twelve (12) months during each performance period. If Mr. LeBlanc's employment is terminated by the Company other than for “cause” or if he resigns for “good reason,” in either case in contemplation of and no more than 120 days prior to, or within twelve (12) months following, a change in control (as defined in the Amended and Restated LeBlanc Employment Agreement), he would be entitled to receive the same compensation described above in this paragraph; provided, that with respect to all of Mr. LeBlanc’s outstanding equity awards, (x) all of the time-based equity awards shall become immediately vested and (y) with respect to the performance-based equity awards, Mr. LeBlanc shall be eligible to vest in each such award based on actual performance through the end of the applicable performance period.

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Severance payments made to Mr. LeBlanc in connection with his termination of employment are subject to his delivery of a general release of claims and his material compliance with the restrictive covenants set forth in the Amended and Restated LeBlanc Employment Agreement. The Amended and Restated LeBlanc Employment Agreement contains restrictive covenants relating to the non-disclosure of confidential information, non-competition (which runs for 12 months following Mr. LeBlanc’s termination of employment), non-solicitation (or hiring) of employees (which runs for 12 months following Mr. LeBlanc’s termination of employment), mutual non-disparagement, and cooperation on certain matters (which runs for 60 months following Mr. LeBlanc’s termination of employment).
The preceding summary of the Amended and Restated LeBlanc Employment Agreement contained in this Proxy Statement is qualified in its entirety by reference to the full text of the Amended and Restated LeBlanc Employment Agreement dated as of February 27, 2020 by and among Ambac, AAC and Claude LeBlanc, which is filed as Exhibit 10.46 to Ambac's Annual Report on Form 10-K for the year ended December 31, 2019, as though it were fully set forth herein.
Agreements with Other Executive Officers
David Trick
On November 1, 2016 (the “effective date”), Ambac and its principal subsidiary, AAC, entered into an Employment Agreement (the “Trick Employment Agreement”) with David Trick, pursuant to which Mr. Trick will continue to serve as Chief Financial Officer and Treasurer of both companies, and was given the additional title of Executive Vice President. The Trick Employment Agreement has an initial term of one (1) year and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the Agreement at least 120 days before the end of the then-current term (the initial one year period of employment under the Agreement and any successor period is known as the “employment period”).
Under the Trick Employment Agreement, Mr. Trick is entitled to an annual base salary of no less than $750,000, commencing as of March 7, 2016, and is eligible for an annual incentive award pursuant to the Company’s annual incentive award plan for senior executives. A portion of Mr. Trick’s annual incentive award may be awarded in the form of vested equity grants with deferred settlement (not to exceed 40% of his annual incentive award amount for any calendar year), as determined in the discretion of the Compensation Committee. The amount of any annual incentive award paid to Mr. Trick during the employment period shall be based on the achievement of pre-established performance goals that are approved by the Compensation Committee. Mr. Trick’s target annual incentive award shall be set at no less than 55% of base salary.
Stephen M. Ksenak
On January 4, 2017 (the “effective date”), Ambac and its principal subsidiary, AAC, entered into an Employment Agreement (the “Ksenak Employment Agreement”) with Stephen M. Ksenak, pursuant to which Mr. Ksenak will continue to serve as Senior Managing Director and General Counsel of both companies. The Ksenak Employment Agreement has an initial term of one (1) year and will automatically renew for successive one (1) year terms unless either party notifies the other that it does not wish to renew the Agreement at least 90 days before the end of the then-current term (the initial one year period of employment under the Ksenak Employment Agreement and any successor period is known as his “employment period”).
Under the Ksenak Employment Agreement, Mr. Ksenak is entitled to an annual base salary of no less than $600,000, commencing as of January 1, 2017, and is eligible for an annual incentive award pursuant to the Company’s annual incentive award plan for senior executives. A portion of Mr. Ksenak’s annual incentive award may be awarded in the form of vested equity grants with deferred settlement (not to exceed 25% of his annual incentive award amount for any calendar year), as determined in the discretion of the Compensation Committee. The amount of any annual incentive award paid to Mr. Ksenak during his employment period shall be based on

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the achievement of pre-established performance goals that are approved by the Compensation Committee. Mr. Ksenak’s target annual incentive award shall be set at no less than 50% of base salary.
Terms and Conditions of the Trick and Ksenak Employment Agreements
Each of the Trick Employment Agreement and the Ksenak Employment Agreement provides that during the employment period, Messrs. Trick and Ksenak will be eligible to participate in Ambac’s incentive compensation plan, or any successor or additional plan, subject to the terms of any such plan, as determined in the discretion the Compensation Committee. Equity awards granted to Messrs. Trick and Ksenak under Ambac’s incentive compensation plan shall be similar in form and shall have similar terms and conditions (other than amount) as equity awards granted to other senior executives of the Company. With respect to each calendar year that ends during the respective employment periods, the target annual long-term incentive award amounts for each of Mr. Trick and Mr. Ksenak shall be no less than $250,000, and $225,000, respectively, each as determined by the Compensation Committee in its discretion.
If the Company terminates employment of either Mr. Trick or Mr. Ksenak other than for “Cause” (including notice of non-renewal by the Company) or Mr. Trick or Mr. Ksenak terminates his own employment with “Good Reason” (as each such term is defined in the respective employment agreement), the Company will pay to such executive his base salary due through the date of termination, any unpaid annual incentive award earned with respect to any fiscal year ending on or preceding the date of termination and any other accrued benefits to which he is entitled as of the date of termination. In addition, such executive will be entitled to receive the following severance payments and benefits: (a) a lump sum payment equal to 1.5 times the sum of (i) base salary and (ii) the amount of target annual incentive award, (b) a lump sum payment equal to target annual incentive award for the year in which the termination occurs pro-rated to reflect the time of service for such year through the date of termination, and (c) such executive and his eligible dependents will be entitled to continue to participate in such basic medical and life insurance programs of the Company as are in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, for twelve months or, if earlier, until the date said executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage. With respect to all of the outstanding equity awards granted to such executive on and after the effective date of his employment agreement, unless a particular award agreement provides for greater vesting rights (as is the case with the 2019 and 2020 PSU award agreements), (i) such executive will receive 12 months of vesting acceleration on his then-outstanding awards or, if vesting is less frequent than annually, a pro rata portion, with the period from the last vesting date (or, if none, the grant date) as the numerator and the period from such last vesting date (or grant date) to the next vesting date as the denominator, and (ii) with respect to such executive's then-outstanding performance-based equity awards, such executive will be deemed to have satisfied the service-based component of such awards and will be eligible to receive a portion of each such award based on actual performance through the end of the applicable performance period, pro-rated to reflect his actual service plus 12 months during each performance period.
If the Company terminates either Mr. Trick's or Mr. Ksenak's employment other than for Cause (including notice of non-renewal by the Company) or either Mr. Trick or Mr. Ksenak terminates his employment for Good Reason, in each case in contemplation of and no more than 90 days prior to, or one year following the occurrence of, a “Change in Control” (as defined in the respective employment agreements), then, the multiplier used to determine the severance payments that such executive would otherwise be entitled to receive, as described in clause (a) of the immediately preceding paragraph, shall be 2.0 instead of 1.5, and (i) all of such executive’s then-outstanding time-based equity awards granted on or after the effective date of his employment agreement will become immediately vested and (ii) with respect to his then-outstanding performance-based equity awards granted on or after the effective date of his employment agreement, such executive will be eligible to vest in each such award based on actual performance through the end of the applicable performance period.
Severance payments made to each of Messrs. Trick and Ksenak in connection with their termination of employment are subject to their delivery of a general release of claims and material compliance with the

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restrictive covenants set forth in their respective employment agreements. Each of the Trick Employment Agreement and the Ksenak Employment Agreement contains restrictive covenants relating to the non-disclosure of confidential information, non-competition (which runs for 12 months following each executive’s termination of employment), non-solicitation (or hiring) of employees (which runs for 12 months following each executive’s termination of employment), mutual non-disparagement (which runs for three years following each executive’s termination of employment), and cooperation on certain matters (which runs for 12 months following each executive’s termination of employment). Each of the Trick Employment Agreement and the Ksenak Employment Agreement also sets forth certain stock ownership guidelines that apply to each of Messrs. Trick and Ksenak, respectively. The guidelines generally require that Messrs. Trick and Ksenak hold shares of the Company’s common stock equal in value to three times base salary for Mr. Trick and two times base salary for Mr. Ksenak. Each of the Trick Employment Agreement and the Ksenak Employment Agreement provides that the compensation of each Messrs. Trick and Ksenak will be subject to claw-back or recoupment to the extent required by Company policy or applicable law.
If employment of either Mr. Trick or Mr. Ksenak terminates due to death or “Disability” (as defined in the respective employment agreements), during the employment period, then such executive (or his representative or estate) will be entitled to receive his base salary through the date of termination, any unpaid annual incentive awards earned with respect to any fiscal year ending on or preceding the date of termination, and an annual annual incentive award for the year of termination based on actual full-year performance (with any individual factor being rated at 100%), pro-rated to reflect the time of service for such year through the date of termination, and any other accrued benefits to which said executive is entitled as of the date of termination. With respect to all of such executive’s outstanding equity awards granted on and after the effective date of his employment agreement, unless a particular award agreement provides for greater vesting rights (as is the case with the 2019 and 2020 PSU award agreements) (i) such executive will receive 12 months of vesting acceleration on his then-outstanding awards or, if vesting is less frequent than annually, a pro rata portion, with the period from the last vesting date (or, if none, the grant date) as the numerator and the period from such last vesting date (or grant date) to the next vesting date as the denominator, and (ii) with respect to the then-outstanding performance-based equity awards of such executive, he will be deemed to have satisfied the service-based component of such awards and will be eligible to receive a portion of each such award based on actual performance through the end of the applicable performance period, pro-rated to reflect their actual service plus 12 months during each performance period.
The preceding summary of each of the Trick Employment Agreement and Ksenak Employment Agreement contained in this Proxy Statement is qualified in its entirety by reference to the full text of the Trick Employment Agreement which is filed as Exhibit 10.2 to Ambac’s Quarterly Report on Form 10-Q for the period ending September 30, 2016, and the full text of the Ksenak Employment Agreement which is filed as Exhibit 10.1 to Ambac’s Current Report on Form 8-K dated January 4, 2017, each as though it were fully set forth herein.

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Outstanding Equity Awards at 2019 Fiscal Year-End
The following table provides information about the number and value of DSUs, RSUs and PSUs granted under Ambac’s 2013 Incentive Compensation Plan (which includes the LTIP and STIP) that have not settled or converted into shares of Ambac common stock (“vested”) and are held by our named executive officers as of December 31, 2019. The market value of the DSUs, RSUs and PSUs was calculated based on the closing price of Ambac’s common stock on the NASDAQ Stock Market on December 31, 2019 ($21.57).

Named Executive Officer	Number of Deferred Stock and Restricted Stock Units That Have Not Vested (#) (1)	Market Value of Deferred Stock and Restricted Stock Units That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Performance Stock Units That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Performance Stock Units that Have not Vested ($)
Claude LeBlanc	140,448	$3,029,463	209,239	$4,513,285
David Trick	31,367	$676,586	46,921	$1,012,086
David Barranco	23,019	$496,520	38,029	$820,286
Stephen M. Ksenak	24,401	$526,330	38,871	$838,447
R. Sharon Smith	26,420	$569,879	26,581	$573,352

(1)
The DSUs held by each of our NEOs vest in two equal annual installments on the first and second anniversaries of their grant date. Of the DSUs granted on March 4, 2019, 50% vested on March 4, 2020 and the remaining 50% vest on March 4, 2021. With respect to the DSU granted on March 2, 2018, 50% vested on March 2, 2019 and the remaining 50% vested on March 2, 2020. RSUs granted to our NEOs on May 16, 2018 vested 50% on May 16, 2019, and the remaining 50% will vest on May 16, 2020. RSUs granted on March 4, 2019, vest in three equal annual installments on January 2, 2020, 2021, and 2022. RSUs granted on March 2, 2018, vest in three equal annual installments on March 2, 2019, 2020, and 2021.

(2)
PSUs granted to our NEOs under Ambac's LTIP Plan on, March 2, 2017, March 2, 2018, and March 4, 2019 have a three year Performance Period and will vest within 75 days after the last day of the respective Performance Period occurring on December 31 of 2019, 2020, and 2021, respectively. The number of PSUs reported assumes that a target level of performance will be achieved over the Performance Period.

Stock Vested in 2019
The following table sets forth certain information concerning DSUs, RSUs and PSUs held by the named executive officers listed below that vested (i.e., settled or converted into shares of Ambac common stock) in 2019. The value realized on vesting and settlement for each of our named executive officers was calculated based on the closing prices of our common stock on the NASDAQ Stock Market on each of the following dates as set forth below: February 21, 2019 closed at $19.87; February 25, 2019 closed at $19.71; March 4, 2019 closed at $20.11; and May 16, 2019 closed at $16.84.

	Stock Awards
Named Executive Officer	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Claude LeBlanc	58,286	$1,086,238
David Trick	36,519	$706,921
David Barranco	21,016	$406,033
Stephen M. Ksenak	30,843	$597,434
R. Sharon Smith	13,904	$267,340

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Nonqualified Deferred Compensation
In prior years, the Company's annual incentive program provided that 25% of the annual incentive awards for executive officers would be paid in common stock units of Ambac with a deferred settlement provision (net of certain payroll taxes), and the remainder would be paid in cash. These DSUs will settle and convert into Ambac common stock annually over a two-year period; 50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date (unless settled earlier due to an employee’s departure from the Company). The following table reports the value of the DSUs received by each of our named executive officers in lieu of cash.

Name of Executive Officers	Executive Contributions in 2019 $	Registrant Contributions in 2019 (1) $	Aggregate Earnings in 2019 $	Aggregate Withdrawals/ Distributions $	Aggregate Balance in 2019 (2) $
Claude LeBlanc	—	375,735	—	—	548,184
David Trick	—	139,563	—	—	207,438
David Barranco	—	86,935	—	—	128,131
Stephen M. Ksenak	—	96,085	—	—	145,415
R. Sharon Smith	—	77,243	—	—	195,608

(1)	Amounts reported in this column are also included in the “Stock Awards” column in the 2019 Summary Compensation Table.

(2)	Amounts reported in this column include the aggregate value of DSUs as of their grant date that were awarded in 2019 and 2018 that have not settled and converted into shares of Ambac common stock.

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Potential Payments Upon Termination or Change-in-Control
The following table shows the potential payments that would be made by the Company to each of the NEOs assuming that such officer's employment with the Company was terminated on December 31, 2019 under the circumstances outlined in the table. For purposes of this table, the per share price of the Company's common stock is assumed to be $21.57, which was the closing price on December 31, 2019.

	Prior to a Change of Control			In Connection with a Change of Control
Named Executive Officer	Death or Disability	Involuntary Termination without "Cause" or by Executive for "Good Reason"	Voluntary Resignation	Death or Disability	Involuntary Termination without "Cause" or by Executive for "Good Reason"	Voluntary Resignation
Claude LeBlanc
Severance payment(1)	$—	$4,500,000	$—	$—	$4,500,000	$—
RSU settlement(2)	2,379,948	2,379,948	566,579	2,379,948	2,379,948	566,579
DSU settlement(3)	649,516	649,516	649,516	649,516	649,516	649,516
PSU settlement(4)	1,940,329	—	—	1,940,329	—	—
Pro-rata Annual STIP Award(5)	900,000	900,000	—	900,000	900,000	—
Benefits(6)	—	16,974	—	—	16,974
Total	$5,869,793	$8,446,438	$1,216,095	$5,869,793	$8,446,438	$1,216,095
David Trick
Severance payment(1)	$—	$1,743,750	$—	$—	$2,325,000	$—
RSU settlement(2)	429,869	429,869	134,683	429,869	429,869	134,683
DSU settlement(3)	246,718	246,718	246,718	246,718	246,718	246,718
PSU settlement(4)	341,367	—	—	341,367	—	—
Pro-rata Annual STIP Award(5)	412,500	412,500	—	412,500	412,500	—
Benefits(6)	—	31,224	—	—	31,224	—
Total	$1,430,454	$2,864,061	$381,401	$1,430,454	$3,445,311	$381,401
David Barranco
Severance payment(1)	$—	$500,000	$—	$—	$500,000	$—
RSU settlement(2)	344,387	344,387	80,953	344,387	344,387	80,953
DSU settlement(3)	152,133	152,133	152,133	152,133	152,133	152,133
PSU settlement(4)	341,367	—	—	341,367	—	—
Benefits(6)	—	26,558	—	—	26,558	—
Total	$837,887	$1,023,078	$233,086	$837,887	$1,023,078	$233,086
Stephen M. Ksenak
Severance payment(1)	$—	$1,350,000	$—	$—	$1,800,000	$—
RSU settlement(2)	352,756	352,756	107,936	352,756	352,756	107,936
DSU settlement(3)	173,574	173,574	173,574	173,574	173,574	173,574
PSU settlement(4)	287,463	—	—	287,463	—	—
Pro-rata Annual STIP Award(5)	300,000	300,000	—	300,000	300,000	—
Benefits(6)	—	33,470	—	—	33,470	—
Total	$1,113,793	$2,209,800	$281,510	$1,113,793	$2,659,800	$281,510
R. Sharon Smith
Severance payment(1)	$—	$500,000	$—	$—	$500,000	$—
RSU settlement(2)	317,834	317,834	80,953	317,834	317,834	80,953
DSU settlement(3)	252,045	252,045	252,045	252,045	252,045	252,045
PSU settlement(4)	287,463	—	—	287,463	—	—
Benefits(6)	—	26,558	—	—	26,558	—
Total	$857,342	$1,096,437	$332,998	$857,342	$1,096,437	$332,998

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(1)
Pursuant to the employment agreements between Ambac and each of Messrs. LeBlanc, Trick and Ksenak, each of Messrs. LeBlanc, Trick and Ksenak are entitled to receive the severance payments listed above if terminated “without cause”, or if they resign for “good reason.” See "Agreement with Claude LeBlanc," and “Agreements with Other Executive Officers.” Pursuant to Ambac's Severance Pay Plan, as described below, each of Mr. Barranco, and Ms. Smith is entitled to receive the severance payments listed above if terminated “without cause” (or “Just Cause,” as that term is used in the Severance Pay Plan).

(2)
Each of our named executive officers received RSUs grants on March 2, 2018, May 16, 2018, and March 4, 2019. The remainder of the March 2, 2018, RSU awards will vest and settle on March 2, 2020, and 2021. The remainder of the May 16, 2018, RSU awards will vest and settle on May 16, 2020; provided, that if the recipient’s employment with the Company is terminated for any reason, all of the remaining RSUs granted on May 16, 2018 would vest and settle immediately. The March 4, 2019, RSU awards vest and settle in three equal annual installments on January 2, 2020, 2021 and 2022. Valuation of all RSU awards is based upon the closing price of our common stock on December 31, 2019.

(3)
DSUs awards settle and convert into Ambac common stock annually over a two-year period; 50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date (unless settled earlier due to an executive’s departure from the Company). Valuation of all DSU awards is based upon the closing price of our common stock on December 31, 2019.

(4)
With respect to the 2019 PSU awards only, if a termination occurred prior to the last day of the performance period by reason of death, the beneficiaries of the named executive officer would be entitled to receive the number of PSUs that the named executive officer would have been entitled to receive at a 100% overall payout multiple regardless of the outcome of any of the performance conditions. No amounts are include above with respect to 2019 PSUs for a termination by reason of disability nor involuntary termination without "Cause" or by Executive for "Good Reason", because any required payout can not be determined until the end of the relevant performance period. No amounts are included here with respect to the 2017 and 2018 LTIP awards because any required payout can not be determined until the end of the relevant performance period.

(5)
Pursuant to the terms of the employment agreements for each of Messrs. LeBlanc, Trick, and Ksenak, each of these executive officers is entitled receive a pro-rated portion of the annual STIP award that he would have received in the absence of such termination. Assuming a December 31, 2019 termination, each of Messrs. LeBlanc, Trick and Ksenak were assumed to have received their target STIP award for 2019 (annual cash incentive award plus value of DSU award) as set forth in their respective employment agreements.

(6)
Messrs. LeBlanc, Trick and Ksenak and their eligible dependents will be entitled to continue to participate in such basic medical and life insurance programs of the Company as are in effect from time to time, on the same terms and conditions as applicable to active senior executives of the Company, for twelve months or, if earlier, until the date said executive becomes eligible to receive coverage from another employer or is otherwise no longer eligible to receive COBRA continuation coverage. Pursuant to Ambac's Severance Pay Plan, in addition to the severance payments listed, Mr. Barranco and Ms. Smith would be entitled to receive reimbursement for a portion of the premiums paid for COBRA continuation coverage in the same amount as was previously paid by the Company for the same group health insurance coverage under the Company's group health plan for the first twelve months following their termination of employment. The amounts included in the table reflect the cost of COBRA benefit continuation coverage under the plan in which the particular executive is enrolled, less the monthly active employee cost of these benefits, as well as for Messrs. LeBlanc, Trick and Ksenak the cost of continued life insurance coverage for the 12 month severance period.

Each of our named executive officers received both a PSU and an RSU award agreement in connection with their LTIP awards in 2018 and 2019, and Messrs. Trick, Barranco, and Ksenak also received a PSU award agreement in connection with their LTIP awards in 2017. In general, the 2017 and 2018 agreements provided that unvested PSUs and RSUs would be forfeited on termination of employment, except in limited cases such as death, disability, an involuntary termination by the Company other than for “cause,” or Retirement (as defined in the relevant award agreement). If a termination occurred by reason of death, disability, an involuntary termination by the Company other than for “cause,” or Retirement, pursuant to the 2017 and 2018 LTIP award agreements, the recipient would be entitled to receive a prorated portion of the respective LTIP award which would only be payable at the end of the relevant performance period provided that the performance conditions related to each award were satisfied. With respect to the 2019 LTIP award agreements, (i) if a termination occurred by reason of disability, an involuntary termination by the Company other than for “cause,” or Retirement, the recipient would be entitled to receive the full value of the PSU or RSU award which would only be payable at the end of the relevant performance period and based on the satisfaction of the performance conditions, if any, related to such award; and (ii) if a termination occurred prior to the last day of the performance period by reason of death, the beneficiaries of the named executive officer would be entitled to receive the number of PSUs and RSUs that the named executive officer would have been entitled to receive at a 100% overall payout multiple regardless of the outcome of any of the performance conditions. Except in the case of death, since the value of any payout pursuant PSU award can not be determined until the end of the performance period, no amounts are included in the table above with respect to any other category of termination for the 2017, 2018, or 2019 PSU awards.

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As of December 31, 2019, Ambac did not have any contracts, agreements, plans or arrangements that provided for a payment to a named executive officer solely upon a change-in control of Ambac.
Severance Pay Plan
Pursuant to Ambac’s Severance Pay Plan, each of our executive officers (other than Messrs. LeBlanc, Trick and Ksenak) is entitled to receive a severance payment equal to 52 weeks of such executive officer’s weekly base salary at the time of termination of his or her employment by Ambac as the result of (i) a job elimination, job discontinuation, office closing, reduction in force, business restructuring, redundancy, or such other circumstances as the Company deems appropriate for the payment of severance or (ii) a “termination by mutual agreement” (as defined in the Severance Pay Plan).
The severance benefits payable under the Severance Pay Plan are conditioned upon the applicable named executive officer executing and delivering an agreement and general release of claims in favor of the Company. With respect to a termination for "Cause" (or “Just Cause,” as that term is used in the Severance Pay Plan) the term generally means any one of the following reasons for the discharge or other separation of a named executive officer from employment with the Company: (a) any act or omission by the named executive officer resulting or intended to result in personal gain at the expense of the Company; (b) the improper disclosure by the named executive officer of proprietary or confidential information or trade secrets of the Company, including, without limitation, client lists; or (c) misconduct by the named executive officer, including, but not limited to, fraud, intentional violation of or negligent disregard for the rules and procedures of the Company (including a violation of the Company's code of business conduct), theft, violent acts or threats of violence, or possession of alcohol or controlled substances on the property of the Company.
Pay Ratio Disclosure
Presented below is the ratio of annual total compensation of our CEO to the median of the annual total compensation of all our employees (excluding our CEO). The ratio presented below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.
In identifying our median employee, we calculated the annual total compensation of each employee for the twelve month period that ended on December 31, 2019. Total compensation for these purposes included base salary, annual cash incentive award, and any equity awards granted or issued in 2019 and was calculated using internal payroll/tax records. We did not apply any cost-of-living adjustments as part of the calculation.
We selected the median employee based on the 115 full-time and part-time workers who were employed as of December 31, 2019, including independent contractors that we determined were our employees exclusively for the purpose complying with SEC reporting on “Pay Ratio Disclosure.” We did not exclude any non-U.S. employees using the SEC’s permitted exclusions under Item 402(u) of Regulation S-K.
The 2019 annual total compensation as determined under Item 402 of Regulation S-K for our CEO was $5,588,236. The 2019 annual total compensation as determined under Item 402 of Regulation S-K for our median employee was $261,983. The ratio of our CEO’s annual total compensation to the median of the annual total compensation of all our employees (excluding our CEO) for fiscal year 2019 is 21 to 1.

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INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Principal Accounting Fees and Services
Audit and All Other Fees
The following table presents fees for professional audit services rendered by KPMG LLP for the integrated audit of Ambac's consolidated financial statements and internal control over financial reporting for the years ended December 31, 2019 and 2018, and fees billed for other services rendered by KPMG LLP during those periods. All of the fees for calendar years 2019 and 2018 presented below were approved by the Audit Committee.

Audit Related Expenses	2019	2018
Audit Fees (1)	$3,129,595	$3,244,318
Audit Related Fees (2)	447,493	84,500
Tax Fees (3)	128,511	70,883
All Other Fees (4)	—	—
Total	$3,705,599	$3,399,701

(1)
Audit fees consisted of audit work performed in connection with the annual and quarterly financial statements, as well as work generally only the independent registered public accounting firm can reasonably be expected to provide, such as statutory audits, consents, comfort letters and attestation services.

(2)
Audit related fees are for services traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, agreed upon procedures and certain consultation regarding financial accounting and/or reporting standards. In 2019 and 2018, these fees consisted principally of (i) audits of employee benefit plans and (ii) accounting and consultations regarding accounting standards. In 2019, these fees also included due diligence related to potential acquisitions.

(3)
Tax fees consist principally of tax compliance services and tax advice to Ambac. Of the total amount of tax fees for 2019, $89,632 related to tax compliance and $38,879 related to tax advice. Of the total amount of tax fees for 2018, $70,833 related to tax compliance and $0 related to tax advice. Compliance-related tax fees were for professional services rendered in connection with the preparation of the federal and foreign tax returns.

(4)	Other fees are those associated with services not captured in the other categories. Ambac generally does not request such services from the independent registered public accounting firm.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm
Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation, and overseeing the work of our independent registered public accounting firm. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm.
Prior to engagement of the independent registered public accounting firm for the next year’s audit, management and/or the independent registered public accounting firm will submit to the Audit Committee for approval a summary of services expected to be rendered during that year for each of the categories of services.
Prior to engagement, the Audit Committee pre-approves these services by category of service. The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval. In those instances, any services provided by the independent registered public accounting firm will be pre-approved by the Audit Committee or, if between meetings of the Audit Committee, by its Chairman pursuant to authority delegated by the Audit Committee. The Chairman reports all pre-approval decisions made by him at the next meeting of the Audit Committee, and he has undertaken to confer with the Audit Committee to the extent that any engagement for which his pre-approval is sought is expected to generate fees for the independent registered public accounting firm in excess of $100,000.

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THE AUDIT COMMITTEE REPORT
The Audit Committee of Ambac is responsible for providing independent, objective oversight of Ambac’s accounting functions, internal controls and risk management. The Audit Committee selects the independent registered public accounting firm. As of the date of this report, the Audit Committee was composed of four directors, each of whom is independent within the meaning of the rules of the SEC and the Listing Rules of New York Stock Exchange. In accordance with Section 407 of the Sarbanes-Oxley Act of 2002, Ambac has determined that four members of the Audit Committee, Messrs. Herzog, Haft, Prieur and Ms. Lamm-Tennant, are “audit committee financial experts" as that term is defined in the rules and regulations of the SEC.
The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available at Ambac’s website: http://ir.ambac.com/corporate-governance-0. The Audit Committee regularly reviews its charter to ensure that it is meeting all relevant Audit Committee policy requirements of the SEC and the New York Stock Exchange.
Management is responsible for the preparation, presentation and integrity of Ambac’s financial statements, accounting and financial reporting principles, the establishment and effectiveness of internal controls (including internal control over financial reporting) and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of Ambac’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"), expressing an opinion, based on their audit, as to whether the financial statements fairly present, in all material respects, the financial position, results of operations and cash flows of Ambac in conformity with generally accepted accounting principles and auditing the effectiveness of internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. However, none of the members of the Audit Committee is professionally engaged in the practice of accounting or auditing. The Audit Committee relies, without independent verification, upon the information provided to it and on the representations made by management and the independent registered public accounting firm.
In 2019, the Audit Committee held eight meetings. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, our internal auditors and our independent registered public accounting firm, KPMG LLP. The Audit Committee discussed with our internal auditors and KPMG LLP the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and KPMG LLP, with and without management present, to discuss the results of their examinations and their evaluations of Ambac’s internal controls. The Audit Committee also met with the Chief Financial Officer, with and without other members of management present, to discuss matters relating to financial reporting and internal controls.
The Audit Committee has reviewed and discussed the audited consolidated financial statements for the year ended December 31, 2019, with management, our internal auditors and KPMG LLP. The Audit Committee also discussed with management and KPMG LLP the process used to support certifications by Ambac’s Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany Ambac’s periodic filings with the SEC.
The Audit Committee also discussed with KPMG LLP matters required to be discussed with audit committees under auditing standards, including, among other things, matters related to the conduct of the audit of Ambac’s consolidated financial statements and the matters required to be discussed by Auditing Standard No. 1301, Communication with Audit Committees (AS 1301).
KPMG LLP also provided to us the written disclosures regarding their independence required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with them their independence from Ambac. When determining KPMG LLP’s independence, the Committee considered, among other matters, information provided by KPMG regarding

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PCAOB inspections, and whether KPMG’s provision of services to Ambac beyond those rendered in connection with their audit of Ambac’s consolidated financial statements and reviews of Ambac’s consolidated financial statements included in its Quarterly Reports on Form 10-Q was compatible with maintaining their independence. The Audit Committee also reviewed, among other things, the audit, non-audit and tax services performed by, and the amount of fees paid for such services to, KPMG LLP. The Audit Committee concluded that KPMG LLP, an independent registered public accounting firm, is independent from Ambac and its management.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board that Ambac’s audited financial statements for the year ended December 31, 2019 be included in Ambac’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC. The Audit Committee also selected KPMG LLP as Ambac’s independent registered public accounting firm for 2020.
The Audit Committee
David L. Herzog (Chairman), Ian D. Haft, Joan Lamm-Tennant and C. James Prieur
February 27, 2020
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Related Party Transactions Policy and Procedure
Our Related Party Transactions Policy provides that Ambac will only enter into or ratify a related party transaction when our Board of Directors, acting through the Governance and Nominating Committee, determines that the related party transaction is in the best interests of Ambac and our stockholders.
For the purposes of this policy,

•	a “related party” means:

◦	a member of the Board of Directors (or a nominee to the Board of Directors);

◦	an executive officer;

◦	any person who is known by Ambac to be the beneficial owner of more than 5% of our common stock; or

◦	any person known by Ambac to be an immediate family member of any of the persons listed above; and

•
a “related party transaction” means a transaction (and/or amendment thereto) with a related party occurring since the beginning of our last fiscal year, or any currently proposed transaction, involving Ambac where the amount exceeds $120,000 and in which any related party had or will have a direct or indirect interest.

Each of our directors and executive officers is required to bring potential related party transactions to the attention of Ambac and are periodically required to confirm and provide details of such transactions. Our legal staff, in consultation with management and with outside counsel, as appropriate, determines whether any transaction or relationship brought to Ambac’s attention does, in fact, constitute a related party transaction requiring compliance with our Related Party Transactions Policy.
If our legal department determines that a transaction is a related party transaction, the Governance and Nominating Committee must review the transaction and either approve or disapprove it. A related party transaction entered into without pre-approval of the Committee will not be deemed to violate the Related Party Transactions Policy, or be invalid or unenforceable, so long as the transaction is brought to the Governance and Nominating Committee as promptly as reasonably practical after it is entered into or after it becomes reasonably apparent that the transaction is covered by our Related Party Transactions Policy. In determining whether to approve or ratify a transaction with a related party, the Governance and Nominating Committee will take into account all of the relevant facts and circumstances available to it, including, among any other factors it deems appropriate:

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•	whether the terms of the related party transaction are fair to Ambac and on the same basis as would apply if the transaction did not involve a related party;

•	whether there are business reasons for Ambac to enter into the related party transaction;

•	whether the related party transaction would impair the independence of an outside director; and

•
whether the related party transaction would present an improper conflict of interests for any director or executive officer of Ambac, taking into account the size of the transaction, the overall financial position of the director, executive officer or other related party, the direct or indirect nature of the director's, executive officer's or other related party's interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Governance and Nominating Committee deems relevant.

Any member of the Governance and Nominating Committee who is a related party with respect to a transaction under review may not vote on the approval of the transaction but may, if so requested by the Chair of the Committee, participate in some or all of the Committee's discussions of the related party transaction.
No related party transactions were identified by management, the Board or the Governance and Nominating Committee in 2019.

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PROPOSAL NUMBER 1

ELECTION OF DIRECTORS

Nominees
The Governance and Nominating Committee has recommended, and the Board of Directors has nominated:

✓	Alexander D. Greene	✓	C. James Prieur

✓	Ian D. Haft	✓	Jeffrey S. Stein

✓	David L. Herzog	✓	Joan Lamm-Tennant

✓	Claude LeBlanc
as nominees for election as members of our Board of Directors at the Annual Meeting. At the Annual Meeting, seven directors will be elected to the Board of Directors.
Except as set forth below, unless otherwise instructed, the persons appointed in the accompanying form of proxy will vote the proxies received by them for these nominees, who are all presently directors of Ambac. In the event that any nominee becomes unavailable or unwilling to serve as a member of our Board of Directors, the proxy holders will vote in their discretion for a substitute nominee. The term of office for each person elected as a director will continue until our next annual meeting or until a successor has been elected and qualified, or until the director’s earlier death, resignation, or removal.
The sections titled “Board of Directors” and “Director Selection Process and Qualifications” in this Proxy Statement contain more information about the leadership skills and other experiences that led our Governance and Nominating Committee and our Board of Directors to recommend each as a nominee for director. Each of the director nominees elected to the Board of Directors shall be entitled to receive the compensation package for the 2020 fiscal year set forth in the section titled “Board Compensation Arrangements for Non-Employee Directors -- Compensation for Non-Employee Directors in 2020."
Required Vote
The seven nominees receiving the highest number of affirmative “FOR” votes shall be elected as directors. Unless marked to the contrary, proxies received will be voted “FOR” these nominees.
Ambac Recommendation

☑	Our Board of Directors recommends a vote “FOR” the election to the Board of Directors of each of the above mentioned nominees.
* * * * *

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PROPOSAL NUMBER 2

ADVISORY VOTE TO APPROVE OUR NAMED EXECUTIVE OFFICERS COMPENSATION
We are asking our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this Proxy Statement in accordance with Item 402 of Regulation S-K, which is the SEC’s rule setting forth executive compensation disclosure requirements.
Our executive compensation program is designed to attract, motivate, and retain our executive officers, who are critical to our success. See “Executive Compensation — Compensation Discussion and Analysis” for additional information.
We believe that our executive compensation programs are structured to support our Company and our business objectives. We are asking our stockholders to indicate their support for our named executive officer compensation as described under “Executive Compensation”. This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting of Stockholders:
RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Summary Compensation Table and the other related tables and disclosure.
The say on pay vote is advisory, and therefore not binding on our Company, the Compensation Committee or the Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions of our stockholders and will review the voting results carefully.
Ambac Recommendation

☑	The Board of Directors recommends a vote FOR the approval of executive compensation.
* * * * *

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PROPOSAL NUMBER 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to audit the financial statements of Ambac Financial Group, Inc. and its subsidiaries for the fiscal year ending December 31, 2020. KPMG has been our independent auditor since 1985, and KPMG audited our financial statements for fiscal year 2019. The Audit Committee periodically considers whether there should be a rotation of independent registered public accounting firms because the Audit Committee believes it is important for the registered public accounting firm to maintain independence and objectivity. In determining whether to reappoint KPMG, the Audit Committee considered several factors including:

•	the length of time KPMG has been engaged;

•	KPMG’s independence and objectivity;

•	KPMG’s capability and expertise in handling the unique issues involving Ambac’s operations in our industry;

•	historical and recent performance, including the extent and quality of KPMG’s communications with the Audit Committee, and feedback from management regarding KPMG’s overall performance;

•	recent PCAOB inspection reports on the firm; and

•	the appropriateness of KPMG’s fees.
The Audit Committee believes that the continued retention of KPMG as our independent registered public accounting firm is in the best interest of the Company and our stockholders, and we are asking our stockholders to ratify the selection of KPMG as our independent registered public accounting firm for fiscal year 2020. Although ratification is not required, the Board is submitting a proposal to ratify KPMG’s appointment to our stockholders because we value our stockholders’ views and as a matter of good corporate practice. In the event that our stockholders fail to ratify KPMG as the Company’s independent registered public accounting firm, it will be considered a recommendation to the Audit Committee to consider the selection of a different firm. Even if the appointment is ratified, the Audit Committee may in its discretion select a different independent registered public accounting firm at any time during the fiscal year if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
Required Vote
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020 requires the affirmative “FOR” vote of the holders of a majority of the voting power of Ambac’s shares of common stock present or represented by proxy at the Annual Meeting and entitled to vote thereon, voting together as a single class. Unless marked to the contrary, proxies received will be voted “FOR” ratification of the appointment of KPMG LLP.
Ambac Recommendation

☑	Our Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2020.
* * * * *

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PROPOSAL NUMBER 4

APPROVE AMBAC'S 2020 INCENTIVE COMPENSATION PLAN
Under this Proposal Number 4, our Board of Directors (the “Board”) is recommending that our stockholders approve the Ambac Financial Group, Inc. 2020 Incentive Compensation Plan (the “2020 Plan”), which was adopted by the Board on February 27, 2020, and will become effective on June 2, 2020 (the “Effective Date”), subject to the approval of the Plan by our stockholders on such date. The purpose of the 2020 Plan is to promote our interests and the interests of our subsidiaries and our stockholders by providing the employees and consultants of Ambac and its subsidiaries and members of the Board with incentives and rewards to encourage them to continue in the service of the Company and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.
The 2020 Plan is intended to replace Ambac’s existing equity compensation plan, the 2013 Incentive Compensation Plan (the “2013 Plan”). If our stockholders approve the 2020 Plan, no new awards will be granted under the 2013 Plan, but the terms and conditions of the 2013 Plan will continue to govern any outstanding awards granted under the 2013 Plan. In the event our stockholders do not approve this Proposal, the 2020 Plan will not become effective, and the 2013 Plan will continue to be effective in accordance with its terms. No awards have or will be made under the 2020 Plan prior to its approval by our stockholders at the Annual Meeting.
We are requesting approval of 1,475,000 shares for awards under the 2020 Plan. Awards may also be made under the 2020 Plan with respect to the shares that, as of the Effective Date, remain available for grant under the 2013 Plan, which has previously been approved by our stockholders. In addition, shares subject to outstanding awards granted under the 2013 Plan as of the Effective Date that subsequently terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares will become available for awards under the 2020 Plan (for the avoidance of doubt, such shares are not initially available for grant under the 2020 Plan). In determining the number of shares to request under the 2020 Plan, we evaluated our share availability under the 2013 Plan, recent share usage, our historical annual equity award grant rate, our historical forfeiture rate and our estimates of the number of shares needed to attract new hires.
Key Stockholder Considerations
Stockholders should consider the following in determining whether to approve the 2020 Plan:

•
Our burn rate is reasonable. As detailed in the table below, our three-year average burn rate, which we define as the number of shares subject to time-based and performance-based equity awards granted in a fiscal year divided by the weighted average basic common shares outstanding for that fiscal year, is 1.07%.

Fiscal Year	Stock Options Granted (A)	Total Number of Time-based Full Value Awards (FVA) Granted (B)	Total Number of Performance-based FVA Granted (C)	Weighted-Average Basic Common Shares Outstanding (D)	One-Year Burn Rate (A+B+C)/D
2019	0	248,861	230,391	45,954,908	1.04%
2018	0	461,116	302,002	45,665,883	1.67%
2017	0	70,432	153,317	45,367,932	0.49%
Three-Year Average Burn Rate					1.07%

•
Dilution. Dilution is commonly measured by “overhang,” which generally refers to the amount of total potential dilution to current shareholders that could result from future issuance of the shares reserved under an

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equity compensation plan. As of December 31, 2019, there were 2,065,150 shares subject to outstanding equity awards under our 2013 Plan (based on the maximum number of shares potentially payable under outstanding performance stock units), an additional 1,383,489 shares were reserved for issuance under our 2013 Plan, and we are requesting an additional 1,475,000 shares for grant under the 2020 Plan, which based on 45,954,908 shares outstanding on December 31, 2019, results in a total potential dilution of 10.71%.

•
The 2020 Plan follows best market practices. We have designed the 2020 Plan to include a number of features that reinforce and promote alignment of equity compensation arrangements for employees, officers, consultants and non-employee directors with the interests of stockholders and the Company. These features include, but are not limited to, the following:

◦	No “evergreen” provision. No automatic increase in the number of shares available for issuance without shareholder approval.

◦	Individual Annual Award Limits. No participant may be granted within any calendar year:

–	Options or SARs which in the aggregate cover more than 500,000 shares;

–	Full Value Awards (as described below) which in the aggregate cover more than 500,000 shares; or

–	Cash Incentive Awards (as described below) which could result in such participant receiving more than $10,000,000 (pro rated for performance periods that are greater or less than twelve months).

◦
No Discounted Stock Options or Stock Appreciation Rights (SARs). Stock options and SARs may not be granted with exercise prices lower than the fair market value of the underlying shares on the grant date.

◦
Prohibition on Repricing and Cash Buyouts. The exercise price of a stock option or SAR may not be reduced, directly or indirectly, without the prior approval of stockholders, including by a cash repurchase of “underwater” awards.

◦
No Liberal Share Recycling with respect to Stock Options or SARs. Shares retained by or delivered to the Company to pay the exercise price of a stock option or SAR or to satisfy tax withholding obligations in connection with the exercise of a stock option or SAR count against the number of shares remaining available under the 2020 Plan.

◦
Minimum Vesting Requirement. Awards may not become exercisable or vested prior to the one-year anniversary of the grant date of the award (provided that the committee administering the 2020 Plan may provide for vesting upon or after a termination of employment or service or otherwise), except that up to 5% of the share reserve under the 2020 Plan may be subject to awards that do not meet such minimum vesting requirement.

◦
No Single-Trigger Acceleration. The 2020 Plan does not provide for automatic acceleration of vesting of equity awards upon a change in control of the Company, unless awards are not assumed, substituted for or otherwise replaced in connection with the change in control.

◦	No Dividends on Unvested Awards. The 2020 Plan prohibits the current payment of dividends or dividend equivalent rights on unvested awards.

◦	No Automatic Grants. The 2020 Plan does not provide for “reload” or other automatic grants to participants.

◦
Awards Subject to Clawback Policy. Awards granted pursuant to the 2020 Plan will be subject to mandatory repayment to the Company to the extent the participant is, or in the future becomes, subject to (x) any Company “clawback” or recoupment policy that is adopted, or (y) any law, rule, requirement or regulation which imposes mandatory recoupment.

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◦	No Tax Gross-Ups. The 2020 Plan does not provide for any tax gross-ups.

Share Information as of March 31, 2020
The information included in this Proxy Statement and our Annual Report on Form 10-K for the fiscal year ending December 31, 2019 is updated by the following information regarding all existing equity compensation plans as of March 31, 2020:

As of
Existing Equity Compensation Plan Information	March 31, 2020
Total number of stock options outstanding (1)	16,667
Weighted-average exercise price of stock options outstanding	$20.63
Weighted-average remaining term of stock options outstanding	0.72 years
Total number of full value awards outstanding (2)	2,449,296
Shares remaining for grant under the 2013 Plan (3)	759,061

(1)	No stock appreciation rights were outstanding as of March 31, 2020.

(2)
Includes 1,808,663 shares underlying outstanding unvested performance stock unit awards, and 640,633 shares underlying outstanding unvested (or vesting and deferred for future settlement) restricted stock unit awards. The number of outstanding unvested performance stock unit awards assumes payout at maximum performance.

(3)
Assumes performance stock unit awards are paid at maximum performance. No further awards will be made under the 2013 Plan after the Effective Date of the 2020 Plan. Any shares remaining available for grants under the 2013 Plan as of the Effective Date will be transferred to the 2020 Plan’ and available for future grants under the 2020 Plan.

Summary of the 2020 Plan
The material features of the 2020 Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the 2020 Plan, which is set forth in Appendix B to this proxy statement. Capitalized terms used herein without definition shall have the meanings ascribed to them in the 2020 Plan. The 2020 Plan will not become effective unless stockholder approval is obtained at the Annual Meeting.
Administration
The 2020 Plan will be administered by a “Committee” which generally will be the Compensation Committee of the Board (the Governance and Nominating Committee in the case of awards to members of the Board). In addition, the Committee will generally be comprised of not fewer than two directors (or a greater number if required for compliance with applicable securities laws), each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended) and is independent for purposes of stock exchange listing requirements. The Committee has full discretionary authority to administer the 2020 Plan, including without limitation the authority to (i) designate the employees and consultants of the Company and members of the Board who will be granted incentive awards under the 2020 Plan and the amount, type and other terms and conditions of such incentive awards and (ii) interpret and construe any and all provisions of the 2020 Plan and the terms of any award (and any agreement evidencing the grant of an award). The Committee may exercise all discretion granted to it under the 2020 Plan in a non-uniform manner among participants. The Committee may delegate to a subcommittee of one or more members of the Board or employees of the Company the authority to grant awards, subject to such limitations as the Committee will specify and to the requirements of applicable law. In addition, the Committee may, among other things, provide for the payment of dividends or dividend equivalents with respect to any award granted under the 2020 Plan, provided, that no dividend or dividend equivalents will be granted with respect to an Option or SAR, and any dividends payable, or dividend equivalents credited, with respect to an award will not vest or become payable unless and until the award to which the dividends or dividend equivalents correspond becomes vested.

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Eligibility
Any common law employee or consultant of, or person who renders services directly or indirectly to, the Company and any member of the Board is eligible for selection by the Committee to receive an award under the 2020 Plan (such a person who is selected to receive an award is referred to herein as a “Participant”). As of March 6, 2020, the Company had approximately 109 employees and six non-employee members of the Board who would be eligible to participate in the 2020 Plan.
Shares Subject to the 2020 Plan
If the 2020 Plan is approved by Ambac’s stockholders, the maximum number of shares of Ambac’s common stock (“Common Stock”) that will be available for awards under the 2020 Plan may not exceed the sum of (A) 1,475,000 shares of Common Stock plus (B) the number of shares of Common Stock reserved for purposes of the 2013 Plan on the Effective Date that is in excess of the number of shares then subject to outstanding awards granted under the 2013 Plan plus (C) the number of shares of Common Stock subject to outstanding awards granted under the 2013 Plan as of the Effective Date that subsequently terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares and become available for issuance under the 2020 Plan (the “Share Limit”). Shares of Common Stock available for issuance under the 2020 Plan may be either shares that are currently authorized and unissued or shares currently held by Ambac or subsequently acquired by Ambac as treasury shares, including shares purchased in the open market or in private transactions.
Any shares of Common Stock that are subject to awards under the 2020 Plan will be counted against the Share Limit as one share for every one share subject to the award. If any shares of Common Stock covered by an award under the 2020 Plan or any award outstanding under the 2013 Plan as of the Effective Date are not purchased or are forfeited or expire or otherwise terminate without delivery of any Common Stock subject to the award or are settled in cash in lieu of shares, then the number of shares with respect to such award will, to the extent of any such forfeiture, termination, expiration, or settlement, again be available for making awards under the 2020 Plan. In addition, shares of Common Stock deducted or delivered from payment of an award, other than an award of stock options (“Options”) or stock appreciation rights (“SARs”), in connection with the Company’s tax withholding obligations will again be available for making awards under the 2020 Plan. The number of shares of Common Stock available for issuance under the 2020 Plan will not be increased by the number of shares (i) tendered or withheld or subject to an award surrendered in connection with the purchase of shares upon exercise of an Option or SAR, (ii) deducted or delivered from payment of an award of Options or SARs in connection with the Company’s tax withholding obligations, (iii) purchased by the Company with proceeds from Option exercises, or (iv) subject to a SAR granted under the 2020 Plan that is settled in shares of Common Stock that were not issued upon the net settlement or net exercise of such SAR.
Award Limits
The maximum number of shares of Common Stock that may be delivered pursuant to the exercise of incentive stock options (“ISOs”) under the 2020 Plan cannot exceed 740,000. The 2020 Plan also provides that the maximum number of shares that may be covered by Options or SARs that are granted to any one Participant during any one calendar-year period will be 500,000 shares. For Full Value Awards (as described below), no more than 500,000 shares of Common Stock may be delivered pursuant to such awards granted to any one Participant during any one calendar-year period. For Cash Incentive Awards (as described below), the maximum amount payable to any Participant with respect to any twelve-month performance period will be equal to $10,000,000 (pro rated for performance periods that are greater or lesser than twelve months). In the case of Full Value Awards and Cash Incentive Awards, if the award is denominated in cash but an equivalent amount of Common Stock is delivered in lieu of delivery of cash, the foregoing limits will be applied to the cash based on the methodology used by the Committee to convert the cash into Common Stock. In addition, if delivery of Common Stock or cash is deferred until after the amount is earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the amount is earned will not disregarded for purposes of the foregoing limitations.

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In each case, the number of shares (as well as the exercise price of Options and SARs and the limits on individual awards) is subject to adjustment in the event of a reorganization, stock split, merger or similar change in the corporate structure of Ambac or the outstanding shares of Common Stock.
Award Types
The 2020 Plan permits grants of the following types of awards subject to such terms and conditions as the Committee will determine, consistent with the terms of the 2020 Plan: (1) Options, including stock options intended to qualify as ISOs, (2) SARs, (3) Full Value Awards (including phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, and (4) Cash Incentive Awards. Subject to the terms and conditions set forth in the 2020 Plan, awards may be settled in cash or shares of Common Stock and may be subject to performance-based and/or service-based conditions.
Options and SARs
Under the 2020 Plan, the Committee may award Options that are either ISOs or nonqualified stock options and SARs. ISOs may only be awarded to employees of Ambac and its eligible corporate subsidiaries.
The Committee will determine the exercise price of any Option and SAR in its discretion; provided, however, that the exercise price of any Option or SAR may not be less than 100% of the fair market value of a share of Common Stock on the date of grant. On April 7, 2020, the closing price of the Common Stock as reported on the New York Stock Exchange was $13.45 per share.
Except for adjustments in connection with a corporate transaction or restructuring or reductions approved by Ambac’s stockholders, the exercise price of an Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR be surrendered to Ambac as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. In addition, unless approved by Ambac’s stockholders, in no event will any Option or SAR be surrendered to Ambac in consideration for a cash payment if, at the time of such surrender, the exercise price of the Option or SAR is less than the then current fair market value of a share of Common Stock.
The Committee will determine the terms and conditions of exercise and vesting of each Option and SAR in its discretion; provided, however, that the maximum term of an Option or SAR may not exceed ten years from the date of grant.
The Committee will determine the procedures pursuant to which Options and SARs may be exercised, including through net settlement or other method of cashless exercise.
Full Value Awards
Under the 2020 Plan, the Committee may award “Full Value Awards” which is the grant of equity awards, equity-based awards or equity-related awards that entitle the Participant to receive one or more shares of Common Stock (including restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units). The Committee will determine the amount and the terms and conditions of each Full Value Award consistent with the 2020 Plan.
Cash Incentive Awards
Under the 2020 Plan, the Committee may award a “Cash Incentive Award” which is an award other than an Option, SAR or Full Value Award that may be settled in cash or Common Stock. The Committee will determine the amount and the terms and conditions of Cash Incentive Awards consistent with the 2020 Plan.

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Performance-Based Awards
Under the 2020 Plan, the Committee may award “Performance-Based Awards,” which is any award made subject to the achievement of performance conditions over a performance period. A Performance-Based Award granted under the 2020 Plan (i) may be denominated or payable in cash, shares of Common Stock, other securities, other Awards or other property and (ii) will confer on the Participant the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee will establish. Subject to the terms of the 2020 Plan and any applicable award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance-Based Award granted, the amount of any payment or transfer to be made pursuant to any Performance-Based Award and any other terms and conditions of any Performance-Based Award will be determined by the Committee.
Minimum Vesting Requirements
No award (or portion of any award) granted under the 2020 Plan will become exercisable or vested prior to the one-year anniversary of the grant date of such award, provided that this restriction will not apply to awards granted under the 2020 Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed 5% of the Share Limit (subject to adjustment as provided in the 2020 Plan). This requirement will not restrict the right of the Committee to provide for the acceleration or continuation of the vesting or exercisability of an award upon or after a termination of employment or service or otherwise, including, without limitation, as a result of a termination without cause, death, disability, retirement or constructive termination.
Change in Control in which Awards are not Assumed
Except as otherwise provided in an award agreement or in another agreement with a Participant, upon the occurrence of a Change in Control (as defined in the 2020 Plan) in which outstanding awards are not assumed, continued or substituted for, the following provisions will apply to awards (to the extent not assumed, continued or substituted for):

•
Immediately prior to the occurrence of such Change in Control, in each case with the exception of Performance-Based Awards, all outstanding Options, SARs and Full Value Awards will be deemed to have vested, and all shares of Common Stock and/or cash subject to such Awards will be delivered; and either or both of the following two actions will be taken:

◦
At least 15 days prior to the scheduled consummation of such Change in Control, all outstanding Options and SARs will become immediately exercisable and will remain exercisable for a period of 15 days, any exercise of an Option or SAR during the 15-day period will be conditioned upon the consummation of the Change in Control and will be effective only immediately before such consummation, and upon consummation of such Change in Control, all outstanding but unexercised Options and SARs will terminate; and/or

◦
The Committee may elect to cancel any outstanding Options, SARs, and/or Full Value Awards and pay or deliver, or cause to be paid or delivered, to the holder of the award an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Full Value Awards (for shares of Common Stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of Common Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Common Stock subject to such Options or SARs multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of Common Stock pursuant to such transaction exceeds (y) the exercise price applicable to such Options or SARs.

•
For Performance-Based Awards, (i) if less than half of the performance period has elapsed, then such Performance-Based Awards will be treated as though target performance has been achieved, and (ii) if at least half of the performance period has elapsed, then actual performance to date will be determined as of a date

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reasonably proximal to the date of the consummation of the Change in Control, as determined by the Committee in its sole discretion, and that level of performance thus determined will be treated as achieved immediately prior to occurrence of the Change in Control. If, based on the discretion of the Committee, actual performance is not determinable, the Performance-Based Awards will be treated as though target performance has been achieved. Awards that arise out of this treatment of Performance-Based Awards in a Change in Control will be settled under the Change in Control provisions described above for the applicable award type.

•	Cash Incentive Awards will be governed by the terms of the applicable award agreement.
Change in Control in which Awards are Assumed
Except as otherwise provided in the applicable award agreement or in another agreement with the Participant, upon the occurrence of a Change in Control in which outstanding awards are being assumed, continued or substituted for, the following provisions will apply to awards (to the extent assumed, continued or substituted for):

•
The 2020 Plan and the awards granted under the 2020 Plan will continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such awards, or for the substitution for such awards of new stock options, stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, performance share units or deferred share units relating to the securities of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares and exercise prices of options and stock appreciation rights.

•
In the event a Participant’s award is assumed, continued, or substituted upon the consummation of any Change in Control and the Participant’s employment is terminated by the Company (or its successor) without Cause (as defined in the 2020 Plan) within the 12-month period following the consummation of such Change in Control, the Participant’s award will become fully vested as of such termination and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the Committee will determine (but in no event later than the original expiration date of the award).

Withholding Taxes and Transferability of Awards; Notices to Participants
All awards and other payments under the 2020 Plan are subject to withholding of all applicable taxes. The Company will have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by applicable law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an award or upon the issuance of any shares of Common Stock or payment of any kind upon the exercise of an Option or SAR or pursuant to any other award. Unless otherwise provided in an award agreement or determined by the Committee at the time a withholding obligation arises, the Company will satisfy such withholding obligation by withholding shares of Common Stock otherwise issuable to the Participant. The Committee may provide in an award agreement that the Participant will pay in cash to the Company any amount that the Company may reasonably determine to be necessary to satisfy such withholding obligation or that, subject to the prior approval of the Company, the Participant may elect to satisfy such withholding obligation, in whole or in part, by delivering to the Company shares of Common Stock already owned by the Participant that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.
Awards under the 2020 Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, unless otherwise provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and applicable rules thereunder). To the extent that the Participant who receives an award under the 2020 Plan has the right to exercise such award, the award may be exercised during the lifetime of the Participant only by the Participant. To the extent provided by the Committee, awards may be transferred to or for the benefit of the

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Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish.
The terms and conditions of each award made under the 2020 Plan, including vesting requirements, may be set forth in a written (including electronic) notice to or award agreement with the Participant.
Clawback/Recoupment
Any award granted under the 2020 Plan will be subject to mandatory repayment to the Company by the Participant who holds such award (i) to the extent set forth in the 2020 Plan or an award agreement or (ii) to the extent the Participant is, or in the future becomes, subject to (A) any Company “clawback” or recoupment policy that is adopted, or (B) any law, rule, requirement or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule, requirement or regulation.
Amendment and Termination of the 2020 Plan and Awards
The Board may, at any time, amend or terminate the 2020 Plan, and the Committee may amend any award; provided, however that no amendment or termination (other than adjustments in connection with a corporate transaction or restructuring) may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the Participant’s affected beneficiary), adversely affect the rights of any Participant or beneficiary under any award granted under the 2020 Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable) and no amendment may be made to the anti-repricing provisions of the 2020 Plan relating to Options and SARs unless the amendment is approved by Ambac’s stockholders. Stockholder approval of any 2020 Plan amendment is also required if stockholder approval is required by law or the rules of any stock exchange on which the Common Stock is listed.
It is the intention of the Company that the 2020 Plan and awards granted under the 2020 Plan either be exempt from, or comply with, Section 409A of the Code. If the Board determines that a Participant would be subject to an excise or penalty tax under Section 409A as a result of any provision of any award granted under the 2020 Plan, such provision will be deemed amended to the minimum extent necessary to avoid application of such penalty tax. Neither the Company nor the Board or any committee administering the 2020 Plan will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Section 409A, or will have any liability to any Participant for such tax or penalty.
Section 280G
Certain payments made to employees and other service providers in connection with a Change in Control may constitute “parachute payments” subject to tax penalties imposed on both the Company and the Participant under Sections 280G and 4999 of the Code. In general, when the value of parachute payments equals or exceeds three times the Participant’s “base amount,” the Participant is subject to a 20% nondeductible excise tax on the excess over the base amount and the Company is denied a tax deduction for the payments. The base amount is generally defined as the Participant’s average compensation for the five calendar years prior to the date of the Change in Control. The value of accelerated vesting of awards in connection with a Change in Control can constitute a parachute payment. The 2020 Plan contains a modified form of a “safe harbor cap,” which limits the amount of potential parachute payments that a Participant may receive to no more than 299% of the Participant’s base amount, but only if such cutback results in larger after-tax payments to the Participant.
Federal Income Tax Consequences
The following is a brief summary of the U.S. federal income tax rules relevant to Participants in the 2020 Plan and to Ambac relating to awards under the 2020 Plan, based upon the Code as currently in effect. These rules are highly technical and subject to change in the future, and the discussion does not purport to be a complete description of the tax aspects of the 2020 Plan. The following summary relates only to U.S. federal income tax treatment, and the state, local and foreign tax consequences may be substantially different.

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Non-Qualified Stock Options. Generally, the grant of an Option that is not an ISO (a “Non-Qualified Stock Option”) will not result in taxable income to the Participant. Except as described below, the Participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of Common Stock acquired over the exercise price for those shares of Common Stock, and Ambac will be entitled to a corresponding deduction, subject to the limitations of Section 162(m) of the Code and Ambac’s compliance with applicable reporting requirements. Gains or losses realized by the Participant upon disposition of such shares of Common Stock will be treated as capital gains and losses, with the basis in such shares of Common Stock equal to the fair market value of the shares of Common Stock at the time of exercise.
The exercise of a Non-Qualified Stock Option through the delivery of previously acquired Common Stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares of Common Stock surrendered and the identical number of shares of Common Stock received under the Option. That number of shares of Common Stock will take the same basis and, for capital gains purposes, the same holding period as the shares of Common Stock that are given up. The value of the shares of Common Stock received upon such an exchange that are in excess of the number given up will be includable as ordinary income to the Participant at the time of the exercise. The excess shares of Common Stock will have a new holding period for capital gain purposes and a basis equal to the value of such shares of Common Stock determined at the time of exercise.
ISOs. Generally, the grant of an ISO will not result in taxable income to the Participant. The exercise of an ISO will not result in taxable income to the Participant provided that the Participant was, without a break in service, an employee of Ambac and its eligible corporate subsidiaries during the period beginning on the date of the grant of the Option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the Participant is disabled, as that term is defined in the Code).
The excess of the fair market value of the shares of Common Stock at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the Participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the Participant’s alternative minimum tax liability for the year of disposition of the shares of Common Stock acquired pursuant to the ISO exercise, the Participant will have a basis in those shares of Common Stock equal to the fair market value of the shares of Common Stock at the time of exercise.
If the Participant does not sell or otherwise dispose of the shares of Common Stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such shares of Common Stock, then, upon disposition of such shares of Common Stock, any amount realized in excess of the exercise price will be taxed to the Participant as capital gain, and Ambac will not be entitled to any deduction for Federal income tax purposes. The Participant will recognize a capital loss to the extent that the amount realized is less than the exercise price.
If the foregoing holding period requirements are not met, the Participant will generally realize ordinary income, and, subject to the limitations of Section 162(m) of the Code and Ambac’s compliance with applicable reporting requirements, a corresponding deduction will be allowed to Ambac, at the time of the disposition of the shares of Common Stock, in an amount equal to the lesser of (i) the excess of the fair market value of the shares of Common Stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares of Common Stock over the exercise price. If the amount realized exceeds the value of the shares of Common Stock on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the Participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares of Common Stock.
The exercise of an ISO through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of an Non-Qualified Stock Option; that is, as a non-taxable, like-kind exchange as to the number of shares of Common Stock given up and the identical number of shares of Common Stock received under the Option. That number of shares of Common

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Stock will take the same basis and, for capital gain purposes, the same holding period as the shares of Common Stock that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares of Common Stock to receive ISO treatment. Common shares received in excess of the number of shares of Common Stock given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares of Common Stock received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares of Common Stock received from the exchange, it will be treated as a disqualifying disposition of the shares of Common Stock with the lowest basis.
If the exercise price of an ISO is paid with shares of Common Stock acquired through a prior exercise of an ISO, gain will be realized on the shares of Common Stock given up (and will be taxed as ordinary income) if those shares of Common Stock have not been held for the minimum ISO holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares of Common Stock received.
SARs. Generally, a Participant will not realize any taxable income upon the grant of a SAR. Upon the exercise of the SAR, the Participant will recognize ordinary income in an amount equal to the difference between the amount of cash and/or the fair market value, at the date of such exercise, of the shares of Common Stock received by the Participant as a result of such exercise and the exercise price of the SAR. Ambac will generally be entitled to a deduction in the same amount as the ordinary income realized by the Participant, subject to the limitations of Section 162(m) of the Code and Ambac’s compliance with applicable reporting requirements.
Full Value Awards. The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of Common Stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the Participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the Participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time. If the shares are not subject to a substantial risk of forfeiture or if the Participant elects to be taxed at the time of the grant of such shares under Section 83(b) of the Code, the Participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the Participant will be entitled to no deduction on account thereof. The Participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the Participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.
In the case of other Full Value Awards, such as restricted stock units or performance stock units, the Participant generally will not have taxable income upon the grant of the award provided that there are restrictions on such awards that constitute a substantial risk of forfeiture under applicable Code rules. Participants will generally recognize ordinary income when the restrictions on awards lapse, on the date of grant if there are no such restrictions or, in certain cases, when the award is settled. At that time, the Participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in payment of such award, and such amount will be the tax basis for any shares received. In the case of an award which does not constitute property at the time of grant (such as an award of units), Participants will generally recognize ordinary income when the award is paid or settled.
Ambac generally will be entitled to a tax deduction in the same amount, and at the same time, as the income is recognized by the Participant, subject to the limitations of Section 162(m) of the Code and Ambac’s compliance with applicable reporting requirements.

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New Plan Benefits
The issuance of any awards under the 2020 Plan will be at the discretion of the Committee. In addition, the benefit of any awards granted under the 2020 Plan will depend on a number of factors, including the fair market value of Company shares on future dates, and actual Company performance against performance goals established with respect to performance awards, among other things. Therefore, it is not possible to determine the amount or form of any award that will be granted to any individual in the future. For information regarding awards granted to our NEOs under the 2013 Plan during the 2019 fiscal year, please refer to the Grants of Plan-Based Awards in 2019 table on page 52.
Equity Compensation Plan Information
The following table provides information as of December 31, 2019 regarding securities issued under our 2020 Incentive Compensation Plan:

	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Third Column)
Equity compensation plans approved by security holders	2013 Incentive Compensation Plan(1)	2,065,150(2)(3)	20.63(4)	1,383,489(5)
Equity compensation plans not approved by security holders	None	---	---	---
Total		2,065,150(2)(3)	20.63(4)	1,383,489(5)

(1)
Our 2013 Incentive Compensation Plan was approved by the stockholders of Ambac on December 18, 2013. The total number of shares of Ambac common stock available for issuance under the 2013 Incentive Compensation Plan is 4,000,000.

(2)
Represents, as of December 31, 2019, the number of outstanding restricted stock unit awards, stock options and the maximum number of performance stock units that may be issued if certain performance goals are achieved. Refer to Note 15 to the Consolidated Financial Statements in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for a description of the grants made under the 2013 Incentive Compensation Plan. This amount includes 702,579 restricted stock units, 16,667 options and 1,345,904 performance stock units which are based on the maximum number of shares potentially payable under the awards. There are 650,212 performance stock units outstanding based on the target number of shares potentially payable under such awards.

(3)
Each restricted stock unit, stock option and performance stock unit awarded under our 2013 Incentive Compensation Plan was granted at no cost to the persons receiving them. Restricted stock units represent the contingent right to receive the equivalent number of shares of Ambac common stock and may vest after the passage of time. Stock options represent the right to acquire an equivalent number of shares of Ambac common stock at a specified exercise price. Performance stock units granted pursuant to the Company’s Long Term Incentive Plan represent the contingent right to receive a number of shares of Ambac common stock ranging from 0% to 220% of the number of units granted depending upon the achievement of certain company-wide performance goals at the end of a specified performance period.

(4)
Reflects the weighted-average price of all outstanding options that had been granted but not forfeited, expired or exercised. Performance shares and restricted stock units are not included in determining the weighted-average price as they have no exercise price.

(5)	The number of securities remaining available for future issuance under compensation plans considering the target number of performance stock units are 2,079,181.

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Required Vote
Approval of Ambac's 2020 Incentive Compensation Plan requires the affirmative vote of a majority of the votes entitled to be cast by holders of our common stock who are present in person, or by proxy at the Annual Meeting.
Ambac Recommendation

☑	Our Board of Directors recommends a vote FOR the approval of Ambac's 2020 Incentive Compensation Plan
* * * * *

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Appendix A
NON-GAAP FINANCIAL MEASURES
In the Proxy Statement Summary, under the caption “Performance Highlights,” and in the Compensation Discussion and Analysis section of this Proxy Statement, under the captions "2019 Company Performance Highlights," and “2019 Annual Incentives,” the Company reports two non-GAAP financial measures: Adjusted Earnings and Adjusted Book Value. The most directly comparable GAAP measures are net income attributable to common stockholders for Adjusted earnings and Total Ambac Financial Group, Inc. stockholders’ equity for Adjusted Book value. A non-GAAP financial measure is a numerical measure of financial performance or financial position that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. We are presenting these non-GAAP financial measures because they provide greater transparency and enhanced visibility into the underlying drivers of our business. Adjusted Earnings and Adjusted Book Value are not substitutes for the Company’s GAAP reporting, should not be viewed in isolation and may differ from similar reporting provided by other companies, which may define non-GAAP measures differently.
Ambac has a significant U.S. tax net operating loss (“NOL”) that is offset by a full valuation allowance in the GAAP consolidated financial statements. As a result of this and other considerations, we utilized a 0% effective tax rate for non-GAAP adjustments; which is subject to change.
The following paragraphs define each non-GAAP financial measure and describe why it is useful. A reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is also presented below.
Adjusted Earnings (Loss). Adjusted Earnings (Loss) is defined as net income (loss) attributable to common stockholders, as reported under GAAP, adjusted on an after-tax basis for the following:

•	Non-credit impairment fair value (gain) loss on credit derivatives: Elimination of the non-credit impairment fair value gains (losses) on credit derivatives, which is the amount in excess of the present value of the expected estimated credit losses. Such fair value adjustments are affected by, and in part fluctuate with, changes in market factors such as interest rates and credit spreads, including the market’s perception of Ambac’s credit risk (“Ambac CVA”), and are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for consistent with the Financial Services – Insurance Topic of ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible amortization: Elimination of the amortization of the financial guarantee insurance intangible asset that arose as a result of the implementation of Fresh Start reporting. These adjustments ensure that all financial guarantee contracts are accounted for consistent with the provisions of the Financial Services – Insurance Topic of the ASC.

•
Foreign exchange (gains) losses: Elimination of the foreign exchange gains (losses) on the re-measurement of assets, liabilities and transactions in non-functional currencies. This adjustment eliminates the foreign exchange gains (losses) on all assets, liabilities and transactions in non-functional currencies, which enables users of our financial statements to better view the business results without the impact of fluctuations in foreign currency exchange rates and facilitates period-to-period comparisons of Ambac's operating performance.

•
Fair value (gain) loss on interest rate derivative from Ambac CVA: Elimination of the gains (losses) relating to Ambac’s CVA on interest rate derivative contracts. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain or loss when realized.

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The following table reconciles net income attributable to common stockholders to the non-GAAP measure, Adjusted Earnings on a total dollar amount and per diluted share basis, for all periods presented:

	2019		2018		2017
($ in millions, except per share data) Year Ended December 31,	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share	$ Amount	Per Diluted Share
Net income (loss) attributable to common shareholders	$(216)	$(4.69)	$186	$3.99	$(329)	$(7.25)
Adjustments:
Non-credit impairment fair value (gain) loss on credit derivatives	(1)	(0.03)	1	0.02	(11)	(0.24)
Insurance intangible amortization	295	6.43	107	2.30	151	3.33
Foreign exchange (gains) losses	(12)	(0.26)	7	0.15	(21)	(0.47)
Fair value (gain) loss on derivative products from Ambac CVA	—	—	—	—	45	0.99
Adjusted Earnings (Loss)	$66	$1.44	$301	$6.47	$(165)	$(3.64)
Adjusted Book Value. Adjusted Book Value is defined as Total Ambac Financial Group, Inc. stockholders’ equity as reported under GAAP, adjusted for after-tax impact of the following:

•
Non-credit impairment fair value losses on credit derivatives: Elimination of the non-credit impairment fair value loss on credit derivatives, which is the amount in excess of the present value of the expected estimated economic credit loss. GAAP fair values are affected by, and in part fluctuate with, changes in market factors such as interest rates, credit spreads, including Ambac’s CVA that are not expected to result in an economic gain or loss. These adjustments allow for all financial guarantee contracts to be accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC, whether or not they are subject to derivative accounting rules.

•
Insurance intangible asset: Elimination of the financial guarantee insurance intangible asset that arose as a result of Ambac’s emergence from bankruptcy and the implementation of Fresh Start reporting. This adjustment ensures that all financial guarantee contracts are accounted for within Adjusted Book Value consistent with the provisions of the Financial Services—Insurance Topic of the ASC.

•
Ambac CVA on interest rate derivative liabilities: Elimination of the gain relating to Ambac’s CVA on interest rate derivative contracts. Similar to credit derivatives, fair values include the market’s perception of Ambac’s credit risk and this adjustment only allows for such gain when realized.

•
Net unearned premiums and fees in excess of expected losses: Addition of the value of the unearned premium revenue ("UPR") on financial guarantee contracts, in excess of expected losses, net of reinsurance. This non-GAAP adjustment presents the economics of UPR and expected losses for financial guarantee contracts on a consistent basis. In accordance with GAAP, stockholders’ equity reflects a reduction for expected losses only to the extent they exceed UPR. However, when expected losses are less than UPR for a financial guarantee contract, neither expected losses nor UPR have an impact on stockholders’ equity. This non-GAAP adjustment adds UPR in excess of expected losses, net of reinsurance, to stockholders’ equity for financial guarantee contracts where expected losses are less than UPR.

•
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income: Elimination of the unrealized gains and losses on the Company’s investments that are recorded as a component of accumulated other comprehensive income (“AOCI”). The AOCI component of the fair value adjustment on the investment portfolio may differ from realized gains and losses ultimately recognized by the Company based on the Company’s investment strategy. This adjustment only allows for such gains and losses in Adjusted Book Value when realized.

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The following table reconciles Total Ambac Financial Group, Inc. Stockholders’ Equity per Share to the non-GAAP measure Adjusted Book Value per Share, for all periods presented:

	June 30, 2013	December 31,
		2013	2014	2015	2016	2017	2018	2019
Total Ambac Financial Group, Inc. stockholders’ equity	$6.38	$15.62	$31.09	$37.41	$37.94	$30.52	$35.12	$32.41
Adjustments:
Non-credit impairment fair value losses on credit derivatives	4.19	1.62	1.24	0.42	0.25	0.01	0.03	0.01
Insurance intangible asset	(36.03)	(35.51)	(31.35)	(26.91)	(21.30)	(18.71)	(15.87)	(9.37)
Goodwill	(11.43)	(11.43)	(11.43)	—	—	—	—	—
Ambac CVA on derivative product liabilities (excluding credit derivatives)	(1.44)	(1.08)	(1.43)	(1.75)	(0.99)	—	—	—
Net unearned premiums and fees in excess of expected losses	40.08	38.17	31.57	20.11	16.21	13.20	10.19	9.09
Net unrealized investment (gains) losses in Accumulated Other Comprehensive Income	2.02	0.93	(4.68)	(1.13)	(2.63)	(0.68)	(1.89)	(3.31)
Adjusted Book Value	$3.77	$8.32	$15.01	$28.15	$29.48	$24.34	$27.58	$28.83
Factors that impact changes to Adjusted Book Value include many of the same factors that impact Adjusted Earnings, including the majority of revenues and expenses, but generally exclude components of premium earnings since they are embedded in prior period's Adjusted Book Value through the net unearned premiums and fees in excess of expected losses adjustment. Net unearned premiums and fees in excess of expected losses will affect Adjusted Book Value for (i) changes to future premium assumptions (e.g. expected term, interest rates, foreign currency rates, time passage) and (ii) changes to expected losses for policies which do not exceed their related unearned premiums. The Adjusted Book Value increase from December 31, 2017 to December 31, 2018 was primarily driven by Adjusted earnings.

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Appendix B
AMBAC FINANCIAL GROUP, INC.
2020 Incentive Compensation Plan

1.	Purpose of the Plan
This Plan is intended to promote the interests of the Company and its stockholders by providing the employees and consultants of the Company and members of the Board of Directors with incentives and rewards to encourage them to continue in the service of the Company and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company.

2.	Definitions
As used in the Plan or in any instrument governing the terms of any Award, the following definitions apply to the terms indicated below:

(a)	“AAC” means Ambac Assurance Corporation, an affiliate of Ambac.

(b)	“AAC Board” means the Board of Directors of AAC.

(c)	“Ambac” means Ambac Financial Group, Inc., a Delaware corporation.

(d)	“Award” means any Option, SAR, Full Value Award or Cash Incentive Award granted under the Plan.

(e)
“Benefit Arrangement” means any formal or informal plan or other arrangement for the direct or indirect provision of compensation to a Participant (including groups or classes of Participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant.

(f)	“Board of Directors” means the Board of Directors of Ambac.

(g)	“Cash Incentive Award” means an Award granted pursuant to Section 8 of the Plan.

(h)
“Cause” shall have the meaning set forth in an applicable agreement between a Participant and the Company, and in the absence of any such agreement, shall mean, with respect to any Participant and as determined by the Committee, (i) any act or omission by the Participant resulting in, or intending to result in, personal gain at the expense of the Company; (ii) the improper disclosure by the Participant of proprietary or confidential information of the Company; (iii) misconduct by the Participant, including, but not limited to, fraud, intentional violation of, or negligent disregard for, the rules and procedures of the Company (including the code of business conduct), theft, violent acts or threats of violence, or possession of controlled substances on the property of the Company; or (iv) poor performance or other reasons under which the Participant terminates not in good standing.

(i)
“Change in Control” means the occurrence of one or more of the following events, for either AAC or Ambac: (i) any “person” (as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange) or “group” (as such term is used in Section 13(d)(3) of the Securities Act) is or becomes a “beneficial owner” (as such term is used in Rule 13d-3 promulgated under the Securities Act) of more than thirty percent (30%) of the Voting Stock of AAC or Ambac; (ii) within any twenty-four (24) month period the majority of the AAC Board or Board of Directors consists of individuals other than “Incumbent Directors,” which term means the members of the

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AAC Board or Board of Directors on the Effective Date; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by a majority of the directors who then comprised the Incumbent Directors of the applicable company shall be considered to be an Incumbent Director; (iii) AAC or Ambac transfers all or substantially all of its assets or business (unless the shareholders of the applicable company immediately prior to such transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the Voting Stock of the applicable company, all of the Voting Stock or other ownership interests of the entity or entities, if any, that succeed to the business of, as applicable, AAC or Ambac or AAC’s or Ambac’s ultimate parent company if AAC or Ambac is a subsidiary of another corporation); or (iv) any merger, reorganization, consolidation or similar transaction unless, immediately after consummation of such transaction, the shareholders of AAC or Ambac, as applicable, immediately prior to the transaction hold, directly or indirectly, more than fifty percent (50%) of the Voting Stock of, as applicable, AAC or Ambac or AAC’s or Ambac’s ultimate parent company if AAC or Ambac is a subsidiary of another corporation (there being excluded from the number of shares held by such shareholders, but not from the Voting Stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company). For purposes of this Change in Control definition, AAC and Ambac shall include any entity that succeeds to all or substantially all of the business of AAC or Ambac and “Voting Stock” shall mean securities or ownership interests of any class or classes having general voting power under ordinary circumstances, in the absence of contingencies, to elect the directors of a corporation.
The Board of Directors shall have full and final authority, in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control, and any incidental matters relating thereto.

(j)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations and administrative guidance issued thereunder.

(k)
“Committee” means the Compensation Committee of the Board of Directors or such other committee as the Board of Directors shall appoint from time to time to administer the Plan and to otherwise exercise and perform the authority and functions assigned to the Committee under the terms of the Plan as described in Section 4. With respect to any Award granted, or to be granted, to a member of the Board of Directors, “Committee” means the Governance and Nominating Committee of the Board of Directors.

(l)
“Common Stock” means Ambac’s common stock, $0.01 par value per share, or any other security into which such common stock shall be changed as contemplated by the adjustment provisions of Section 11 of the Plan.

(m)	“Company” means Ambac and all of its Subsidiaries, collectively.

(n)	“Deferred Compensation Plan” means any plan, agreement or arrangement maintained by the Company from time to time that provides opportunities for deferral of compensation.

(o)	“Disqualified Individual” shall have the meaning set forth in Code Section 280G(c).

(p)	“Effective Date” means June 2, 2020, subject to approval of the Plan by Ambac’s stockholders on such date, the Plan having been adopted by the Board of Directors on February 27, 2020.

(q)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)	“Fair Market Value” means, with respect to a share of Common Stock:

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(i)
If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing price per share of Common Stock on such date on the principal exchange on which the Common Stock is then listed or admitted to trading or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported.

(ii)
If the Common Stock is not at the time listed or admitted to trading on a stock exchange, the Fair Market Value shall be the closing average of the closing bid and asked price of a share of Common Stock on the date in question in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Common Stock in such market.

(iii)
If the Common Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined by the Committee in good faith and, to the extent necessary for an Award to be exempt from Section 409A of the Code, in accordance with the requirements of Section 409A of the Code.

For purposes of determining the Fair Market Value of Common Stock that is sold pursuant to a cashless exercise program, Fair Market Value shall be the price at which such Common Stock is sold and for purposes of federal, state and local income tax reporting purposes and for such other purposes as the Committee deems appropriate, the Fair Market Value shall be determined by the Committee in accordance with uniform and nondiscriminatory standards adopted by it from time to time.

(s)
“Full Value Award” means an Award granted to a Participant pursuant to Section 7 of the Plan, including Awards in the form phantom stock, restricted stock, restricted stock units, performance shares or performance share units, or deferred share units.

(t)
“ISO” shall mean any Option, or portion thereof, awarded to a Participant pursuant to the Plan which is designated by the Committee as an incentive stock option and also meets the applicable requirements of an incentive stock option pursuant to Section 422 of the Code.

(u)
“Option” means an Award under the Plan that entitles the Participant to purchase shares of Common Stock at an exercise price established by the Committee at the time the Option is granted. Options granted under the Plan may be either Incentive Stock Options or non-qualified stock options, as determined in the discretion of the Committee; provided, however, that Incentive Stock Options may only be granted to employees of Ambac or a Subsidiary. An Option will be deemed to be an Incentive Stock Option only if it is specifically designated by the Committee as an Incentive Stock Option.

(v)
“Other Agreement” means any agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Company, except an agreement, contract, or understanding that expressly addresses Code Section 280G and/or Code Section 4999.

(w)	“Parachute Payment” means a “parachute payment” within the meaning of Code Section 280G(b)(2).

(x)
“Participant” means an employee or consultant of the Company or a member of the Board of Directors who is eligible to participate in the Plan pursuant to the terms and conditions hereof and to whom one or more Awards have been granted pursuant to the Plan that have not been fully settled or cancelled and, following the death of any such Person, his or her successors, heirs, executors and administrators, as the case may be.

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(y)	“Performance-Based Award” means an Award made subject to the achievement of performance conditions over a Performance Period specified by the Committee, as described in Section 9 of the Plan.

(z)
“Performance Period” means the period of time, up to ten (10) years, during or over which the performance goals under Performance-Based Awards must be met in order to determine the degree of payout and/or vesting with respect to any such Performance-Based Awards.

(aa)	“Person” means a “person” as such term is used in Section 13(d) and 14(d) of the Exchange Act, including any “group” within the meaning of Section 13(d)(3) under the Exchange Act.

(bb)	“Plan” means this Plan, as it may be amended from time to time.

(cc)	“Prior Plan” means the Ambac Financial Group, Inc. Incentive Compensation Plan.

(dd)	“Securities Act” means the Securities Act of 1933, as amended.

(ee)
“Stock Appreciation Right” or “SAR” means an Award under the Plan that entitles the Participant to receive, in cash or shares of Common Stock (as determined in accordance with the terms of the Plan), value equal to the excess of: (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise; over (ii) an exercise price established by the Committee at the time of grant.

(ff)
“Subsidiary” means any “subsidiary” within the meaning of Rule 405 under the Securities Act; provided, however, that for purposes of granting ISOs under the Plan, “Subsidiary” means a corporation that is a subsidiary of Ambac within the meaning of Section 424(f) of the Code.

3.	Stock Subject to the Plan and Limitations on Cash Incentive Awards

(a)	Stock Subject to the Plan

(i)
Overall Limit. Subject to the provisions of Section 11, the maximum number of shares of Common Stock that may be covered by Awards granted under the Plan shall not exceed the sum of (A) 1,475,000 shares of Common Stock plus (B) the number of shares of Common Stock reserved for purposes of the Prior Plan on the Effective Date that is in excess of the number of shares of Common Stock then subject to outstanding awards granted under the Prior Plan plus (C) the number of shares of Common Stock subject to outstanding awards granted under the Prior Plan as of the Effective Date that thereafter terminate by expiration or forfeiture, cancellation, or otherwise without the issuance of such shares of Common Stock and become available for issuance under the Plan (the “Share Limit”). Shares of Common Stock issued under the Plan may be either shares that are currently authorized and unissued shares or shares currently held or subsequently acquired by Ambac as treasury shares, including shares purchased in the open market or in private transactions.

(ii)
Counting of Shares. Shares of Common Stock covered by an Award shall be counted as used as of the applicable grant date for purposes of calculating the number of shares of Common Stock available for issuance under Section 3(a)(i). Any shares of Common Stock that are subject to Awards shall be counted against the Share Limit as one (1) share of Common Stock for every one (1) share of Common Stock subject to the Award. A number of shares of Common Stock equal to the maximum number of shares issuable under a Performance-Based Award shall be counted against the Share Limit as of the applicable grant date, but such number shall be adjusted to equal the actual number of shares issued upon settlement of the Performance-Based Award to the extent different

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from such number of shares. If any shares of Common Stock covered by an Award under the Plan or any award outstanding under the Prior Plan as of the Effective Date are not purchased or are forfeited or expire or otherwise terminate without delivery of any Common Stock subject thereto or are settled in cash in lieu of shares, then the number of shares of Common Stock with respect to such Award or award shall, to the extent of any such forfeiture, termination, expiration, or settlement, again be available for making Awards under the Plan. In addition, shares of Common Stock deducted or delivered from payment of an Award, other than an Award of Options or SARs, in connection with the Company’s tax withholding obligations shall again be available for making awards under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be increased by the number of shares of Common Stock (i) tendered or withheld or subject to an Award surrendered in connection with the purchase of shares of Common Stock upon exercise of an Option or SAR, (ii) deducted or delivered from payment of an Award of Options or SARs in connection with the Company’s tax withholding obligations, (iii) purchased by the Company with proceeds from Option exercises, or (iv) subject to a SAR granted under the Plan that is settled in shares of Common Stock that were not issued upon the net settlement or net exercise of such SAR.

(iii)
Replacement Awards. Shares of Common Stock covered by Awards granted pursuant to the Plan in connection with the conversion, replacement, or adjustment of outstanding equity-based awards to reflect a merger or acquisition shall not count as used under the Plan for purposes of this Section 3 (including for purposes of the individual limits set forth in Section 3(b) below).

(iv)
ISO Limit. The maximum number of shares of Common Stock that may be covered by Options granted under the Plan that are intended to be ISOs shall not exceed 1,475,000 shares of Common Stock in the aggregate.

(v)
Future Issuances. Except as expressly provided by the terms of this Plan, the issuance by Ambac of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of stock or obligations of Ambac convertible into such stock or other securities, shall not affect, and no adjustment by reason thereof, shall be made with respect to Awards then outstanding hereunder.

(vi)	Settlement in Other Form. To the extent provided by the Committee, any Award may be settled in cash rather than in Common Stock.

(b)	Individual Award Limits
Subject to the provisions of Section 11, the following individual limits shall apply for purposes of the Plan:

(i)
Options and SARs. The maximum number of shares of Common Stock that may be covered by Options or SARs that are granted to any one Participant during any one calendar-year period shall be 500,000 shares. For purposes of this Section 3(b)(i), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Common Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Common Stock shall be counted as covering only one share of Common Stock for purposes of applying the limitations of this Section 3(b)(i).

(ii)	Full Value Awards. For Full Value Awards, no more than 500,000 shares of Common Stock may be delivered pursuant to such Awards granted to any one Participant during

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any one calendar-year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided that Awards described in this Section 3(b)(ii) shall be subject to the following:

(1)
If the Awards are denominated in Common Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Common Stock, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of shares of Common Stock into cash.

(2)
If delivery of Common Stock or cash is deferred until after the Common Stock has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the Common Stock is earned shall be disregarded.

(iii)
Cash Incentive Awards. For Cash Incentive Awards, the maximum amount payable to any Participant with respect to any twelve month Performance Period shall equal $10,000,000 (pro rated for Performance Periods that are greater or lesser than twelve months); provided that Awards described in this Section 3(b)(iii) shall be subject to the following:

(1)
If the Awards are denominated in cash but an equivalent amount of Common Stock is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into Common Stock.

(2)
If delivery of Common Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

4.	Administration of the Plan

(a)
General. The Plan shall be administered by a Committee of the Board of Directors which, for so long as Ambac is subject to Section 16 of the Exchange Act, shall consist of two or more persons, each of whom qualifies as a “non-employee director” (within the meaning of Rule 16b-3 promulgated under Section 16 of the Exchange Act) and as “independent” within the meaning of any applicable stock exchange listing rules or similar regulatory authority. The Committee shall, consistent with the terms of the Plan, from time to time designate those employees and consultants of the Company and members of the Board of Directors who shall be granted Awards under the Plan and the amount, type and other terms and conditions of such Awards. All of the powers and responsibilities of the Committee under the Plan may be delegated by the Committee to any subcommittee thereof and the Committee may from time to time authorize a subcommittee consisting of one or more members of the Board of Directors (including members who are employees of the Company) or employees of the Company to grant Awards, subject to such restrictions and limitation as the Committee may specify and to the requirements of Delaware General Corporation Law Section 157.

(b)
Authority. The Committee shall have full discretionary authority to administer the Plan, including discretionary authority to interpret and construe any and all provisions of the Plan and the terms of any Award (and any agreement evidencing the grant of any Award) granted hereunder and to adopt and amend from time to time such rules and regulations for the administration of the Plan as the Committee may deem necessary or appropriate. The Committee shall have the authority, in its discretion, to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations related to sub-plans established for the purpose of satisfying applicable

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foreign laws and/or qualifying for preferred tax treatment under applicable foreign tax laws. For purposes of clarity, the Committee may exercise all discretion granted to it under the Plan in a non-uniform manner among Participants. Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.
Without limiting the generality of the foregoing, on or after the date of grant of an Award under the Plan, the Committee may (i) accelerate the date on which any such Award becomes vested, exercisable or transferable, as the case may be, (ii) extend the term of any such Award, including, without limitation, extending the period following a termination of a Participant’s employment or service during which any such Award may remain outstanding, (iii) waive any conditions to the vesting, exercisability or transferability, as the case may be, of any such Award, or (iv) provide for the payment of dividends or dividend equivalents with respect to any such Award; provided, however, that no dividend or dividend equivalents shall be granted with respect to an Option or SAR; provided, further, that any dividends payable, or dividend equivalents credited, with respect to an Award shall not vest or become payable unless and until the Award to which the dividends or dividend equivalents correspond becomes vested.

(c)
Deferrals. The Company shall pay any amount payable with respect to an Award in accordance with the terms of such Award, provided that the Committee may, in its discretion, defer the payment of amounts payable with respect to an Award subject to and in accordance with the terms of a Deferred Compensation Plan.

(d)
Indemnification. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his or her own fraud or willful misconduct; nor shall the Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a Director or employee of the Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by Ambac against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

5.	Eligibility
The Persons who shall be eligible to be selected by the Committee from time to time to receive Awards pursuant to the Plan shall be those Persons (a) who are common law employees and consultants of, or who render services directly or indirectly to, the Company or (b) who are members of the Board of Directors. Each Award (other than a Cash Incentive Award) granted under the Plan shall be evidenced by an instrument in writing (including electronic form) in form and substance approved by the Committee.

6.	Options and Stock Appreciation Rights
The Committee may from time to time grant Options and/or SARs, subject to the terms and conditions of the Plan, including those set forth in this Section 6.

(a)
Exercise Price. The exercise price per share of Common Stock covered by any Option or SAR shall be not less than 100% of the Fair Market Value of a share of Common Stock on the date on which such Option or SAR is granted.

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(b)	Term and Exercise of Options and SARs.

(i)
Vesting. Each Option or SAR shall become vested and exercisable on such date or dates, during such period and for such number of shares of Common Stock as shall be determined by the Committee on or after the date such Option or SAR is granted and set forth in the agreement evidencing the grant of such Option or SAR; provided, however, that no Option or SAR shall be exercisable after the expiration of ten (10) years from the date such Option or SAR is granted; and, provided, further, that each Option or SAR shall be subject to earlier termination, expiration or cancellation as provided in the Plan or in the agreement evidencing the grant of such Option or SAR.

(ii)
Exercise. The terms and conditions relating to exercise of an Option or SAR shall be established by the Committee to the extent not inconsistent with the Plan. Except as provided by the Committee, and Option or SAR may be exercised in whole or in part. The partial exercise of an Option or SAR shall not cause the expiration, termination or cancellation of the remaining portion thereof. No Option or SAR may be exercised by a Participant prior to the date on which it is exercisable (or vested) or after the expiration date applicable thereto. An Option or SAR shall be exercised by such methods and procedures as the Committee determines from time to time, including without limitation through net physical settlement or other method of cashless exercise.

(c)
Effect of Termination of Employment or Other Relationship. The agreement evidencing the grant of each Option or SAR shall specify the consequences with respect to such Option or SAR of the termination of the employment or other service between the Company and the Participant holding the Option or SAR.

(d)
Additional Terms for ISOs. The aggregate Fair Market Value (determined as of the date of grant of the ISOs) of the number of shares of Common Stock with respect to which ISOs are exercisable for the first time by any Participant during any calendar year under all plans of the Company shall not exceed $100,000, or such other maximum amount as is then applicable under Section 422 of the Code. Any Option or a portion thereof that is designated as an ISO that for any reason fails to meet the requirements of an ISO shall be treated hereunder as a non-qualified Option. No ISO may be granted to a Person who, at the time of the proposed grant, owns (or is deemed to own under the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of common stock of the Company unless (i) the exercise price of such ISO is at least one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock at the time such ISO is granted and (ii) such ISO is not exercisable after the expiration of five years from the date it is granted. ISOs may not be granted under the Plan more than ten (10) years after the date of the adoption of the Plan by the Board of Directors.

(e)
No Re-Pricing. Except for either adjustments pursuant to Section 11 (relating to the adjustment of shares), or reductions of the exercise price approved by Ambac’s stockholders, the exercise price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to Ambac as consideration for the grant of a replacement Option or SAR with a lower exercise price or a Full Value Award. Except as approved by Ambac’s stockholders, in no event shall any Option or SAR granted under the Plan be surrendered to Ambac in consideration for a cash payment if, at the time of such surrender, the exercise price of the Option or SAR is greater than the then current Fair Market Value of a share of Common Stock. In addition, no repricing of an Option or SAR shall be permitted without the approval of Ambac’s stockholders if such approval is required under the rules of any stock exchange on which Common Stock is listed.

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(f)	No Obligation to Exercise. The grant to a Participant of an Award shall impose no obligation upon such Participant to exercise such Award.

7.	Full Value Awards
The Committee may grant equity awards, equity-based or equity-related awards not otherwise described herein (“Full Value Awards”) in such amounts and subject to such terms and conditions as the Committee shall determine. Without limiting the generality of the preceding sentence, each such Full Value Award may (a) involve the transfer of actual shares of Common Stock to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of shares of Common Stock, (b) be subject to performance-based and/or service-based conditions, and/or (c) be designed to comply with applicable laws of jurisdictions other than the United States; provided, that each Full Value Award shall be denominated in, or shall have a value determined by reference to, a number of shares of Common Stock that is specified at the time of the grant of such Award.

8.	Cash Incentive Awards
The Committee may grant Cash Incentive Awards under the Plan subject to terms and conditions determined by the Committee in its sole discretion, provided that such terms and conditions are consistent with the terms and conditions of the Plan. Cash Incentive Awards may be settled in cash or in other property, including shares of Common Stock, provided that the term “Cash Incentive Award” shall exclude any Option, SAR or Full Value Award.

9.	Performance-Based Awards
The Committee may grant Performance-Based Awards to Participants subject to the terms of the Plan and any applicable award agreement. A Performance-Based Award granted under the Plan (i) may be denominated or payable in cash, shares of Common Stock, other securities, other Awards or other property and (ii) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such Performance Periods as the Committee shall establish. Subject to the terms of the Plan and any applicable award agreement, the performance goals to be achieved during any Performance Period, the length of any Performance Period, the amount of any Performance-Based Award granted, the amount of any payment or transfer to be made pursuant to any Performance-Based Award and any other terms and conditions of any Performance-Based Award shall be determined by the Committee.

10.	Minimum Vesting Requirements
No Award (or portion of any Award) granted under the Plan shall become exercisable or vested prior to the one-year anniversary of the grant date of such Award; provided, however, that such restriction shall not apply to Awards granted under the Plan with respect to the number of shares of Common Stock which, in the aggregate, does not exceed five percent (5%) of the Share Limit (subject to adjustment under Section 11). This Section 10 shall not restrict the right of the Committee to provide for the acceleration or continuation of the vesting or exercisability of an Award upon or after a termination of employment or service or otherwise, including, without limitation, as a result of a termination without Cause, death, disability, retirement or constructive termination.

11.	Adjustment Upon Certain Changes
In the event of a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination, or other corporate transaction that affects the Common Stock such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of Awards under the Plan, the Committee shall, in the manner it determines equitable in its sole

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discretion, (a) adjust the number and kind of shares which may be delivered under the Plan (including adjustments to the number and kind of shares (or cash values) that may be granted to an individual during any specified time as described in Section 3(b); (b) adjust the number and kind of shares subject to outstanding Awards; (c) adjust the exercise price of outstanding Options and SARs; and (d) make any other adjustments that the Committee determines to be equitable (which may include, without limitation, (i) replacement of Awards with other Awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (ii) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of value of the shares of Common Stock subject to the Option or SAR at the time of the transaction over the exercise price).

12.	Change in Control in which Awards are not Assumed
Except as otherwise provided in the applicable award agreement, in another agreement with the Participant, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are not being assumed, continued, or substituted for, the following provisions shall apply to such Award, to the extent not assumed, continued, or substituted for:

(a)
Immediately prior to the occurrence of such Change in Control, in each case with the exception of Performance-Based Awards, which are subject to Section 12(b), all outstanding Options, SARs and Full Value Awards shall be deemed to have vested, and all shares of Common Stock and/or cash subject to such Awards shall be delivered; and either or both of the following two (2) actions shall be taken:

(i)
At least fifteen (15) days prior to the scheduled consummation of such Change in Control, all Options and SARs outstanding hereunder shall become immediately exercisable and shall remain exercisable for a period of fifteen (15) days. Any exercise of an Option or SAR during this fifteen (15)-day period shall be conditioned upon the consummation of the applicable Change in Control and shall be effective only immediately before the consummation thereof, and upon consummation of such Change in Control, all outstanding but unexercised Options and SARs shall terminate, with or without consideration (including, without limitation, consideration in accordance with clause (ii) below) as determined by the Committee in its sole discretion. The Committee shall send notice of an event that shall result in such a termination to all Persons who hold Options and SARs not later than the time at which the Company gives notice thereof to its stockholders; and/or

(ii)
The Committee may elect, in its sole discretion, to cancel any outstanding Options, SARs, and/or Full Value Awards and pay or deliver, or cause to be paid or delivered, to the holder thereof an amount in cash or securities having a value (as determined by the Committee acting in good faith), in the case of Full Value Awards (for shares of Common Stock subject thereto), equal to the formula or fixed price per share paid to holders of shares of Common Stock pursuant to such Change in Control and, in the case of Options or SARs, equal to the product of the number of shares of Common Stock subject to such Options or SARs multiplied by the amount, if any, by which (x) the formula or fixed price per share paid to holders of shares of Common Stock pursuant to such transaction exceeds (y) the exercise price applicable to such Options or SARs.

(b)
For Performance-Based Awards, (i) if less than half of the Performance Period has elapsed, then such Performance-Based Awards shall be treated as though target performance has been achieved, and (ii) if at least half of the Performance Period has elapsed, then actual performance to date shall be determined as of a date reasonably proximal to the date of the consummation of the

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Change in Control, as determined by the Committee in its sole discretion, and that level of performance thus determined shall be treated as achieved immediately prior to occurrence of the Change in Control. For purposes of clause (ii) of the preceding sentence, if, based on the discretion of the Committee, actual performance is not determinable, the Performance-Based Awards shall be treated as though target performance has been achieved. After application of this Section 12(b), if any Awards arise from application of this Section 12(b), such Awards shall be settled under the applicable provision of Section 12(a).

(c)	Cash Incentive Awards shall be governed by the terms of the applicable award agreement.

13.	Change in Control in which Awards are Assumed
Except as otherwise provided in the applicable award agreement, in another agreement with the Participant, or as otherwise set forth in writing, upon the occurrence of a Change in Control in which outstanding Awards are being assumed, continued, or substituted for, the following provisions shall apply to such Award, to the extent assumed, continued, or substituted for:

(a)
The Plan and the Awards granted under the Plan shall continue in the manner and under the terms so provided in the event of any Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Awards, or for the substitution for such Awards of new stock options, stock appreciation rights, phantom stock, restricted stock, restricted stock units, performance shares, performance share units or deferred share units relating to the securities of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and exercise prices of options and stock appreciation rights.

(b)
In the event a Participant’s Award is assumed, continued, or substituted upon the consummation of any Change in Control and the Participant’s employment is terminated by the Company (or its successor) without Cause within the twelve (12)-month period following the consummation of such Change in Control, the Participant’s Award will become fully vested as of such termination and may be exercised in full, to the extent applicable, beginning on the date of such termination and for the one-year period immediately following such termination or for such longer period as the Committee shall determine (but in no event later than the original expiration date of the Award).

14.	Rights Under the Plan

(a)
Rights as Stockholder. No Person shall have any rights as a stockholder with respect to any shares of Common Stock covered by or relating to any Award until the date of the issuance of such shares on the books and records of Ambac. Except as otherwise expressly provided in Section 11 hereof, no adjustment of any Award shall be made for dividends or other rights for which the record date occurs prior to the date of such issuance. Nothing in this Section 14 is intended, or should be construed, to limit the authority of the Committee to cause the Company to make payments based on the dividends that would be payable with respect to any share of Common Stock if it were issued or outstanding, or from granting rights related to such dividends, subject to Section 4(b).

(b)
No Separate Fund. The Company shall not have any obligation to establish any separate fund or trust or other segregation of assets to provide for payments under the Plan. To the extent any person acquires any rights to receive payments hereunder from the Company, such rights shall be no greater than those of an unsecured creditor.

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15.	No Special Employment Rights; No Right to Award
Nothing contained in the Plan or any agreement evidencing the grant of any Award shall confer upon any Participant any right with respect to the continuation of his or her employment by or service to the Company or interfere in any way with the right of the Company at any time to terminate such employment or service or to increase or decrease the compensation of the Participant from the rate in existence at the time of the grant of an Award. No person shall have any claim or right to receive an Award hereunder. The Committee’s granting of an Award to a Participant at any time shall neither require the Committee to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Committee from making subsequent grants to such Participant or any other Participant or other person.

16.	Securities Matters

(a)
No Registration Obligation. Ambac shall be under no obligation to effect the registration pursuant to the Securities Act of any shares of Common Stock to be issued hereunder or to effect similar compliance under any state or local laws. Notwithstanding anything herein to the contrary, Ambac shall not be obligated to cause to be issued any shares of Common Stock pursuant to the Plan unless and until Ambac is advised by its counsel that the issuance of such shares is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. The Committee may require, as a condition to the issuance of shares of Common Stock pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that any certificates representing such shares bear such legends, as the Committee deems necessary or desirable.

(b)
Compliance with Securities Laws. The exercise of any Option or SAR granted hereunder or the settlement of any other Award granted hereunder shall only be effective at such time as counsel to Ambac shall have determined that the issuance of shares of Common Stock pursuant to such exercise or settlement is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which shares of Common Stock are traded. Ambac may, in its sole discretion, defer the effectiveness of an exercise of an Option or SAR or the issuance of shares of Common Stock pursuant to any Award pending or to ensure compliance under federal, state or local securities laws. Ambac shall inform the Participant in writing of its decision to defer the effectiveness of the exercise of an Option or SAR or the issuance of shares of Common Stock pursuant to any Award. During the period that the effectiveness of the exercise of an Option or SAR has been deferred, the Participant may, by written notice, withdraw such exercise and obtain the refund of any amount paid with respect thereto.

17.	Withholding Taxes
All Awards and other payments under the Plan are subject to withholding of all applicable taxes. The Company shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes of any kind required by applicable law to be withheld with respect to the vesting of or other lapse of restrictions applicable to an Award or upon the issuance of any shares of Common Stock or payment of any kind upon the exercise of an Option or SAR or pursuant to any other Award. Unless otherwise provided in an award agreement or determined by the Committee at the time a withholding obligation arises, the Company shall satisfy such withholding obligation by withholding shares of Common Stock otherwise issuable to the Participant. The shares of Common Stock so withheld shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Common Stock used to satisfy such withholding obligation shall be determined by the Company as of the date on which the amount of tax to be withheld is to be determined. The maximum number of shares of Common Stock that may be withheld from any Award to satisfy any federal,

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state, or local tax withholding requirements upon the exercise, vesting, or lapse of restrictions applicable to any Award or payment of shares of Common Stock pursuant to such Award, as applicable, may not exceed such number of shares of Stock having a Fair Market Value equal to the minimum statutory amount required by the Company to be withheld and paid to any such federal, state, or local taxing authority with respect to such exercise, vesting, lapse of restrictions, or payment of shares of Common Stock; provided, however, as long as Accounting Standards Update 2016-09 or a similar rule is otherwise in effect, the Committee has full discretion to choose, or to allow a Participant to elect, to withhold a number of shares of Common Stock having an aggregate Fair Market Value that is greater than the applicable minimum required statutory withholding obligation (but such withholding may in no event be in excess of the maximum statutory withholding amount(s) in a Participant’s relevant tax jurisdictions). The Committee may provide in an award agreement that the Participant shall pay in cash to the Company any amount that the Company may reasonably determine to be necessary to satisfy such withholding obligation. The Committee may provide in an award agreement that, subject to the prior approval of the Company, which may be withheld by the Company, in its sole discretion, the Participant may elect to satisfy such withholding obligation, in whole or in part, by delivering to the Company shares of Common Stock already owned by the Participant that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements. The shares of Common Stock so delivered shall have an aggregate Fair Market Value equal to such withholding obligation. The Fair Market Value of the shares of Common Stock used to satisfy such withholding obligation shall be determined by the Company as of the date on which the amount of tax to be withheld is to be determined.

18.	Amendment or Termination of the Plan
The Board of Directors may, at any time, amend or terminate the Plan, and the Board of Directors or the Committee may amend any award agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board of Directors (or the Committee, if applicable); and further provided that adjustments pursuant to Section 11 shall not be subject to the foregoing limitations of this Section 18; and further provided that the provisions of Section 6(e) (relating to Option and SAR repricing) cannot be amended unless the amendment is approved by Ambac’s stockholders; and provided further that, no other amendment shall be made to the Plan without the approval of Ambac’s stockholders if such approval is required by law or the rules of any stock exchange on which the Common Stock is listed.

19.	Clawback/Recoupment
Any Award granted pursuant to the Plan shall be subject to mandatory repayment to the Company by the Participant who holds such Award (i) to the extent set forth in this Plan or an award agreement or (ii) to the extent the Participant is, or in the future becomes, subject to (A) any Company “clawback” or recoupment policy that is adopted, or (B) any law, rule, requirement or regulation which imposes mandatory recoupment, under circumstances set forth in such law, rule, requirement or regulation.

20.	Section 409A

(a)
The Plan and Awards granted thereunder are intended to be exempt from Code Section 409A or to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan will be interpreted and administered to be exempt from or in compliance with Code Section 409A. Notwithstanding any provision of the Plan to the contrary, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6)-month period immediately following the Participant’s “separation from service” (as defined for purposes of Code Section 409A) will instead be paid on the first

Ambac Financial Group, Inc. | B - 13 | 2020 Proxy Statement

payroll date after the six (6)-month anniversary of the Participant’s Separation from Service (or the Participant’s death, if earlier).

(b)
Notwithstanding anything in the Plan to the contrary, in the case of an Award that is characterized as deferred compensation under Code Section 409A, and pursuant to which settlement and delivery of the cash or shares of Common Stock subject to the Award is triggered based on a Change in Control, in no event will a Change in Control be deemed to have occurred for purposes of such settlement and delivery of cash or shares of Stock if the transaction is not also a “change in the ownership or effective control of” AAC or Ambac, or “a change in the ownership of a substantial portion of the assets of” AAC or Ambac, as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). If an Award characterized as deferred compensation under Code Section 409A is not settled and delivered on account of the provision of the preceding sentence, the settlement and delivery shall occur on the next succeeding settlement and delivery triggering event that is a permissible triggering event under Code Section 409A. No provision of this paragraph shall in any way affect the determination of a Change in Control for purposes of vesting in an Award that is characterized as deferred compensation under Code Section 409A.

(c)
To the extent that the Board of Directors determines that a Participant would be subject to the additional twenty percent (20%) tax imposed on certain nonqualified deferred compensation plans pursuant to Code Section 409A as a result of any provision of any Award granted under the Plan, such provision shall be deemed amended to the minimum extent necessary to avoid application of such additional tax. The nature of any such amendment shall be determined by the Board of Directors. Notwithstanding the foregoing, neither the Company nor the Board of Directors or the Committee will have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Code Section 409A, and neither the Company nor the Board of Directors or the Committee will have any liability to any Participant for such tax or penalty.

21.	Parachute Limitations
If any Participant is a Disqualified Individual, then, notwithstanding any other provision of the Plan or of any Other Agreement to the contrary and notwithstanding any Benefit Arrangement, any right of the Participant to any exercise, vesting, payment, or benefit under the Plan shall be reduced or eliminated:

(a)
to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under the Plan, all Other Agreements, and all Benefit Arrangements, would cause any exercise, vesting, payment, or benefit to the Participant under the Plan to be considered a Parachute Payment; and

(b)
if, as a result of receiving such Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under the Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment.

Except as required by Code Section 409A or to the extent that Code Section 409A permits discretion, the Committee shall have the right, in the Committee’s sole discretion, to designate those rights, payments, or benefits under the Plan, all Other Agreements, and all Benefit Arrangements that should be reduced or eliminated so as to avoid having such rights, payments, or benefits be considered a Parachute Payment; provided, however, to the extent any payment or benefit constitutes deferred compensation under Code Section 409A, in order to comply with Code Section 409A, the Company shall instead accomplish such reduction by first reducing or eliminating any cash payments, then by reducing or eliminating any accelerated vesting of Performance-Based Awards, then by reducing or eliminating any accelerated vesting of Options or SARs that do not constitute Performance-Based

Ambac Financial Group, Inc. | B - 14 | 2020 Proxy Statement

Awards, then by reducing or eliminating any accelerated vesting of Full Value Awards that do not constitute Performance-Based Awards, then by reducing or eliminating any other remaining Parachute Payments, in each case with the payments to be made furthest in the future being reduced first.

22.	Transferability
Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, unless otherwise provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this Section 22, to the extent provided by the Committee, Awards may be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. In no event shall an Incentive Stock Option be transferable to the extent that such transferability would violate the requirements applicable to such option under Section 422 of the Code. Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised by the Participant’s designated beneficiary, provided that such beneficiary has been designated prior to the Participant’s death. Each such designation shall revoke all prior designations by the Participant and shall be effective only if given in a form and manner acceptable to the Committee. In the absence of any such effective designation, such Awards may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No transfer by will or the laws of descent and distribution of any Award, or the right to exercise any Award, shall be effective to bind Ambac unless the Committee shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Committee may deem necessary to establish the validity of the transfer and (b) an agreement by the transferee to comply with all the terms and conditions of the Award that are or would have been applicable to the Participant and to be bound by the acknowledgments made by the Participant in connection with the grant of the Award.

23.	Expenses and Receipts
The expenses of the Plan shall be paid by the Company. Any proceeds received by Ambac in connection with any Award will be used for general corporate purposes.

24.	Governing Law
The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of New York without regard to its conflict of law principles.

25.	Effective Date and Term of Plan
The Plan shall be effective as of the Effective Date, subject to the approval of the Plan by Ambac’s stockholders on such date. No Awards may be made under the Plan until Ambac’s stockholders have approved the Plan. Following the Effective Date, no awards shall be made under the Prior Plan. Notwithstanding the foregoing, shares of Common Stock reserved under the Prior Plan to settle awards which are made under the Prior Plan prior to the Effective Date may be issued and delivered following the Effective Date to settle such awards. The Plan shall terminate on the first to occur of (a) the day before the tenth (10th) anniversary of the Effective Date and (b) the date determined in accordance with Section 18. Upon such termination of the Plan, all outstanding Awards shall continue to have full force and effect in accordance with the provisions of the terminated Plan and applicable award agreement (or other documents evidencing such Awards). No Awards shall be granted after such termination of the Plan.

Ambac Financial Group, Inc. | B - 15 | 2020 Proxy Statement

VOTE BY INTERNET	www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, on June 1, 2020, the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE	1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. ET, on June 1, 2020. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Your internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Ambac Financial Group, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

CONTROL NUMBER

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

É THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED	DETACH AND RETURN THIS PORTION ONLY Ê

The Board of Directors recommends a vote "FOR" EACH OF THE NOMINEES IN PROPOSAL 1.

Proposal 1 Election of Director Nominees
(01) Alexander D. Greene	(02) Ian D. Haft	(03) David L. Herzog	(04) Joan Lamm-Tennant
(05) Claude LeBlanc	(06) C. James Prieur	(07) Jeffrey S. Stein

FOR ALL ❑	WITHHOLD ALL ❑	FOR ALL EXCEPT ❑
To withhold your vote for any individual nominee(s), mark "For All Except" box and write the numbers(s) of the nominee(s) on the line below.

The Board of Directors recommends a vote "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.
	For	Against	Abstain
Proposal 2 To approve, on a non-binding advisory basis, the compensation for our named executive officers.	❑	❑	❑
Proposal 3 To ratify the appointment of KPMG as Ambac's independent registered public accounting firm for the fiscal year ending December 31, 2020.	❑	❑	❑
Proposal 4 To approve Ambac's 2020 Incentive Compensation Plan.	❑	❑	❑

NOTE: Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

	Yes	No
Please indicate if you plan to attend this meeting	❑	❑

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

PROXY CARD
YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.
We encourage you to take advantage of Internet or telephone voting.
Both are available 24 hours a day, 7 days a week.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET OR TELEPHONE, MUST BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME,
JUNE 1, 2020, TO BE INCLUDED IN THE VOTING RESULTS.

IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE BRING:

(1) Valid photo identification, such as a driver's license or passport; and (2) Stockholders holding their shares through a broker, bank, trustee, or nominee will need to bring proof of beneficial ownership as of the Record Date of April 7, 2020, such as their most recent account statement reflecting their stock ownership prior to April 7, 2020, a copy of the voting instruction card provided by their broker, bank, trustee, or nominee, or similar evidence of ownership.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Annual Report, Notice & Proxy Statement are available at www.proxyvote.com.

AMBAC FINANCIAL GROUP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS
June 2, 2020

The stockholder(s) hereby appoint(s) each of Stephen M. Ksenak and William J. White, as proxies and hereby authorize(s) either of them to vote, as designated on the reverse side of this proxy card, all of the shares of common stock of AMBAC FINANCIAL GROUP, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting 11:00 AM, Eastern Time on June 2, 2020, and any adjournment or postponement thereof as described herein and, in their discretion, upon such other matters as may properly come before the meeting. The undersigned hereby revokes all proxies previously given.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated April 15, 2020

The shares represented by this Proxy will be voted in accordance with the specification made on the other side. If this Proxy is signed but no specification is made, the shares represented by this Proxy will be voted "FOR" each of the Board of Directors' nominees, "FOR" Proposal 2, "FOR" Proposal 3 and "FOR" Proposal 4. Stephen M. Ksenak and William J. White and each of them individually, in their discretion and judgment, are authorized to vote upon any other matters that may come before the Annual Meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Director's recommendations.

By executing this Proxy, the undersigned hereby revokes all prior proxies that the undersigned has given with respect to the Annual Meeting and any adjournment or postponement thereof.

CONTINUED, AND TO BE SIGNED AND DATED ON THE REVERSE SIDE.